                            _________________________


                           STOCK ACQUISITION AGREEMENT

                         DATED AS OF SEPTEMBER 19, 1995

                                     Between



                     ANCHOR NATIONAL LIFE INSURANCE COMPANY



                                       and



                         ZENITH NATIONAL INSURANCE CORP.



                           With Respect to all of the

                          Outstanding Capital Stock of



                         CALFARM LIFE INSURANCE COMPANY

                            _________________________

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                    ARTICLE 1

                                   DEFINITIONS . . . . . . . . . . . . . . .   1
         1.1   Definitions . . . . . . . . . . . . . . . . . . . . . . . . .   1

                                    ARTICLE 2

                           SALE OF SHARES AND CLOSING. . . . . . . . . . . .   1
         2.1   Purchase and Sale . . . . . . . . . . . . . . . . . . . . . .   1
         2.2   Consideration . . . . . . . . . . . . . . . . . . . . . . . .   2
         2.3   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . .   4
         3.1   Organization of Seller. . . . . . . . . . . . . . . . . . . .   4
         3.2   Authority of Seller . . . . . . . . . . . . . . . . . . . . .   4
         3.3   Organization of the Company . . . . . . . . . . . . . . . . .   4
         3.4   Capital Stock . . . . . . . . . . . . . . . . . . . . . . . .   4
         3.5   Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.6   Conflicts or Violations . . . . . . . . . . . . . . . . . . .   5
         3.7   Books and Records . . . . . . . . . . . . . . . . . . . . . .   6
         3.8   Financial Statements. . . . . . . . . . . . . . . . . . . . .   6
         3.9   Reserves. . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.10  Absence of Changes. . . . . . . . . . . . . . . . . . . . . .   8
         3.11  No Undisclosed Liabilities. . . . . . . . . . . . . . . . . .  10
         3.12  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.13  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.14  Compliance With Laws. . . . . . . . . . . . . . . . . . . . .  12
         3.15  Benefit Plans, ERISA, Employees and Other Employee Matters. .  13
         3.16  Properties. . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.17  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.18  Insurance Issued by the Company . . . . . . . . . . . . . . .  19
         3.19  Threats of Cancellation . . . . . . . . . . . . . . . . . . .  20
         3.20  Licenses and Permits. . . . . . . . . . . . . . . . . . . . .  20
         3.21  Operations Insurance. . . . . . . . . . . . . . . . . . . . .  20
         3.22  Intercompany Liabilities. . . . . . . . . . . . . . . . . . .  21
         3.23  Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . .  21


                                       (i)
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         3.24  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.25  Credit Support. . . . . . . . . . . . . . . . . . . . . . . .  21

                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . .  22
         4.1   Organization of Purchaser and the Designated Affiliates . . .  22
         4.2   Authority of Purchaser and the Designated Affiliates. . . . .  22
         4.3   Conflicts or Violations . . . . . . . . . . . . . . . . . . .  22
         4.4   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.5   Purchase for Investment . . . . . . . . . . . . . . . . . . .  23
         4.6   Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                    ARTICLE 5

                               COVENANTS OF SELLER
         5.1   Regulatory and Other Approvals. . . . . . . . . . . . . . . .  24
         5.2   HSR Filings . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.3   Investigation by the Purchaser. . . . . . . . . . . . . . . .  25
         5.4   No Negotiations, etc. . . . . . . . . . . . . . . . . . . . .  25
         5.5   Conduct of Business . . . . . . . . . . . . . . . . . . . . .  26
         5.6   Financial Statements and Reports. . . . . . . . . . . . . . .  27
         5.7   Investments . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.8   Services Agreement. . . . . . . . . . . . . . . . . . . . . .  28
         5.9   No Charter Amendments . . . . . . . . . . . . . . . . . . . .  28
         5.10  No Issuance of Securities . . . . . . . . . . . . . . . . . .  28
         5.11  No Dividends. . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.12  No Disposal of Property . . . . . . . . . . . . . . . . . . .  29
         5.13  No Breach or Default. . . . . . . . . . . . . . . . . . . . .  29
         5.14  No Indebtedness . . . . . . . . . . . . . . . . . . . . . . .  29
         5.15  No Acquisitions . . . . . . . . . . . . . . . . . . . . . . .  29
         5.16  Intercompany Liabilities. . . . . . . . . . . . . . . . . . .  29
         5.17  Resignations of Directors and Officers. . . . . . . . . . . .  30
         5.18  Books and Records . . . . . . . . . . . . . . . . . . . . . .  30
         5.19  Non-Solicitation; Non-Churning. . . . . . . . . . . . . . . .  30
         5.20  Non-Competition . . . . . . . . . . . . . . . . . . . . . . .  31
         5.21  Group Health Business . . . . . . . . . . . . . . . . . . . .  32
         5.22  Assignment of Agreements. . . . . . . . . . . . . . . . . . .  32
         5.23  Notice and Cure . . . . . . . . . . . . . . . . . . . . . . .  33
         5.24  Provision of Agency Contracts . . . . . . . . . . . . . . . .  33
         5.25  License Agreement . . . . . . . . . . . . . . . . . . . . . .  33
         5.26  Agency Assumption Agreement . . . . . . . . . . . . . . . . .  33
         5.27  Post Closing Cooperation. . . . . . . . . . . . . . . . . . .  33


                                      (ii)

         5.28  Employee Matters. . . . . . . . . . . . . . . . . . . . . . .  33

                                    ARTICLE 6

                             COVENANTS OF PURCHASER
         6.1   Regulatory Approvals. . . . . . . . . . . . . . . . . . . . .  34
         6.2   HSR Filings . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.3   Non-Solicitation. . . . . . . . . . . . . . . . . . . . . . .  35
         6.4   Notice and Cure . . . . . . . . . . . . . . . . . . . . . . .  35
         6.5   Access to Products. . . . . . . . . . . . . . . . . . . . . .  36
         6.6   Assignment. . . . . . . . . . . . . . . . . . . . . . . . . .  36
         6.7   Provision of Life Benefits. . . . . . . . . . . . . . . . . .  36
         6.8   Reimbursement for GAAP Statements . . . . . . . . . . . . . .  36
         6.9   Intercompany Liabilities. . . . . . . . . . . . . . . . . . .  36
         6.10  Employees . . . . . . . . . . . . . . . . . . . . . . . . . .  36

                                    ARTICLE 7

                     CONDITIONS TO OBLIGATIONS OF PURCHASER
         7.1   Representations and Warranties. . . . . . . . . . . . . . . .  37
         7.2   Performance . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.3   Officer's Certificates. . . . . . . . . . . . . . . . . . . .  38
         7.4   HSR Act Approval. . . . . . . . . . . . . . . . . . . . . . .  38
         7.5   No Injunction . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.6   No Proceeding or Litigation . . . . . . . . . . . . . . . . .  38
         7.7   Consents, Authorizations, etc . . . . . . . . . . . . . . . .  39
         7.8   No Adverse Change . . . . . . . . . . . . . . . . . . . . . .  39
         7.9   Opinions of Counsel . . . . . . . . . . . . . . . . . . . . .  39
         7.10  Adequacy of Reserves. . . . . . . . . . . . . . . . . . . . .  39

                                    ARTICLE 8

                       CONDITIONS TO OBLIGATIONS OF SELLER
         8.1   Representations and Warranties. . . . . . . . . . . . . . . .  40
         8.2   Performance . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.3   Officer's Certificates. . . . . . . . . . . . . . . . . . . .  40
         8.4   HSR Act Approval. . . . . . . . . . . . . . . . . . . . . . .  40
         8.5   No Injunction . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.6   No Proceeding or Litigation . . . . . . . . . . . . . . . . .  41
         8.7   Consents, Authorizations, etc . . . . . . . . . . . . . . . .  41
         8.8   Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . .  41
         8.9   Parent Guaranty . . . . . . . . . . . . . . . . . . . . . . .  41


                                      (iii)
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                                    ARTICLE 9

                        SURVIVAL OF PROVISIONS; REMEDIES
         9.1   Survival. . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         9.2   Available Remedies. . . . . . . . . . . . . . . . . . . . . .  42

                                   ARTICLE 10

                                 INDEMNIFICATION
         10.1  Tax Indemnification and Other Tax Matters . . . . . . . . . .  42
         10.2  Other Indemnification . . . . . . . . . . . . . . . . . . . .  47
         10.3  Method of Asserting Claims. . . . . . . . . . . . . . . . . .  48
         10.4  After-Tax Damages; Refunds. . . . . . . . . . . . . . . . . .  49
         10.5  Claims Limitation . . . . . . . . . . . . . . . . . . . . . .  50
         10.6  Assignment of Indemnification . . . . . . . . . . . . . . . .  50

                                   ARTICLE 11

                                   TERMINATION
         11.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . .  50
         11.2  Effect of Termination . . . . . . . . . . . . . . . . . . . .  51

                                   ARTICLE 12

                                     NOTICES
         12.1  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

                                   ARTICLE 13

                                  MISCELLANEOUS
         13.1  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . .  53
         13.2  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         13.3  Public Announcements. . . . . . . . . . . . . . . . . . . . .  53
         13.4  Confidentiality . . . . . . . . . . . . . . . . . . . . . . .  54
         13.5  Further Assurances. . . . . . . . . . . . . . . . . . . . . .  54
         13.6  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         13.7  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         13.8  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .  55
         13.9  No Third Party Beneficiary. . . . . . . . . . . . . . . . . .  55
         13.10 Governing Law . . . . . . . . . . . . . . . . . . . . . . . .  55
         13.11 Binding Effect. . . . . . . . . . . . . . . . . . . . . . . .  55
         13.12 Assignment Limited. . . . . . . . . . . . . . . . . . . . . .  55
         13.13 Headings, Gender, etc . . . . . . . . . . . . . . . . . . . .  55


                                      (iv)
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         13.14 Invalid Provisions. . . . . . . . . . . . . . . . . . . . . .  56
         13.15 Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . .  56


                                  EXHIBIT LIST


Exhibit A                                     Definition of Terms

Exhibit B                                     Transition Services Agreement

Exhibit C                                     Group Health Assumption
                                              Reinsurance Agreement

Exhibit D                                     Assets Transferred

Exhibit E                                     Agreements Assigned

Exhibit F                                     Provision of Life Benefits Under
                                              Group Health Business

Exhibit G                                     Opinions of Seller's Counsel

Exhibit H                                     Opinion of In-House Counsel to
                                              Purchaser

Exhibit I                                     Parent Guaranty


                                       (v)

                           STOCK ACQUISITION AGREEMENT

              THIS STOCK ACQUISITION AGREEMENT ("AGREEMENT") is made and entered into as of September 19, 1995 by and between Anchor National Life Insurance Company, a California corporation (the "PURCHASER"), and Zenith National Insurance Corp., a Delaware corporation (the "SELLER").


                                    PREAMBLE

              WHEREAS, Seller owns all of the issued and outstanding common stock of CalFarm Life Insurance Company, a California corporation (the "COMPANY");

              WHEREAS, the Seller desires to sell and the Purchaser desires to purchase, or to cause one or more Designated Affiliates of the Purchaser to purchase, all of the issued and outstanding shares of common stock of the Company upon the terms and subject to the conditions set forth in this Agreement.

              NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

1.1 DEFINITIONS. The capitalized terms used in this Agreement and not defined herein shall have the meanings specified in EXHIBIT A. Unless the context otherwise requires, such capitalized terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.


                                    ARTICLE 2

                           SALE OF SHARES AND CLOSING

2.1 PURCHASE AND SALE. The Seller agrees to sell to the Purchaser and/or one or more Designated Affiliates, and the Purchaser agrees to purchase, or to cause such Designated Affiliates to purchase, the Shares at the Closing upon the terms and subject to the conditions set forth in this Agreement.

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2.2    CONSIDERATION.

       (a) The consideration for the Shares (the "CONSIDERATION") shall be the sum of (i) $120,000,000 plus (ii) an amount equal to the Actual Net Income for the period commencing January 1, 1996 to but not including the Closing Date. The Consideration (calculated for such purpose by assuming that the Actual Net Income is equal to the Estimated Net Income) shall be payable by Purchaser at the Closing by wire transfer in immediately available federal funds to such bank and account as the Seller may specify by written notice received by the Purchaser at least three Business Days prior to the Closing Date.

       (b) The Consideration shall be adjusted after the Closing Date as follows: (i) if Actual Net Income exceeds Estimated Net Income, the Purchaser shall pay the Seller an amount equal to such excess; and (ii) if Estimated Net Income exceeds Actual Net Income, the Seller shall pay the Purchaser an amount equal to such excess, in either case, together with interest thereon at an annual rate of 8% accruing from the Closing Date to and including the date of payment (the "CONSIDERATION ADJUSTMENT"). Purchaser shall calculate Actual Net Income and, as soon as reasonably practicable, but in any event no later than the date (the "FILING DATE") on which the Company first files with the insurance regulatory authorities in the State of California an Annual Statement or Quarterly Statement that includes financial statements for a period that includes the Closing Date, the Purchaser shall deliver to the Seller a statement (the "CONSIDERATION ADJUSTMENT STATEMENT") setting forth the Actual Net Income and the difference between Actual Net Income and Estimated Net Income, if any. After delivery of the Consideration Adjustment Statement, the Purchaser shall, and shall cause the Company to, provide the Seller with reasonable access to the Company's Books and Records sufficient to permit the Seller to verify the Actual Net Income.

       (c) In the event the Seller believes that the Purchaser's calculation of the Actual Net Income or the Consideration Adjustment is incorrect, the Seller shall have the right to challenge such determination in good faith by giving notice of its objection in writing to the Purchaser within ten Business Days following delivery of the Consideration Adjustment Statement, setting forth in reasonable detail the basis for such objection (the "SELLER'S NOTICE OF OBJECTION"). In the event the Seller and the Purchaser are unable to agree on the resolution of such disagreement within ten Business Days following delivery of the Seller's Notice of Objection to the Purchaser, the Seller and the Purchaser shall resolve such disagreement in accordance with the following procedures. The Purchaser and the Seller shall each select an independent certified public accountant within ten Business Days after delivery of the Seller's Notice of Objection for the purpose of selecting a third independent certified public accountant with a regional or national accounting practice in the life insurance industry (the "MEDIATOR"). Such accountants shall mutually select the Mediator and give a written notice to the Purchaser and the Seller identifying the Mediator, including a written acceptance of such appointment from the Mediator, within twenty Business Days after delivery of the Seller's Notice of Objection. The Mediator shall not have performed services for either the Purchaser or the Seller within the preceding three years and shall not have testified in any dispute in which either the Purchaser or the Seller was involved as a party; provided that the Purchaser and the Seller may waive such restriction in writing if they mutually agree to such waiver. The Purchaser shall promptly deliver to the Mediator the Consideration Adjustment Statement, and the Seller shall promptly deliver to the Mediator the Seller's Notice of Objection. The Mediator shall review the Consideration Adjustment Statement and the Seller's Notice of Objection, and each party shall submit to the Mediator all information reasonably requested by the Mediator to enable the Mediator to independently resolve the issue which is the subject of the objection by the Seller. The Mediator shall issue a written report of its determination in reasonable detail and shall deliver a copy of such report to the Seller and the Purchaser within twenty Business Days following the Mediator's receipt of the Seller's Notice of Objection. The determination made by the Mediator shall be final and binding and may be enforced by any court having jurisdiction. The costs of the Mediator's determination shall be borne by the parties as determined by the Mediator to be fair, just and equitable. Each party shall bear all costs associated with its own appointed independent certified public accountant.

       (d) The Consideration Adjustment, if any, shall be payable by Purchaser or Seller, as the case may be, within 10 Business Days after the final determination of the Consideration Adjustment as provided above (the "CONSIDERATION ADJUSTMENT PAYMENT DATE"). Such payment shall be made by wire transfer in immediately available federal funds to such bank and account as the party entitled to receive such Consideration Adjustment payment may specify by written notice received by the party obligated to make such Consideration Adjustment payment at least three Business Days prior to the Consideration Adjustment Payment Date.

2.3 CLOSING. Subject to the provisions of this Agreement, the Closing of the transactions contemplated by this Agreement, including, without limitation, the consummation of the sale and purchase of the Shares, as provided in SECTION 2.1 hereof and the delivery of the documents and instruments specified in this
SECTION 2.3, will take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 300 South Grand Avenue, Los Angeles, California, at 10:00 a.m., local time, on the Closing Date. At the Closing, the Seller will assign and transfer to the Purchaser or one or more Designated Affiliates, as specified by the Purchaser, good and valid title, and all other rights and interests, in and to the Shares, free and clear of all Liens. To effect such assignment and transfer, the Seller will deliver or cause to be delivered to the Purchaser or its Designated Affiliates certificates representing all the Shares accompanied by duly executed blank stock powers or (at the request of the Purchaser) endorsed in blank for transfer. The Seller will execute and deliver to the Purchaser or any such Designated Affiliate the Shares and such documents and instruments as are required of the Seller under the terms and provisions of this Agreement. All such certificates, stock powers, documents, and instruments will be in form and content reasonably satisfactory to the Purchaser. The Purchaser will pay the Consideration and deliver such documents and instruments as are required of the Purchaser under the terms and provisions of this Agreement. All such documents and instruments will be in form and content reasonably satisfactory to the Seller.


                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

              The Seller hereby represents and warrants to the Purchaser and the Designated Affiliates as follows:

3.1 ORGANIZATION OF SELLER. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has the requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations under this Agreement. The Seller is duly licensed, qualified, or admitted to do business and is in good standing in all jurisdictions in which it is required to be so qualified, licensed or admitted to do business by the laws thereof.

3.2 AUTHORITY OF SELLER. The execution and delivery of this Agreement by the Seller and the performance by the Seller of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement constitutes a valid and binding obligation of the Seller and is enforceable against the Seller in accordance with its terms, except to the extent that enforcement thereof may be limited by or subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

3.3 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of California. The Company is duly licensed, qualified, or admitted to do business and is in good standing in all jurisdictions in which it is required to be so qualified, licensed or admitted to do business by the laws thereof. The Seller has furnished to the Purchaser true and complete copies of the articles of incorporation and the by-laws of the Company, including all amendments thereto.

3.4 CAPITAL STOCK. The authorized capital stock of the Company and the shares issued therefrom, consist solely of the shares of capital stock so listed in SECTION 3.4 OF THE DISCLOSURE SCHEDULE. All issued shares of capital stock are duly authorized, validly issued, outstanding, fully paid, and nonassessable and all such shares of capital stock are owned beneficially and of record as described in SECTION 3.4 OF THE DISCLOSURE SCHEDULE, free and clear of all Liens and Permitted Encumbrances, except for Liens disclosed in SECTION 3.4 OF THE DISCLOSURE SCHEDULE which Liens shall be released at or prior to the Closing. Except as disclosed in SECTION 3.4 OF THE DISCLOSURE SCHEDULE, there are no outstanding securities, obligations, rights, subscriptions, warrants, options, phantom stock rights, or (except for this Agreement) other contracts of any kind that give any Person the right to (a) purchase or otherwise receive or be issued any shares of capital stock of the Company (or any interest therein) or any security or liability of any kind convertible into or exchangeable for any shares of capital stock of the Company (or any interest therein) or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to a holder of the Shares, or any rights to participate in the equity, income, or election of directors or officers of the Company. Except as disclosed in SECTION 3.4 OF THE DISCLOSURE SCHEDULE, there are no contracts or obligations to restructure or recapitalize the Company or to purchase or redeem any capital stock of the Company.

3.5 SUBSIDIARIES. As of the Closing Date, and after giving effect to the transactions contemplated by SECTION 5.21 (which will have been completed prior to the Closing), the Company will have no subsidiaries and will not control (whether directly or indirectly, whether through the ownership of securities or by contract or proxy, and whether alone or in combination with others) any corporation, partnership, business organization, or other Person. Other than the Subsidiary, as of the date hereof, the Company has no subsidiaries and does not control any corporation, partnership, business organization or other Person.

3.6 CONFLICTS OR VIOLATIONS. The execution and delivery of this Agreement by the Seller does not, and the performance by the Seller of its obligations under this Agreement will not:

       (a) subject to obtaining the approvals contemplated by SECTIONS 5.1 and 5.2 and SECTIONS 6.1 and 6.2 hereof, violate any material term or provision of any law or any writ, judgment, decree, injunction, or similar order applicable to the Seller or the Company;

       (b) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions or provisions of the articles or certificate of incorporation or by-laws of the Seller or the Company;

       (c) result in the creation or imposition of any Lien upon the Seller, the Company, or any of their respective Assets and Properties;

       (d) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give to any Person any right of termination, cancellation, acceleration, or modification in or with respect to, any contract to which the Seller or the Company is a party or by which any of their respective Assets or Properties may be bound; or

       (e) require the Seller or the Company to obtain any consent, approval, or action of, or make any filing with or give any notice to, any Person except
(i) as contemplated in SECTION 5.1 or 5.2 hereof, (ii) as disclosed in SECTION 3.6(e) OF THE DISCLOSURE SCHEDULE, (iii) those approvals, actions or notices required with respect to software license agreements in order to perform the Services Agreement, and (iv) those required in connection with transactions contemplated in SECTIONS 5.21 and 5.22;

provided, however, that to the extent that the accuracy of the representations contained in paragraphs (a) and (d) of this SECTION 3.6 is affected by the decision of the United States Supreme Court in JOHN HANCOCK MUTUAL LIFE INSURANCE CO. V. HARRIS TRUST AND SAVINGS BANK, 114 S.Ct. 517 (1993), such representations are made to the knowledge of the Seller.

3.7 BOOKS AND RECORDS. The Seller has furnished to the Purchaser true and complete copies of the minute books and other similar records of the Company which contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of its stockholder, Board of Directors, and each committee thereof. The stock record books of the Company reflect accurately all transactions in its capital stock. The Books and Records of the Company have been maintained in all material respects in accordance with all applicable laws and regulations and with good business and bookkeeping practices.

3.8    FINANCIAL STATEMENTS.

       (a) SAP STATEMENTS. The Seller has previously delivered to the Purchaser true and complete copies of the following SAP Statements:

              (1) Annual Statements of the Company for each of the years ended December 31, 1992, 1993 and 1994 (and the notes, exhibits and schedules relating thereto and any affirmations and certifications filed therewith);

              (2) The audited statements of admitted assets, liabilities, and capital and surplus (statutory basis) of the Company as of December 31, 1993 and 1994, and the related summaries of operations, statements of capital and surplus and cash flow (statutory basis) for the years then ended, together with the notes related thereto; and

              (3) Quarterly Statements of the Company for the first and second quarters of 1995 (and the exhibits and schedules relating thereto).

Each such Annual Statement and Quarterly Statement complied in all material respects with all applicable laws when so filed and were timely filed with all required insurance regulatory authorities. No material deficiencies have been asserted or are otherwise known by Seller with respect thereto. Each such SAP Statement (and the exhibits and schedules relating thereto), including without limitation each statement of assets, liabilities, surplus and other funds (statutory basis) of the Company and each of the summaries of operations, statements of capital and surplus and cash flow (statutory basis) contained in the respective SAP Statement, was prepared in accordance with SAP applied on a consistent basis (except for changes, if any, disclosed therein) and is complete in all material respects, and each such Annual Statement and Quarterly Statement fairly presents (in accordance with SAP) the financial condition of the Company as of the respective dates thereof or its results of operations or cash flows, as the case may be, for and during the respective periods covered thereby.
There were no material liabilities affecting the Company as of December 31, 1994 required in accordance with SAP to be reflected or disclosed in the Annual Statement for the period then ended, or as of June 30, 1995 required in accordance with SAP to be reflected or disclosed in the Quarterly Statement for the period then ended, which are not so reflected or disclosed therein.

       (b) GAAP STATEMENTS. The Seller has previously delivered to the Purchaser the following GAAP Statements: the audited balance sheet of the Company as of December 31, 1991 and the related audited statements of operations, shareholders' equity, and cash flow for the year then ended, together with the notes related thereto; and the unaudited balance sheets of the Company as of December 31, 1992 and 1993 and the unaudited consolidated balance sheets of the Company as of December 31, 1994 and June 30, 1995 and the related unaudited statements of income, shareholders' equity, and cash flow for the periods then ended. Each such GAAP Statement (and, in the case of the audited GAAP Statements, the notes relating thereto) was prepared in accordance with GAAP applied on a consistent basis (except for changes, if any, disclosed therein), and fairly presents (in accordance with GAAP) the financial position of the Company as of the respective dates thereof or the related results of operations, shareholder's equity, or cash flow of the Company for and during the respective periods covered thereby.

3.9    RESERVES.

       (a) Except as disclosed in SECTION 3.9(a) OF THE DISCLOSURE SCHEDULE, all reserves and other liabilities with respect to insurance and annuities and for claims and benefits incurred but not reported ("RESERVE LIABILITIES"), as established or reflected in the SAP Statements of the Company, were determined in accordance with GAAS consistently applied, were fairly stated in accordance with sound actuarial principles, were based on actuarial assumptions that are in accordance with those called for by the provisions of the related insurance and annuity contracts and in the related reinsurance, coinsurance and other similar contracts, meet the requirements of the insurance laws and regulations of the State of California, and are at least as great as the minimum aggregate amounts required for the conduct of business in any other states in which it is licensed. Adequate provision for all such Reserve Liabilities has been made (in accordance with SAP). Adequate provision for all Reserve Liabilities has been made to cover the total amount of all reasonably anticipated matured and unmatured benefits, claims and other liabilities under all insurance and annuity contracts (whether by direct contract, reinsurance or coinsurance obligations). The Company owns assets that qualify as legal reserve assets under applicable Laws in an amount at least equal to all such Reserve Liabilities.

       (b) Except as described in SECTION 3.9(b) OF THE DISCLOSURE SCHEDULE, all reserves and accrued liabilities for estimated losses, settlements, costs and expenses from pending suits, actions and proceedings included in each SAP Statement were determined in accordance with SAP and Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board.

3.10   ABSENCE OF CHANGES.  Since December 31, 1994, except as disclosed in
SECTION 3.10 OF THE DISCLOSURE SCHEDULE or in the Financial Statements delivered to Purchaser pursuant to SECTION 3.8 hereof, (i) there has not been, occurred, or arisen any change in, or any event (including without limitation any damage, destruction, or loss whether or not covered by insurance), condition, or state of facts of any character that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the Business or Condition of the Company (other than an Excluded Asset Event), (ii) the Company has operated only in the ordinary course of business and consistent with past practice, and (iii) (without limiting the generality of the foregoing) there has not been, occurred or arisen:

       (a) any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of the Company, other than a dividend of $500,000 declared and paid after the date hereof and on or immediately prior to the Closing Date, or any direct or indirect redemption, purchase or other acquisition by the Company of any such stock or of any interest in or right to acquire any such stock;

       (b) any issuance, sale or disposition by the Company of any debenture, note, stock or other security issued by the Company, or any material modification or amendment of any right of the holder of any outstanding debenture, note, capital stock or other security issued by the Company;

       (c) any Lien created on or in any of the Assets and Properties of the Company (other than an Excluded Asset Event) or assumed by the Company with respect to any of such Assets and Properties which Lien relates to liabilities individually or in the aggregate exceeding $100,000;

       (d) any prepayment of any liabilities (other than pursuant to any insurance or annuity contract) individually or in the aggregate exceeding $100,000;

       (e) any liability involving the borrowing of money by the Company individually or in the aggregate exceeding $100,000;

       (f) any damage, destruction or loss (whether or not covered by insurance) affecting any of the Assets and Properties of the Company (other than an Excluded Asset Event) which damage, destruction or loss individually or in the aggregate exceeds $100,000;

       (g) any work stoppage, strike, labor difficulty or union organizational campaign (in process or threatened) at or affecting the Company;

       (h) any material change in any underwriting, actuarial, investment, financial reporting, marketing or accounting practice or policy followed by the Company, or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting or any other accounting purposes;

       (i) any payment, discharge, or satisfaction by the Company of any material Lien or liability other than material Liens or liabilities that were paid, discharged, or satisfied in the ordinary course of business and consistent with past practice;

       (j) except for fair value received, in the ordinary course of business and consistent with past practice, any cancellation of any material liability owed to the Company by any other Person;

       (k) any sale, transfer, or conveyance of any investments, or any other Assets and Properties of the Company with an individual book value or with an aggregate book value in excess of $100,000, except in the ordinary course of business and consistent with past practice;

       (l) any amendment, termination, waiver, disposal or lapse of, or other failure to preserve, any material license, permit or other form of authorization of the Company;

       (m) any transaction or arrangement under which the Company paid, loaned or advanced any amount to or in respect of, or sold, transferred, or leased any of its Assets and Properties or any services to (i) any officer or director of the Company or of any Affiliate of the Company (except for payments of salaries and wages in the ordinary course of business, other than bonuses for any non-Company employee, consistent with past practice), (ii) any Affiliate of the Company, or (iii) any business or other Person in which the Company, any such officer or director, or any Affiliate of the Company has any material interest, except for advances made to, or reimbursements of, officers or directors of the Company for travel and other business expenses in reasonable amounts in the ordinary course of business and consistent with past practice;

       (n) any amendment of, or any failure to perform all of its obligations under, or any default under, or any waiver of any right under, or any termination (other than on the stated expiration date) of, any contract that involves or reasonably would involve the annual expenditure or receipt by the Company of more than $100,000 except for actions taken with respect to insurance policies and annuities in force (including, without limitation, reinsurance thereon) in the ordinary course of business and consistent with past practice other than any failure to make payments when due on insurance contracts;

       (o) any amendment to the articles or certificate of incorporation or by-laws of the Company;

       (p) any termination, amendment or entering into by the Company as ceding or assuming insurer of any material reinsurance, coinsurance or other similar contract or any trust agreement or security agreement related thereto;

       (q) any expenditure or commitment for additions to property, plant, equipment or other tangible or intangible capital assets of the Company which exceed $100,000 in the aggregate;

       (r) any introduction by the Company of any insurance or annuity contract or any amendment thereto except in the ordinary course of business or otherwise required or desirable to comply with applicable laws;

       (s) any contract or agreement, written or oral, to take any of the actions set forth in paragraphs (a) through (r) of this SECTION 3.10.

3.11 NO UNDISCLOSED LIABILITIES. Except to the extent reflected or disclosed in the statements of assets, liabilities, surplus and other funds (statutory basis) included in the Financial Statements delivered to Purchaser pursuant to
SECTION 3.8 hereof, and except for liabilities incurred as a result of the conduct of the business since the date thereof in the ordinary course consistent with prior practice or as set forth in SECTION 3.11 OF THE DISCLOSURE SCHEDULE, there are no liabilities or obligations of any kind or nature, absolute, accrued or contingent, of or otherwise affecting the Company that individually or in the aggregate are material to the Business or Condition of the Company (other than an Excluded Asset Event).

3.12 TAXES. Except as disclosed in SECTION 3.12 OF THE DISCLOSURE SCHEDULE (with paragraph references corresponding to those set forth below):

       (a) All Tax Returns required to be filed with respect to the Company have been duly and timely filed, and all such Tax Returns are true and complete in all material respects. The Company (i) has duly and timely paid all Taxes that are due and payable for the periods covered by such Tax Returns and has made all required estimated payments of Taxes sufficient to avoid any penalties for underpayment, or (ii) has duly provided for such Taxes in the Financial Statements. There are no Liens with respect to Taxes (except for Liens with respect to real property Taxes not yet delinquent) upon any of the Assets and Properties of the Company (other than the Excluded Assets). All Federal income taxes owed by the affiliated group referred to in SECTION 3.12(g) of this Agreement have been paid for each taxable period during which the Company was a member of such group, other than any unpaid taxes that, if required to be paid, would not have a material adverse effect on the financial condition of the Seller.

       (b) With respect to any period through June 30, 1995 for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company has made due and sufficient current accruals for such Taxes in accordance with SAP and GAAP, and such current accruals through June 30, 1995 are duly and fully provided for in the Financial Statements of the Company for the period then ended.

       (c) The federal income and state premium Tax Returns of the Company have not been audited or examined by the IRS or relevant state Tax Authority, and the statute of limitations for the federal income Tax Returns for all periods through the respective years specified in SECTION 3.12(c) OF THE DISCLOSURE SCHEDULE has expired. The Company has not been required to file any state, local or foreign income or franchise Tax Returns. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from the Company for any taxable period. The Seller has previously delivered to the Purchaser copies, which are true and complete in all material respects, of each of (i) the most recent audit reports relating to the federal income and state premium Taxes due from the Company for the taxable period subsequent to the Seller's acquisition of the Company and (ii) the federal income and state premium Tax Returns, for each of the last three taxable years, filed by the Company, and Seller has made available to the Purchaser for inspection true and correct copies of such returns, (insofar as such returns relate to the Company) filed by any affiliated, combined or consolidated group of which the Company was then a member.

       (d) No Audit or other proceeding by any court, governmental or regulatory authority, or similar Person is pending or, to the knowledge of Seller, threatened with respect to any Taxes due from the Company or any Tax Return filed by or relating to the Company. To the knowledge of Seller, no assessment of Tax has been formally proposed, orally or in writing, against the Company.

       (e) The Company is not a party to, is not bound by, and has no obligation under, any tax sharing contract and, to the knowledge of Seller, the Company does not have any liability for indemnification of third parties with respect to Taxes or liabilities for Taxes as a transferee.

       (f) The insurance reserves set forth in (A) the 1994 federal income tax return of the Company have been, and (B) the federal income tax return of the Company (i) in respect of the Pre-Closing Straddle Period and (ii) if the Closing Date occurs in 1996, the Company's 1995 taxable year, will be, determined in all material respects in accordance with section 807 or 846 of the Code, as applicable.

       (g) The Company is (and will continue to be on the Closing Date) a member of the affiliated group that files consolidated federal income tax returns with the Seller.

3.13 LITIGATION. Except as disclosed in SECTION 3.13 OF THE DISCLOSURE SCHEDULE (with paragraph references corresponding to those set forth below):

       (a) There are no actions, suits, investigations or proceedings pending, or, to the knowledge of Seller, threatened, against the Seller or its Assets and Properties, at law or in equity, in, before, or by any Person that individually or in the aggregate have materially impaired or would reasonably be expected to materially impair the validity or enforceability of this Agreement, the ability of the Seller to perform its obligations under this Agreement, or the Business or Condition of the Company.

       (b) There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Seller, threatened, and no event, fact or circumstance has arisen or occurred (other than routine claims for benefits under insurance policies and annuities in force, not including any claims for consequential or punitive damages) that may reasonably be expected to result in the commencement of any action, suit, proceeding or investigation, against the Company or to which any of the Company's Assets and Properties is subject at law or in equity, in, before, or by any Person that individually or in the aggregate involves a claim or claims for any injunction or similar relief or for Damages exceeding $100,000 or an unspecified amount of Damages.

        (c) There are no writs, judgments, decrees or similar orders of any Person outstanding against the Company or the Subsidiary that individually or in the aggregate exceed $100,000, and there are no injunctions or similar orders of any Person outstanding against the Company.

3.14 COMPLIANCE WITH LAWS. Except as disclosed in SECTION 3.14 OF THE DISCLOSURE SCHEDULE, the Company has not been and is not in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any law or any writ, judgment, decree, injunction or similar order applicable to it or any of its Assets and Properties, except for violations that are barred by an applicable statute of limitations or disclosed in SECTION 3.14 OF THE DISCLOSURE SCHEDULE. Without limiting the generality of the foregoing, except as disclosed in SECTION 3.14 OF THE DISCLOSURE SCHEDULE:

       (a) Since January 1, 1989, the Company has duly and validly filed or caused to be so filed all material reports, statements, documents, registrations, filings or submissions that were required by law to be filed with any Person; all such filings complied with applicable laws when filed, and no deficiencies have been asserted by any Person with respect to any such filings.

       (b) The Seller has previously delivered to the Purchaser the reports reflecting the results of the three most recent financial examinations of the Company issued by any insurance regulatory authority and all material deficiencies or violations in such reports have been disclosed to Purchaser and resolved to the satisfaction of all applicable insurance regulatory authorities. There have not been any market conduct examinations of the Company during the last six years.

       (c) All outstanding insurance and annuity contracts issued, reinsured or underwritten by the Company are, to the extent required under applicable laws, on forms approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection.

       (d)    (1)   SECTION 3.14 OF THE DISCLOSURE SCHEDULE contains a true and complete list of (i) each master or prototype (as well as any individually designed) pension, profit sharing, defined benefit, Code Section 401(k), and other retirement or employee benefit plan or contract (including, but not limited to, simplified employee pension plans, Code Section

403(a), (b) and (c) annuities, Keogh plans, and individual retirement accounts and annuities) offered or sold by the Company to, or maintained or sponsored for the benefit of any employees of, any other Person, and (ii) each determination letter relating to the creation or amendment of any such plan or contract. Each such plan or contract conforms with, and has been offered, sold, maintained and sponsored in compliance with, all applicable laws.

              (2) The Company does not provide administrative or other contractual services for any plan or contract referenced in SECTION 3.14(d)(1), including, but not limited to, any third party administrative services for an employee welfare benefit plan (as defined in Section 3(1) of ERISA).

              (3) To the extent that the Company maintains any collective or commingled funds or accounts which restrict the Persons who may invest therein to tax-exempt entities or qualified plans, each such fund or account (of which a true and complete list and description is disclosed in SECTION 3.14 OF THE DISCLOSURE SCHEDULE) has been established, maintained and operated in compliance with all applicable laws, and has maintained its tax-exempt status and has no non-qualified plans or trusts or other taxable entities investing within it.

              (4) In addition to the representations and warranties contained in SECTION 3.13 hereof, there are no claims pending, or, to the knowledge of Seller, threatened against the Seller, the Company or any of their respective Assets or Properties, under any fiduciary liability insurance policy issued by or to any of them.

       (e)    (i)   Neither the Company nor, to the knowledge of Seller, any
other Person has used any of the Real Property for the storage, treatment, generation, transportation, manufacture, processing, handling, production, distribution, deposit, burial, use, or disposal of any Hazardous Substance which has created or might create any liability of owners or occupants of the Real Property under, or which would require reporting to a government agency pursuant to, Environmental Laws; (ii) the Company has no liability arising out of or resulting from a Release of any Hazardous Substance on or from any Real Estate;
(iii) the Company has complied in all material respects with all applicable Environmental Laws relating to the Assets and Properties of the Company and the business, activities and processing conducted thereon; (iv) no asbestos or PCB's are contained in or stored on the Real Property or the improvements thereon;
(v) no radon gas is contained in any of such improvements; and (vi) there are no storage tanks located in, on or under the Real Property.

3.15   BENEFIT PLANS, ERISA, EMPLOYEES AND OTHER EMPLOYEE MATTERS.

       (a) LABOR MATTERS. There is no organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim (collectively, "LABOR MATTERS"), pending or to the knowledge of Seller threatened, against or affecting the Company or the Company's Business or Condition. SECTION 3.15(a) OF THE DISCLOSURE SCHEDULE lists each Labor Matter that involves a claim or potential claim of aggregate liability in excess of $100,000 against, or that enjoins or compels or seeks to enjoin or to compel any activity by the Company. There is no representation question or issue respecting employees of the Company.

       (b) EMPLOYEE BENEFIT PLANS, COLLECTIVE BARGAINING AND EMPLOYEE AGREEMENTS, AND SIMILAR ARRANGEMENTS.

              (1) SECTION 3.15(b) OF THE DISCLOSURE SCHEDULE lists all Benefit Plans and, without duplication, all employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements to which the Company is a party or by which it is bound, legally or otherwise, including without limitation (i) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (ii) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to the Company's automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, (iii) any employment agreement, or (iv) any other "employee benefit plan" (within the meaning of ERISA).

              (2) Seller has delivered to Purchaser true and complete copies of all current governing documents and summary plan descriptions with respect to such plans, agreements and arrangements, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing.

              (3) The Company is in compliance with the applicable provisions of ERISA (as amended through the date of this Agreement), the regulations and other published regulatory authorities thereunder, and all other Laws applicable with respect to all Benefit Plans. The Company has performed all of its obligations under all Benefit Plans. To the knowledge of Seller, there are no Actions (other than routine claims for benefits) pending or threatened against such Benefit Plans or their assets, or arising out of such Benefit Plans, and, to the knowledge of Seller, no facts exist which could give rise to any such Actions.

              (4) Except as specified in SECTION 3.15(b) OF THE DISCLOSURE SCHEDULE, each of the Benefit Plans can be terminated by the Company within a period of 30 days following the Closing Date, without payment of any additional compensation or amount or the additional vesting or acceleration of any of the benefits payable thereunder.

       (c)    QUALIFIED PLANS.

              (1) SECTION 3.15(c) OF THE DISCLOSURE SCHEDULE identifies all "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) that are listed in SECTION 3.15(b) OF THE DISCLOSURE SCHEDULE which are also stock bonus, pension or profit-sharing plans within the meaning of
Section 401(a) of the Code.

              (2) Each such plan has been duly authorized by the board of directors of the Company. Each such plan is qualified in form and operation under
Section 401(a) of the Code and each trust under each such plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will or could give rise to disqualification or loss of tax-exempt status of any such plan or trust under such sections. No event has occurred that will or could subject any such plans to tax under Section 511 of the Code. No non-exempt prohibited transaction (within the meaning of Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to any of such plans.

              (3) Seller has delivered to Purchaser for each such plan copies of the following documents: (i) the Form 5500 filed in each of the three most recent plan years, including but not limited to all schedules thereto and financial statements with attached opinions of independent accountants, (ii) the most recent determination letter from the IRS, (iii) the consolidated statement of assets and liabilities of such plan as of its most recent valuation date, and (iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such plan for the most recently ended plan year. The financial statements so delivered fairly present the financial condition and the results of operations of each of such plans as of such dates, in accordance with GAAP.

       (d)    TITLE IV PLANS.

              No plan listed in SECTION 3.15(b) OF THE DISCLOSURE SCHEDULE is a plan subject to Title IV of ERISA.

       (e)    MULTIEMPLOYER PLANS.

              No plan listed in SECTION 3.15(b) OF THE DISCLOSURE SCHEDULE is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA). The Company has not contributed to or had an obligation to contribute to any multiemployer plan since the Seller acquired the Company.

       (f) HEALTH PLANS. All group health plans of the Company and any ERISA Affiliate have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code to the extent such requirements are applicable.

       (g) FINES AND PENALTIES. There has been no act or omission by the Company or any ERISA Affiliate that has given rise to or may give rise to fines, penalties, taxes, or related charges under Section 502(c) or (l) or
Section 4071 of ERISA or Chapter 43 of the Code.

       (h) EMPLOYEES. Prior to the execution of this Agreement, the Seller has delivered to the Purchaser a true and correct list of all of the Company's employees as of the date hereof, indicating the employees that will be transferred to the Seller or an Affiliate of the

Seller prior to the Closing (collectively, "TRANSFERRED EMPLOYEES"). The remainder of the Company's employees are the "RETAINED EMPLOYEES". The above list also sets forth a true and complete description, with respect to each Retained Employee, of such employee's title, annual salary, accrued vacation, and hire date commencing on the earliest date of continuous service with the Company (or its predecessor) or Seller (or any Affiliate of Seller).

3.16 PROPERTIES. Except as disclosed in SECTION 3.16 OF THE DISCLOSURE SCHEDULE (with paragraph references corresponding to those set forth below):

       (a) The Company has good and valid title to all debentures, notes, stocks, securities, and other similar assets that are owned by it, free and clear of all Liens.

       (b) To the knowledge of Seller, (i) none of the mortgage loans held by the Company as of the date hereof, excluding mortgage loans in securitized pools of mortgages not held directly by the Company, or other long term invested assets held by the Company, is or has been at any time since January 1, 1993, in default for more than 60 days as to any payment of interest or principal due thereon or has been amended, modified or restructured to avoid a default thereunder and there is no material impairment of the financial condition of any other party to such loan or asset; (ii) there is no existing circumstance or condition with respect to such loan or asset or any property mortgaged or pledged as collateral for the repayment thereof that would cause such loan or asset to be subject to imminent default or would reasonably be expected, with the passage of time to cause a default; and (iii) there is no valid right of offset, defense or counterclaim to such loan or asset.

       (c) The Company owns good and indefeasible title to, or has a valid leasehold interest in, free and clear of all Liens, all Real Estate (other than the Excluded Assets) currently used in the conduct of its business, operations, or affairs or of a type required to be disclosed in Schedule A of an Annual Statement if owned by the Company. No improvement on any such Real Estate owned by the Company encroaches upon any real property of any other Person and there are no material physical, structural or mechanical defects therein. The Company owns, leases, or has a valid right under contract or otherwise to use adequate means of ingress and egress to, from, and over all such Real Estate.

       (d) Except for the Excluded Assets, the Company owns good and indefeasible title to, or has a valid leasehold interest in or has a valid right under contract to use, all tangible personal property that is used in the conduct of its business, operations, or affairs, or that is carried for value on its books and records, free and clear of all Liens. All such tangible personal property is, except for reasonable wear and tear, in good operating condition and repair and is suitable for its current uses.

       (e) Except as set forth in SECTION 3.16(e) OF THE DISCLOSURE SCHEDULE, the Company has, and immediately after the Closing will have, (i) the exclusive right to use, after the Closing, free and clear of any royalty or other payment obligations, claims of infringement or alleged infringement, or other Liens, all marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights, trade names, and service marks that are used in the conduct of its business, operations, or affairs (of which a true and complete list and description is included in SECTION 3.16(e) OF THE DISCLOSURE SCHEDULE), and (ii) the non-exclusive right to use, after the Closing, free and clear of any royalty or payment obligations, claims of infringement or alleged infringement, or other Liens, the computer software, programs, and similar systems set forth in SECTION 3.16(e) OF THE DISCLOSURE SCHEDULE. The Company is not in conflict with or in violation or infringement of, nor has the Seller or the Company received any notice of any conflict with or violation or infringement of or any claimed conflict with any asserted rights of any other Person with respect to any intellectual property or any material computer software, programs, or similar systems, including without limitation any of such items disclosed in SECTION 3.16(e) OF THE DISCLOSURE SCHEDULE.

3.17 CONTRACTS. SECTION 3.17 OF THE DISCLOSURE SCHEDULE (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following contracts or other documents or arrangements (true and complete copies, or, if none, written descriptions, of which have been provided to the Purchaser, together with all amendments thereto), to which the Company is a party, or by which any of the Assets and Properties of the Company is bound (other than contracts, documents or arrangements relating solely to the Excluded Assets):

       (a) all agency or consultation contracts other than contracts terminable without penalty or other liability (other than liabilities previously accrued thereunder) upon 60 days' or less notice;

       (b) all contracts with any Person containing any provision or covenant limiting the ability of the Company to engage in any line of business or to compete with or to obtain products or services from any Person or, to the knowledge of Seller, limiting the ability of any Person to compete with or to provide products or services to the Company;

       (c) all partnership, joint venture, profit-sharing, or similar contracts with any Person;

       (d) all contracts relating to the borrowing of money by the Company or to the direct or indirect guarantee by the Company of any obligation for borrowed money in excess, individually or in the aggregate, of $100,000 or any other liability in excess, individually or in the aggregate, of $100,000 in respect of indebtedness of any other Person, including without limitation any contract relating to (i) the maintenance of compensating balances that are not terminable by the Company without penalty or other liability upon not more than 60 calendar days' notice, (ii) any line of credit or similar facility, (iii) the payment for property, products, or services of any other Person even if such property, products, or services have not yet been conveyed, delivered, or rendered, or (iv) the obligation to take-or-pay, keep-well, make-whole, or maintain surplus or earnings levels or perform other financial ratios or requirements;

       (e) all leases or subleases of real property used in the business, operations, or affairs of the Company, and all other leases, subleases, or rental or use contracts for which the Company is liable;

       (f) all contracts relating to the future disposition or acquisition by the Company of any Assets and Properties of any Person or of any interest in any business enterprise (other than the disposition or acquisition of investments in the ordinary course of business and consistent with past practice);

       (g) all contracts or arrangements (including without limitation those relating to allocations of expenses, personnel, services, or facilities) with the Seller or any Affiliate of the Seller other than the Company;

       (h) all assumption reinsurance (as the ceding or assuming company), reinsurance, coinsurance, or other similar contracts providing for the transfer or sharing of liabilities with respect to in-force insurance business, and all trust agreements or other security agreements related thereto, indicating, with respect to each such contract (by reinsurer or coinsurer) or security agreement, the information required to be disclosed in Schedule S of an Annual Statement;

       (i) all outstanding proxies, powers of attorney, or similar delegations of authority, except for delegations of authority for the service of process pursuant to applicable insurance or corporate laws;

       (j) all contracts for the provision of administrative, managerial or other services by or for the Company to or from any other Person;

       (k) all contracts for any product, service, equipment, facility, or similar item (other than insurance and annuity contracts and other than reinsurance, coinsurance, and other similar contracts) that by their respective terms do not expire or terminate or are not terminable by the Company, without penalty or other liability, upon not more than 60 days' or less notice;

       (l) all contracts or arrangements pursuant to which any Person guarantees an obligation of the Company, or pursuant to which the Company guarantees any obligation of another Person; and

       (m) all other contracts (other than insurance and annuity contracts or contracts described under clause (a) hereof) that involve the payment or potential payment, pursuant to the terms of such contracts, by or to the Company of more than $100,000 individually or $200,000 in the aggregate (with respect to contracts relating to the same general subject matter) or that are otherwise material to the Business or Condition of the Company.

Each contract disclosed or required to be disclosed in the Disclosure Schedule pursuant to this SECTION 3.17 is in full force and effect and constitutes a valid and binding obligation of the Company, in accordance with its terms, except to the extent that enforcement thereof may be limited by or subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and neither the Company nor, to the knowledge of Seller, any other party to such contract, is currently in violation, breach or default under any such contract or, with or without notice or lapse of time or both, would be in violation or breach of or default under any such contract. On the date hereof, the Seller has delivered to the Purchaser true and complete copies of all policy forms issued by the Company and policy forms for blocks of insurance business acquired by the Company through assumption reinsurance. All reinsurance treaties and agreements set forth in SECTION 3.17 OF THE DISCLOSURE SCHEDULE pursuant to which the Company is the ceding company conform to all applicable laws and regulations of California.

3.18 INSURANCE ISSUED BY THE COMPANY. Except as disclosed in SECTION 3.18 OF THE DISCLOSURE SCHEDULE (with paragraph references corresponding to those set forth below):

       (a) All insurance or annuity contract benefits payable by the Company and, to the knowledge of Seller, by any other Person that is a party to or bound by any reinsurance, coinsurance, or other similar contract with the Company have been paid in accordance with the terms of the insurance, annuity, and other contracts under which they arose, except for such benefits for which there is, in the reasonable opinion of the Seller or the Company, a reasonable basis to contest and all such contested benefits have been disclosed in SECTION 3.18(a) OF THE DISCLOSURE SCHEDULE.

       (b) No outstanding insurance or annuity contract issued, reinsured, or underwritten by the Company entitles the holder thereof or any other Person to receive dividends, distributions, or other benefits based on the revenues or earnings of the Company or any other Person.

       (c) The underwriting standards utilized and ratings applied by the Company and, to the knowledge of Seller, by any other Person that is a party to or bound by any reinsurance, coinsurance, or other similar contract with the Company conform in all respects to industry accepted practices and to the standards and ratings required pursuant to the terms of the respective reinsurance, coinsurance, or other similar contracts.

       (d) Neither Seller nor the Company has received any information which would cause it to believe that there is any material impairment of the financial condition of any other party to any reinsurance, coinsurance, or other similar contracts with the Company.

       (e) To the knowledge of the Seller (i) each insurance agent, at the time such agent wrote, sold, or produced business for the Company was duly licensed as an insurance agent (for the type of business written, sold, or produced by such insurance agent) in the particular jurisdiction in which such agent wrote, sold, or produced such business and (ii) no such insurance agent violated (or with or without notice or lapse of time or both, would have violated) any term or provision of any law or any writ, judgment, decree, injunction, or similar order applicable to the writing, sale, or production of business for the Company, except for violations which have been cured, which have been resolved or settled through agreements with applicable governmental authorities or which are barred by an applicable statute of limitations.

       (f) The treatment under the Code of all currently outstanding insurance annuity or investment policies, plans or contracts, financial products, employee benefit plans, individual retirement accounts, individual retirement annuities, tax-sheltered annuities under Section 403(b) of the Code, or any similar policy, contract, plan or product issued by the Company prior to the Closing Date (an "EXISTING PRODUCT"), is no less favorable to the purchaser, policyholder or intended beneficiaries thereof than the treatment under the Code for which such Existing Products were intended to qualify at the time of their issuance, except for any failure to qualify for such treatment that results from changes to the Code which are effective after the Closing Date.

       (g) All insurance policies and annuities issued by the Company prior to the Closing Date and subsequent to the Seller's acquisition of the Company comply with and have been administered in accordance with all applicable laws and regulations.

3.19 THREATS OF CANCELLATION. Except as disclosed in SECTION 3.19 OF THE DISCLOSURE SCHEDULE, since June 30, 1995, no policyholder, group of policyholder Affiliates, or Persons writing, selling, or producing, either directly or through reinsurance assumed, insurance business that individually or in the aggregate for each such policyholder, group or Person, respectively, accounted for (i) 5% or more of the premium or annuity income (as determined in accordance with SAP) or (ii) 1% of reserves of the Company for the quarterly period ended June 30, 1995, has terminated or, to the knowledge of Seller, threatened to terminate its relationship with the Company.

3.20 LICENSES AND PERMITS. Except as disclosed in SECTION 3.20 OF THE DISCLOSURE SCHEDULE (with paragraph references corresponding to those set forth below) and except with respect to the Excluded Assets:

       (a) the Company owns or validly holds, all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments that are required for its business, operation, and affairs; and

       (b) all such licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments are valid, binding, and in full force and effect.

3.21 OPERATIONS INSURANCE. SECTION 3.21 OF THE DISCLOSURE SCHEDULE contains a true and complete list and description of all casualty, liability, property, workers compensation, directors and officers liability, and other similar insurance contracts that insure the business, operations, or affairs of the Company (other than the Excluded Assets) or affect or relate to the ownership, use, or operations of any of the Company's Assets and Properties (other than the Excluded Assets) and (a) that have been issued to the Company (including without limitation the names and addresses of the insurers and the expiration dates thereof, and coverage thereof) or (b) that are held by the Seller or by any Affiliate of the Seller (other than the Company) for the benefit of the Company. All such insurance is in full force and effect and, to the knowledge of Seller, is with financially sound and reputable insurers and, in light of the respective business, operations, and affairs of the Company is in amounts and provides coverage that are reasonable and customary for Persons in similar businesses. There have been no claims by the Company pending under such policies as to which coverage has been denied or disputed by the underwriters of such policies. All premiums required to be paid thereunder have been paid and no notice of cancellation or termination has been received with respect to any such policy.

3.22 INTERCOMPANY LIABILITIES. Except as reflected in the Financial Statements, or disclosed in SECTION 3.22 OF THE DISCLOSURE SCHEDULE, or provided under SECTION 10.1 of this Agreement, there are no liabilities, contracts or commitments between the Company on the one hand, and the Seller or any other Affiliate of the Seller, on the other, except for the Cost Allocation Agreement and the Tax Sharing Agreement and for liabilities that are incurred on a basis consistent with past practice. Except as disclosed in SECTION 3.22 OF THE DISCLOSURE SCHEDULE, since June 30, 1995, no such intercompany liabilities have been paid, and no settlements of such intercompany liabilities have been made except intercompany liabilities that have been paid or settled on a basis consistent with the Company's past practice.

3.23 BANK ACCOUNTS. SECTION 3.23 OF THE DISCLOSURE SCHEDULE contains (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers, and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading, or other similar relationship and (b) a true and complete list and description of each such account, box, and relationship, indicating in each case the account number and the names of the respective employees of the Seller authorized to transact business with respect thereto.

3.24 BROKERS. Except as disclosed in SECTION 3.24 OF THE DISCLOSURE SCHEDULE, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Seller directly with the Purchaser, without the intervention of any Person on behalf of the Seller in such manner as to give rise to any valid claim by any Person against the Purchaser or the Company for a finder's fee, brokerage commission, or similar payment. Any claims or obligations with respect to all items set forth or required to be set forth in
SECTION 3.24 of the DISCLOSURE SCHEDULE, are the responsibility of and shall be paid by Seller.

3.25   CREDIT SUPPORT.  Since January 1, 1991, except as set forth in
SECTION 3.25 OF THE DISCLOSURE SCHEDULE, neither Seller nor any of its Affiliates have provided any credit support to the Company with respect to obligations to third parties (excluding the Seller and its Affiliates).


                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Seller as follows:

4.1 ORGANIZATION OF PURCHASER AND THE DESIGNATED AFFILIATES. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has the requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations under this Agreement. The Purchaser is duly licensed, qualified, or admitted to do business in all jurisdictions in which the failure to be so licensed, qualified, or admitted, individually or in the aggregate with other such failures, has or would reasonably be expected to materially impair the validity or enforceability of this Agreement or the ability of the Purchaser to perform its obligations under this Agreement. On the Closing Date, each Designated Affiliate will be a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and will have all requisite corporate power and corporate authority to purchase (pursuant to this Agreement) and own the Shares.

4.2 AUTHORITY OF PURCHASER AND THE DESIGNATED AFFILIATES. The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement constitutes a valid and binding obligation of the Purchaser and the Designated Affiliates, if any, and is enforceable against the Purchaser and the Designated Affiliates, if any, in accordance with its terms, except to the extent that enforcement may be limited by or subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law). On the Closing Date, the assumption of all liabilities and obligations of the Purchaser hereunder, and the purchase of the Shares, by each Designated Affiliate will have been duly and validly authorized by all necessary corporate action on the part of such Designated Affiliate.

4.3 CONFLICTS OR VIOLATIONS. The execution and delivery of this Agreement by the Purchaser do not, and the performance by the Purchaser and the Designated Affiliates of their respective obligations under this Agreement will not:

       (a) subject to obtaining the approvals contemplated by SECTIONS 5.1 and 5.2 and

SECTIONS 6.1 and 6.2 hereof, violate any material term or provision of any law or any writ, judgment, decree, injunction, or similar order applicable to the Purchaser or any Designated Affiliate;

       (b) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions, or provisions of the articles or certificate of incorporation, by-laws or other organizational documents of the Purchaser or the articles or certificate of incorporation, by-laws or other organizational documents of any Designated Affiliate;

       (c) result in the creation or imposition of any Lien upon the Purchaser or any Designated Affiliate or any of their respective Assets and Properties that individually or in the aggregate with any other Liens has or would reasonably be expected to materially impair the validity or enforceability of this Agreement or the ability of the Purchaser or any Designated Affiliate to perform its obligations under SECTION 2.2 hereof or to perform, in any material respect, its other obligations under this Agreement;

       (d) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give to any Person any right of termination, cancellation, acceleration, or modification in or with respect to, any contract to which the Purchaser or any Designated Affiliate is a party or by which any of their respective Assets and Properties may be bound and as to which any such conflicts, violations, breaches, defaults, or rights individually or in the aggregate have or would reasonably be expected to materially impair the validity or enforceability of this Agreement or the ability of the Purchaser to perform, in any material respect, its other obligations under this Agreement; or

       (e) require the Purchaser or any Designated Affiliate to obtain any consent, approval, or action of, or make any filing with or give any notice to, any Person except as contemplated in SECTION 6.1 or 6.2 hereof;

provided, however, that to the extent that the accuracy of the representations contained in paragraphs (a) and (d) of this SECTION 4.3 is affected by the decision of the United States Supreme Court in JOHN HANCOCK MUTUAL LIFE INSURANCE CO. V. HARRIS TRUST AND SAVINGS BANK, 114 S.Ct. 517 (1993), such representations are made to the knowledge of the Purchaser.

4.4 LITIGATION. There are no actions, suits, investigations, or proceedings pending against the Purchaser or any of the Designated Affiliates, or, to the knowledge of Purchaser, threatened, and, to the knowledge of Purchaser, no event, fact or circumstance has arisen or occurred that may reasonably be expected to result in any action, suit, investigation or proceeding, against the Purchaser or any Designated Affiliate at law or in equity, in, before, or by any Person, that individually or in the aggregate have materially impaired, or would reasonably be expected to materially impair the validity or enforceability of this Agreement or the ability of the Purchaser to perform its obligations under this Agreement.

4.5 PURCHASE FOR INVESTMENT. The Shares to be acquired under the terms of this Agreement will be acquired by the Purchaser and/or each Designated Affiliate for its own account for the purpose of investment and not for the purpose of a distribution. The Purchaser will, and will cause each Designated Affiliate to, refrain from transferring or otherwise disposing of any of the Shares acquired by it, or any interest therein, in such manner as to violate any registration provision of the Securities Act of 1933, as amended, or of any applicable state securities law regulating the disposition thereof. The Purchaser agrees that the certificates representing the Shares may bear legends to the effect that the Shares have not been registered under the Securities Act of 1933, as amended, or such other state securities Laws and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.

4.6 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser directly with the Seller, without the intervention of any Person on behalf of the Purchaser in such manner as to give rise to any valid claim by any Person against the Seller, the Company or any of the Subsidiaries for a finder's fee, brokerage commission, or similar payment.


                                    ARTICLE 5

                               COVENANTS OF SELLER

              The Seller covenants and agrees with the Purchaser that, at all times before the Closing, the Seller will comply, and will cause the Company to comply, with all covenants and provisions of this ARTICLE 5, and the Seller will comply with those covenants and provisions of this ARTICLE 5 applicable after the Closing Date for the respective periods therein specified, except to the extent the Purchaser may otherwise consent in writing.

5.1 REGULATORY AND OTHER APPROVALS. The Seller will, and will cause the Company to, (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable, all approvals required by any applicable contract of the Seller or the Company to consummate the transactions contemplated hereby, (b) take all reasonable steps necessary or desirable, and proceed diligently and in good faith and use all reasonable efforts to obtain, as promptly as practicable, all approvals, authorizations, and clearances of governmental and regulatory authorities required of the Seller or the Company to permit the Seller to consummate the transactions contemplated hereby, (c) provide such other information and communications to such governmental and regulatory authorities as the Purchaser or such authorities may reasonably request, and (d) cooperate with the Purchaser and each Designated Affiliate in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of governmental or regulatory authorities and others required of the Purchaser or any Designated Affiliate to consummate the transactions contemplated hereby, including without limitation any required approvals of the insurance regulatory authorities in California, but shall, in each case, be under no obligation with respect to costs or conditions thereof that, individually or in the aggregate, are materially burdensome. Seller will, and will cause the Company to, cooperate with the Purchaser in Purchaser's efforts to obtain any required authorizations or approvals of the insurance regulatory authorities in Arizona, provided that all costs thereof shall be paid by the Purchaser.

5.2 HSR FILINGS. The Seller will (a) take promptly all actions necessary to make the filings required of the Seller or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by the Seller or its Affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with the Purchaser in connection with the Purchaser's filings under the HSR Act, and (d) request early termination of the applicable waiting period.

5.3 INVESTIGATION BY THE PURCHASER. The Seller will provide, and will cause the Company to provide, (a) the Purchaser, its lenders, and their respective counsel, accountants, actuaries, and other representatives with access, upon reasonable notice and during normal business hours, to all facilities, employees of the Seller, accountants, actuaries, Assets and Properties, and Books and Records of the Company and will furnish the Purchaser and such other Persons during such period with all such information and data (including without limitation copies of contracts, Benefit Plans, and other Books and Records) concerning the business, operations, and affairs of the Company as the Purchaser or any of such other Persons reasonably may request except to the extent that the disclosure of any such information could result in the waiver of any attorney-client privilege, in which event the Seller shall so advise the Purchaser, and (b) the Purchaser with notice of and full access to all meetings (and all actions by written consent in lieu thereof) of the boards of directors and stockholders of the Company or the Subsidiary involving matters which are not in the ordinary course of business or consistent with past practice of the Company, except such meetings as involve only matters related to the consummation of the transactions contemplated herein.

5.4 NO NEGOTIATIONS, ETC. The Seller will not take, will not permit the Company or any other Affiliate of the Seller to take, and will use commercially reasonable efforts to prevent any other Person acting for or on behalf of any of them, from taking directly or indirectly, any action (a) to seek or encourage any offer or proposal from any Person to acquire any shares of capital stock or any other securities of the Company or, except pursuant to the transfer of the Excluded Assets under SECTION 5.21 hereof, any interests therein or Assets and Properties thereof or interests therein (other than as permitted under Section 5.12), (b) to merge, consolidate, or combine, or to permit any other Person to merge, consolidate or combine, with the Company, (c) to liquidate, dissolve, or reorganize the Company, (d) to acquire or transfer any Assets and Properties of the Company or any interests therein, except as contemplated by the terms of this Agreement (including SECTION 5.12), (e) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent, or conditional) for, or otherwise to attempt to consummate, any such acquisition, transfer, merger, consolidation, combination, or reorganization, or (f) to furnish or cause to be furnished any information with respect to the Company to any Person (other than the Purchaser or any Designated Affiliate or as provided in SECTION 5.3) that the Seller or the Company knows is in the process of attempting or considering any such acquisition, transfer, merger, consolidation, combination, liquidation, dissolution, or reorganization. If the Seller, the Company or any other Affiliate of the Seller receives from any Person (other than the Purchaser or any Designated Affiliate) any offer, proposal or informational request that is subject to this SECTION 5.4, the Seller will promptly advise such Person, by written notice, of the terms of this SECTION 5.4 and will promptly deliver a copy of such notice to the Purchaser.

5.5 CONDUCT OF BUSINESS. The Seller will cause the Company to conduct its business only in the ordinary course and consistent with past practice, except as otherwise provided in this Agreement or except as may be consented to in writing by the Purchaser. Without limiting the generality of the foregoing, the Seller will or will cause the Company to:

       (a) use all commercially reasonable efforts to (i) preserve intact its present business organization, reputation, and policyholder or customer relations, (ii) keep available the services of its key officers, directors, employees engaged in the Company's business, agents, consultants, and other similar representatives, (iii) maintain all licenses, qualifications, and authorizations to do business in each jurisdiction in which it is so licensed, qualified, or authorized, (iv) maintain in full force and effect all material contracts, documents, and arrangements set forth in SECTION 3.17 OF THE DISCLOSURE SCHEDULE hereof, (v) maintain all of its Assets and Properties in good working order and condition, ordinary wear and tear excepted, (vi) continue all current marketing and selling activities relating to its business, operations, or affairs in accordance with its current marketing plan, and (vii) with respect to the Company, maintain at least an "A" rating classification, or its equivalent, assigned by A. M. Best Company, Inc.

       (b) cause the Books and Records of the Company to be maintained in the usual manner and consistent with past practice and not permit a material change in any material underwriting, investment, actuarial, financial reporting, or accounting practice or policy of the Company or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting purposes or for other accounting purposes (including without limitation any practice, policy, assumption, or method relating to or affecting the determination of insurance or annuities in force, premium or investment income, Reserve Liabilities, or operating ratios with respect to expenses, losses, or lapses).

       (c)    (i)   prepare and file all Tax Returns required to be filed prior to or on the Closing Date and (ii) pay all Taxes indicated on such Tax Returns or otherwise due and payable prior to or on the Closing Date, unless such Taxes are being contested in good faith and adequate reserves have been established on the Books and Records.

       (d)    (i)   cause all Reserve Liabilities with respect to insurance and annuity contracts established or reflected in the Books and Records of the Company to be (A) established and reflected on a basis consistent with those Reserve Liabilities and reserving methods followed by the Company in the preparation of the December 31, 1994 Annual Statement and (B) adequate (under GAAS consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, losses, claims, expenses, and other liabilities of the Company under all insurance and annuity contracts pursuant to which the Company has or will have any liability (including without limitation any liability arising under or as a result of any reinsurance, coinsurance, or other similar contract); and (ii) cause the Company to continue to own assets that qualify as legal reserve assets under all applicable insurance laws in an amount at least equal to its Reserve Liabilities.

       (e) use all commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance afforded under the contracts listed in SECTION 3.21 OF THE DISCLOSURE SCHEDULE. Any and all benefits under such contracts paid or payable prior to the Closing with respect to the business, operations, affairs, or Assets and Properties of the Company shall be paid or payable to it.

       (f) cause the Company to continue to comply with all laws applicable to its business, operations, or affairs.

5.6    FINANCIAL STATEMENTS AND REPORTS.

       (a) As promptly as practicable after each calendar quarter and year ending between the date hereof and the Closing Date, the Seller will deliver to the Purchaser true and complete copies of the Annual Statement and Quarterly Statement filed by the Company for each year or quarter then ended.

       (b) As promptly as practicable after each calendar quarter and year ending between the date hereof and the Closing Date, the Seller will deliver to the Purchaser the following GAAP Statements: the unaudited balance sheet of the Company as of the end of such period, and the related unaudited statements of income, shareholders' equity, and cash flows for the period then ended.

       (c) At the written request of the Purchaser and as promptly as practicable prior to the Closing Date, the Seller will deliver to the Purchaser the following GAAP Statements: audited balance sheets of the Company as of December 31, 1992, 1993 and 1994, and the related audited statements of income, shareholders' equity, and cash flows for the years then ended, together with the notes and supplementary schedules related thereto, all in form as would be required for filing in accordance with Regulation S-X of the Securities and Exchange Commission.

       (d) The Seller shall continue to prepare in the ordinary course and shall deliver, as soon as available, to the Purchaser, true and complete copies of such other financial statements (including, but not limited to, quarterly financial statements prepared in accordance with GAAP), reports, or analyses as may be prepared or received by the Seller or any other Affiliate of the Seller and as relate to any of the business, operations, or affairs of the Company, including without limitation normal internal reports which the Company prepares (such as those reflecting monthly net production, cash flow, surrenders, assets under administration, operations expense, head count and claims) and special reports (such as those of financial consultants) but excluding any statements, reports or analyses prepared in connection with any analysis of the transactions contemplated in this Agreement.

5.7 INVESTMENTS. The Company will continue to invest its current and future cash assets in accordance with its policies and guidelines in force on the date hereof. Without limiting the foregoing, the Company will invest its current and future cash assets including any cash from matured and maturing investments, any cash interest payments received, any cash proceeds from the sale of its Assets and Properties, and any other cash funds received by it together with any cash funds currently held by it, exclusively in (i) publicly traded, freely and readily marketable, U.S. government, agency and corporate debt securities rated equal to or better than BBB by Standard & Poor's Corporation or Baa2 by Moody's Investors Service, Inc., having a remaining maturity of not less than five (5) or more than ten (10) years, and (ii) publicly traded, freely and readily marketable, U.S. government, agency or corporate debt securities rated equal to or better than BBB by Standard & Poor's Corporation or Baa2 by Moody's Investors Service, Inc., having a remaining maturity of one (1) year or less; provided that the aggregate book value of all such securities referred to in clause (ii) above held by the Company shall, at no time, be greater than $50,000,000 except
(x) as otherwise required by law, or (y) as required to provide cash (in the ordinary course of business and consistent with past practice) to meet its reasonably anticipated current obligations. The Company will provide the Purchaser with weekly reports showing the above investments in the form prepared by the Company in the ordinary course of its business.

5.8 SERVICES AGREEMENT. At or before the Closing, the Seller or an Affiliate designated therein and approved by Purchaser will enter into a Transition Services Agreement, substantially in the form of EXHIBIT B hereto (the "SERVICES AGREEMENT"), with the Company and will deliver the Services Agreement to the Purchaser at Closing.

5.9 NO CHARTER AMENDMENTS. The Seller will cause the Company to refrain from amending its articles of incorporation or by-laws and from taking any action with respect to any such amendment.

5.10 NO ISSUANCE OF SECURITIES. The Seller will cause the Company to refrain from authorizing or issuing any shares of its capital stock or other equity securities or entering into any contract or granting any option, warrant, or right calling for the authorization or issuance of any such shares or other equity securities, or creating or issuing any securities directly or indirectly convertible into or exchangeable for any such shares or other equity securities, or issuing any options, warrants, or rights to purchase any such convertible securities.

5.11 NO DIVIDENDS. The Seller will cause the Company to refrain from declaring, setting aside, or paying any dividend or other distribution in respect of its capital stock and from directly or indirectly redeeming, purchasing, or otherwise acquiring any of its capital stock or any interest in or right to acquire any such stock, except that the Company may declare and pay a dividend prior to the Closing in an amount of $500,000.

5.12 NO DISPOSAL OF PROPERTY. Except pursuant to SECTIONS 5.21, 5.22 and 5.25 hereof, the Seller will cause the Company to refrain from (a) disposing of any of its Assets and Properties and from permitting any of its Assets and Properties from becoming subject to any Liens, except to the extent any such disposition or any such Lien is made or incurred in the ordinary course of the business and consistent with past practice, (b) selling any part of the Company's in-force insurance business, operations, or other business to any third party (other than sales of insurance products in the ordinary course of business consistent with past practice), (c) entering into any contracts obligating it to administer the insurance operations of any other Person and (d) entering into any contracts permitting any other Person to administer the Company's insurance operations.

5.13 NO BREACH OR DEFAULT. The Seller will cause the Company to refrain from violating, breaching, or defaulting, and from taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a violation, breach, or default, in any way under any material term or provision of any material contract to which it is a party or by which any of its Assets and Properties is or may be bound (other than an Excluded Asset Event).

5.14 NO INDEBTEDNESS. Except for intercompany liabilities that are incurred and paid in the ordinary course of business consistent with past practice, the Seller will cause the Company to refrain from creating, incurring, assuming, guaranteeing, or otherwise becoming liable for, and from canceling, paying, agreeing to cancel or pay, or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, any indebtedness in excess of $100,000, and from waiving any right to receive any direct or indirect payment or other benefit under any indebtedness owing to it.

5.15 NO ACQUISITIONS. The Seller will cause the Company to refrain from (a) merging, consolidating, or otherwise combining or agreeing to merge, consolidate, or otherwise combine with any other Person, (b) acquiring or agreeing to acquire blocks of business or all or substantially all of the Assets and Properties or capital stock or other equity securities of any other Person, or (c) otherwise acquiring or agreeing to acquire control of any other Person.

5.16 INTERCOMPANY LIABILITIES. At least five (5) Business Days prior to the Closing, the Seller will deliver to the Purchaser a complete list and description in reasonable detail

(including a good faith estimate of dollar amounts as of the Closing Date) of all liabilities owed by the Company to Seller or any Affiliate of Seller (the "INTERCOMPANY LIABILITY STATEMENT") which shall have been incurred by the Company in the ordinary course of business on a basis consistent with past practice except that Seller shall not allocate to the Company any portion of any bonuses for any Person that is not an employee of the Company. Within 30 calendar days after the Closing, the Seller will deliver to Purchaser a revised Intercompany Liability Statement with actual dollar amounts as of the Closing Date. Within 30 calendar days of receipt of such revised Intercompany Liability Statement, the Purchaser shall pay, or cause the Company to pay, the amount set forth thereon except as otherwise provided under SECTION 10.1 of this Agreement. Except as provided under this Agreement or disclosed in SECTION 5.16 OF THE DISCLOSURE SCHEDULE, the Company will not enter into any contract or, except as required by any contract disclosed in SECTION 3.17(g) OF THE DISCLOSURE SCHEDULE, engage in any transaction with the Seller or any other Affiliate of the Seller; provided, that Seller shall continue to provide services for the Company consistent with past practice. Except as otherwise specifically provided herein, in a notice from Purchaser to Seller prior to the Closing Date or in SECTION 5.16 OF THE DISCLOSURE SCHEDULE, on the Closing Date the Seller will terminate and will cause its Affiliates to terminate each contract between the Company and the Seller or any other Affiliate of the Seller, including without limitation each contract disclosed in SECTION 3.17(g) OF THE DISCLOSURE SCHEDULE.

5.17   RESIGNATIONS OF DIRECTORS AND OFFICERS; EMPLOYMENT CONTRACTS.

       (a) The Seller will cause all members of the Boards of Directors and all officers of the Company to tender, effective at the Closing, their resignations from such Boards of Directors or from such offices.

       (b) From the date hereof through the Closing Date, unless the Purchaser consents otherwise in writing, the Seller will not enter into or modify any employment contract or grant any material wage or salary increase or grant any "stay-on bonus" or special severance agreement to any employee of the Company.

5.18 BOOKS AND RECORDS. On the Closing Date, the Seller will deliver to the Purchaser or will make available to the Purchaser all Books and Records of the Company at its offices, and, if (at any time after the Closing) the Seller discovers in its possession or under its control any other Books and Records of the Company will forthwith deliver such Books and Records to the Purchaser.

5.19 NON-SOLICITATION; NON-CHURNING. The Seller will refrain and will cause its present and future Affiliates (other than the Company) to refrain from causing or attempting to cause or influence (or assisting any other Person in causing or attempting to cause or influence) (i) any policyholder or customer to replace or terminate any insurance or annuity contract or other investment or financial product issued, reinsured, underwritten, or sold by the Company (except the Group Health Business and related products and contracts) in whole or in part, with products of any other Person at any time, (ii) any reinsurer to terminate or reduce any reinsurance, coinsurance, or other similar contract, or sever a relationship, with the Company at any time, or (iii) subject to the last sentence of SECTION 5.20(a), any agent (including without limitation any insurance agent), consultant, or other similar representative of the Company to resign or sever or reduce a relationship with the Company at any time; provided, however, that any future sales of insurance or annuity products that are (x) issued by any insurance company affiliated with the Purchaser or (y) currently offered by an agent of the Company (provided that Seller does not induce or encourage such agents to sell such products to the detriment of the Company) shall not be deemed to violate the foregoing clause (iii).

5.20   NON-COMPETITION.

       (a) Seller agrees that, after the Closing, the Purchaser and any Designated Affiliate shall be entitled to protect and preserve the goodwill of the Business and Condition of the Company to the maximum extent permitted by law. For these and other reasons and as an inducement to the Purchaser to enter into this Agreement, Seller agrees that neither Seller nor any of its Affiliates subject to its Control shall, directly or indirectly, for its own benefit or as agent for another, for a period of three (3) years after the Closing Date, (except with respect to the life insurance component of the Single Point product) (i) carry on or participate in the ownership, management or control of any present or future business enterprise engaged in the life insurance or annuity business, in any county or city in which the Company's business has been carried on and in which the Purchaser or any Designated Affiliate conducts a similar business after the Closing Date or (ii) offer or sell, or cause to be offered or sold, life insurance or annuity products through Western World Marketing Services, Inc. or its agents or Affiliates or CalFarm Insurance Company or CalFarm Insurance Agency (including its subsidiary Cal-Ag Insurance Services, Inc.) (collectively, the "RESTRICTED ENTITIES"), excluding, with respect to clause (ii), insurance and annuity products that (x) are issued by the Company or any life insurance or annuity company affiliated with the Purchaser or (y) are currently offered by the Restricted Entities (provided that Seller does not induce or encourage the sale of such products to the detriment of the Company). Notwithstanding the foregoing and the terms of clause (iii) of
SECTION 5.19, with respect solely to CalFarm Insurance Agency (including its subsidiary, Cal-Ag Insurance Services, Inc.), the prohibition set forth in clause (ii) of the immediately preceding sentence concerning the offer and sale of life insurance products (specifically excluding annuity products) shall not apply if the Company fails to offer life insurance products similar to those currently offered or there has been a material decline in the Company's level of support and services afforded to agents of CalFarm Insurance Agency or their policyholders from the level thereof prior to the Closing, and if after written notice provided by the Seller to the Purchaser describing in sufficient detail the deficiency involved, the Purchaser fails to take reasonable steps within 30 days to cure such deficiency.

       (b) The provisions of paragraph (a) shall not limit the right of Seller or any of its Affiliates to (i) hold for investment securities of any corporation or limited partnership that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided the aggregate holdings therein of Seller and its Affiliates does not exceed 5% of the outstanding shares or interests therein, or (ii) invest in, own, control or manage Delta Life Corporation; provided that Delta Life Corporation does not offer or sell, or cause to be offered or sold, life insurance or annuity products through any of the Restricted Entities. Notwithstanding the provisions of paragraph (a), if any Person shall merge, consolidate or combine with, or acquire all or substantially all of the assets of, the Seller or if any Person has control of the Seller or any of its Affiliates, such Person may carry on or participate in the ownership, management or control of any present or future business enterprise engaged in the life insurance or annuity business; provided that such Person does not offer or sell, or cause to be offered or sold, life insurance or annuity products through any of the Restricted Entities, except to the extent otherwise permitted under paragraph (a).

       (c) Seller recognizes and agrees that a breach by Seller, or any of its Affiliates subject to its Control, of paragraph (a) above could cause irreparable harm to the Purchaser, that the Purchaser's remedies at law in the event of such breach or threatened breach could be inadequate, and that, accordingly, in the event of such breach or threatened breach, a restraining order or injunction or both may be issued against Seller or any such Affiliate in addition to any other rights and remedies which are available to the Purchaser.

       (d) If the provisions of this Section are more restrictive, as to duration, geographic limitations or scope, than permitted by the laws of any jurisdiction in which the Purchaser or any Designated Affiliate seeks enforcement hereof, it shall be limited to the extent required to permit enforcement under such laws. In particular, the parties intend that the covenants contained in this Section shall be construed as a series of separate and divisible covenants, one for each county and city in which the Company's business has been carried on and in which the Purchaser or any Designated Affiliate conducts a similar business after the Closing Date including, for purposes of the State of California, the counties set forth in SECTION 5.20 OF THE DISCLOSURE SCHEDULE. Except for geographic coverage, each such separate covenant shall be deemed identical in all respects. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Section, then such unenforceable covenant shall be deemed reformed or eliminated for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

5.21 GROUP HEALTH BUSINESS. Immediately prior to the Closing (but in no event prior to the Business Day preceding the Closing Date), the Seller will cause the Group Health Business of the Company to be transferred to the Seller or an Affiliate of Seller (the "Reinsurer") agreed to by Purchaser pursuant to an assumption reinsurance agreement substantially in the form of EXHIBIT C under which the Reinsurer assumes all liabilities relating to or arising from the Group Health Business and the Company transfers to the Reinsurer (i) the securities, real estate interests, computer equipment, office furniture and fixtures and the cash surrender value of life insurance policies and other assets described in EXHIBIT D hereto, and (ii) cash and/or commercial paper equal to the difference between (x) the liabilities of the Group Health Business as of the date of transfer and (y) the aggregate value of the assets set forth on EXHIBIT D (determined as set forth in Exhibit D), shall be paid in cash or commercial paper to the Reinsurer.

5.22 ASSIGNMENT OF AGREEMENTS. Prior to the Closing, the Company will assign to the Seller or CalFarm Insurance Company the agreements and memberships in trade associations set forth on EXHIBIT E hereto and any other contracts and agreements relating to the assets described in EXHIBIT D hereto and such Person shall assume and hold harmless the Company from all liabilities and obligations arising from such agreements and memberships.

5.23 NOTICE AND CURE. The Seller will notify the Purchaser promptly in writing of, and contemporaneously will provide the Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction, or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of the Seller under this Agreement to be breached, or that renders or will render untrue any representation or warranty of the Seller contained in this Agreement as if the same were made on or as of the date of such event, transaction, or circumstance. The Seller also will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant, or agreement made by it in this Agreement.

5.24 PROVISION OF AGENCY CONTRACTS. Not later than 10 Business Days prior to the Closing, the Seller shall provide to the Purchaser all agency contracts of the Company.

5.25 LICENSE AGREEMENT. On or prior to the Closing, the Seller or one of its Affiliates shall enter into an agreement with the Company that is acceptable to the Purchaser and provides for (a) the transfer of all of the Company's rights in and to the name "CalFarm" to the Seller or an Affiliate of the Seller, and
(b) the grant by the Seller, or such Affiliate of the Seller, to the Purchaser and the Company of a worldwide, perpetual, exclusive, royalty-free right to use the name "CalFarm" and all related names, marks, logos and designs in connection with the life insurance and annuity business.

5.26 AGENCY ASSUMPTION AGREEMENT. On or prior to the Closing, the Seller shall cause the Company to enter into an agreement with CalFarm Insurance Agency that is acceptable to the Purchaser, relating to the payment of commissions to agents.

5.27 POST CLOSING COOPERATION. After the Closing, the Seller will provide such commercially reasonable cooperation as the Purchaser may request in connection with any proceeding, investigation, examination, audit, action or other similar matter relating to the Company, its business and operations, including but not limited to, making available to the Purchaser such resources as are within the control of or available to the Seller provided that the Purchaser agrees to reimburse the Seller for any out-of-pocket expenses incurred in connection therewith.

5.28   EMPLOYEE MATTERS.

       (a) Effective as of the Closing, the Company shall cease to be a participating employer under any of the plans identified (or required to be identified) in SECTION 3.15(b) of the Disclosure Schedule under the heading "Employee Benefit Plans" (the "SELLER EMPLOYEE BENEFIT PLANS"), in accordance with the terms of such plans, and the Seller shall take all such action as is necessary, on its part, to effect such cessation of participation and accrual. Except as otherwise provided in SECTION 6.10, the Seller shall assume or retain, as the case may be, all liabilities under the Seller Employee Benefit Plans, including benefits accrued by employees and former employees of the Company prior to the Closing Date. The Seller shall honor or cause its insurance carriers to honor all claims for benefits by an employee of the Company under any of the Seller Employee Benefit Plans that is an Employee Welfare Benefit Plan with respect to claims incurred prior to the Closing. For purposes of clarification, the parties acknowledge and agree that nothing provided in this paragraph (a) shall be deemed to result in the Seller assuming any obligation of the Company under any of the contracts or arrangements identified in SECTION 3.15(b) of the Disclosure Schedule under the headings "Individual Agreements" and "Employment Contract" (collectively, the "INDIVIDUAL EMPLOYEE BENEFIT ARRANGEMENTS").

       (b) The Seller shall assume or retain, as the case may be, all liabilities and obligations whatsoever in connection with, and shall indemnify and hold harmless the Purchaser with respect to, claims made by or on behalf of Transferred Employees relating to severance pay, salary continuation, group health care continuation coverage and similar obligations relating to any termination or alleged termination of employment or coverage on or after the Closing Date, whether by reason of the consummation of the transactions contemplated in this Agreement or otherwise.


                                    ARTICLE 6

                             COVENANTS OF PURCHASER

              The Purchaser covenants and agrees with the Seller that, at all times before the Closing, the Purchaser will comply with all covenants and provisions of this ARTICLE 6 and SECTION 10.1, and the Purchaser will comply with the covenants and provisions of this ARTICLE 6 applicable after the Closing Date for the periods therein specified except to the extent the Seller may otherwise consent in writing.

6.1 REGULATORY APPROVALS. The Purchaser will, or will cause each Designated Affiliate to, (a) take all reasonable steps necessary or desirable, and proceed diligently and in good faith and use all reasonable efforts to obtain, as promptly as practicable, all approvals, authorizations, and clearances of governmental and regulatory authorities required of the Purchaser or such Designated Affiliate to consummate the transactions contemplated hereby, including without limitation any required approvals of the insurance regulatory authorities in

California and Arizona, (b) provide such other information and communications to such governmental and regulatory authorities as the Seller or such authorities may reasonably request, and (c) cooperate with the Seller and the Company in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of governmental or regulatory authorities required of the Seller and the Company to consummate the transactions contemplated hereby, but shall, in each case, be under no obligation with respect to materially burdensome costs or conditions thereof.

6.2 HSR FILINGS. The Purchaser will (a) take promptly all actions necessary to make the filings required of the Purchaser or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by the Purchaser or its Affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with the Seller in connection with the Seller's filings under the HSR Act, and (d) request early termination of the applicable waiting period.

6.3 NON-SOLICITATION. Prior to the Closing Date and for a period of two years after any termination of this Agreement prior to Closing, and, with respect to paragraph (a) below in the event the Closing occurs, for a period of two years after the Closing Date, the Purchaser will refrain and will cause its present and future Affiliates to refrain from directly or indirectly:

       (a) soliciting (other than by means of a general solicitation through any form of mass advertising) any Person who is then an employee of the Seller or any of its Affiliates (other than employees of the Company after the Closing) to become an employee of the Purchaser or one of its Affiliates unless such employee is terminated by the Seller or such Affiliate of the Seller after the Closing Date or resigns voluntarily (without any solicitation from the Purchaser or any of its Affiliates), in which case Purchaser will not solicit any such Person (other than by means of a general solicitation through any form of mass advertising) for a period of one year after the date of such voluntary resignation; and

       (b) utilizing or attempting to utilize any information obtained from Seller or the Company in connection with the transactions contemplated by this Agreement and not otherwise in the possession of Purchaser or the public regarding the Company's policyholders or customers for the purposes of causing or attempting to cause (i) any policyholder or customer to replace or terminate an insurance or annuity contract or other investment or financial product issued, reinsured, underwritten or sold by the Company or any of its subsidiaries in whole or in part, with products of any other Person at any time,
(ii) any reinsurer to terminate any reinsurance, coinsurance, or other similar contract, or sever a relationship, with the Company at any time, or (iii) any agent (including without limitation any insurance agent), consultant, or other similar representative of the Company or any of its subsidiaries to resign or sever a relationship with the Company or any of its subsidiaries at any time.

6.4 NOTICE AND CURE. The Purchaser will notify the Seller promptly in writing of, and contemporaneously will provide the Seller with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction, or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of the Purchaser under this Agreement to be breached, or that renders or will render untrue any representation or warranty of the Purchaser contained in this Agreement as if the same were made on or as of the date of such event, transaction, or circumstance. The Purchaser also will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant, or agreement made by it in this Agreement, whether occurring or arising before or after the date of this Agreement.

6.5 ACCESS TO PRODUCTS. Effective with the Closing, Purchaser agrees to grant to the independent agents of the Company the opportunity for such agents to become licensed to sell the insurance products offered by the Purchaser or certain of its Affiliates through independent agency networks on the same basis and subject to the same standards and qualification requirements as are applicable to other independent agents of the Purchaser or such Affiliates.

6.6 ASSIGNMENT. Notwithstanding any assignment of this Agreement, the Purchaser shall remain liable to perform all obligations required to be performed hereunder and the Designated Affiliate shall specifically agree to be similarly bound.

6.7 PROVISION OF LIFE BENEFITS. After the Closing, the Purchaser shall cause the Company to provide life insurance benefits under insurance plans and policies that comprise the Group Health Business for a period of at least three years after the Closing Date, subject to the satisfaction of any applicable legal requirements, in accordance with the terms and provisions set forth on Exhibit F hereto. The Seller shall cooperate with the Purchaser and the Company in providing information with respect to losses affecting the Group Health Business to the extent such information may relate to the life insurance benefits provided thereunder by the Company. The Seller shall be under no obligation to obtain such life insurance benefits from the Purchaser.

6.8 REIMBURSEMENT FOR GAAP STATEMENTS. The Purchaser shall reimburse the Seller for all costs and expenses incurred after the date hereof in connection with the preparation of audited GAAP Statements if requested by the Purchaser in accordance with SECTION 5.6(c) hereof.

6.9 INTERCOMPANY LIABILITIES. Within 30 calendar days of receipt of the revised Intercompany Liability Statement, the Purchaser shall pay, or cause the Company to pay, all Intercompany Liabilities reflected thereon except as otherwise provided under SECTION 10.1 of this Agreement.

6.10   EMPLOYEES.

       (a) Effective as of the Closing, the Company shall cease to be a participating employer under any of the Seller Employee Benefit Plans, in accordance with the terms thereof, and the Purchaser shall, and shall cause the Company to, cooperate with the Seller and take all actions as are reasonably requested by the Seller to effect such cessation of participation.

       (b) The Purchaser shall take and cause the Company to take, all such actions as are necessary to cause the Retained Employees to be covered as of the Closing under the Purchaser's employee benefit plans, programs, policies and arrangements maintained by the Purchaser for the benefit of similarly situated employees of the Purchaser (the "PURCHASER EMPLOYEE BENEFIT PLANS"); provided that the Purchaser shall use commercially reasonable efforts to provide that any otherwise applicable waiting periods or time or service-based eligibility requirements or exclusions shall be waived with respect to such coverage.

       (c) The Purchaser shall indemnify and hold harmless the Seller with respect to all liabilities and obligations whatsoever in connection with claims made by or on behalf of the Retained Employees relating to the failure of the Company to make payments pursuant to the terms of the Individual Employee Benefit Arrangements and claims made by or on behalf of the Retained Employees relating to severance pay, salary continuation, group health care continuation coverage and similar obligations relating to any termination or alleged termination of employment or coverage on or after the Closing Date, whether by reason of the consummation of the transactions contemplated in this Agreement or otherwise.

       (d) The Purchaser agrees to assume responsibility for giving, or causing the Company to give, all notices required by the U.S. Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN Act"), or any similar state law or regulation, to assume liability for any alleged failure to give any such notice, and to indemnify and hold harmless the Seller and its Affiliates with respect to any and all claims asserted under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" with respect to the Company occurring on or after the Closing Date. For purposes of this Agreement, the Closing Date shall be the "effective date" for purposes of the WARN Act.

6.11 POST CLOSING COOPERATION. After the Closing, the Purchaser will provide such commercially reasonable cooperation as the Seller may request in connection with any proceeding, investigation, examination, audit, action or other similar matter relating to the Company, its business and operations, including but not limited to, making available to the Seller such resources as are within the control of or available to the Purchaser provided that the Seller agrees to reimburse the Purchaser for any out-of-pocket expenses incurred in connection therewith.

                                    ARTICLE 7

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

              The obligations of the Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Purchaser).

7.1 REPRESENTATIONS AND WARRANTIES. On and as of the Closing Date, and giving effect to the transactions described in SECTIONS 5.12, 5.21, 5.22, 5.25 and 5.26 hereof (which will have been consummated prior to the Closing), the representations and warranties made by the Seller in this Agreement, shall be true as if made on and as of the Closing Date, except to the extent any breach thereof, individually or when aggregated with all such breaches, has not and would not reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, the ability of Seller to perform its obligations under this Agreement or on the Business or Condition of the Company.

7.2 PERFORMANCE. The Seller shall have performed or complied in all material respects with all agreements, covenants, obligations, and conditions required by this Agreement to be so performed or complied with by the Seller at or before the Closing, including those specifically referred to elsewhere in this
ARTICLE 7.

7.3 OFFICER'S CERTIFICATES. The Seller shall have delivered to the Purchaser a certificate, dated the Closing Date in form reasonably acceptable to Purchaser and executed by the chief executive officer or chief financial officer of the Seller, certifying (with respect to the Seller and, as appropriate, the Company) that the representations and warranties made by Seller in this Agreement are true as if made on and as of the Closing Date (except for any breach thereof resulting solely from the consummation of the transactions contemplated by and in accordance with the terms of this Agreement) and as to the fulfillment of the conditions set forth in SECTIONS 7.1, 7.2, 7.4, 7.5, 7.6 and 7.8 hereof and setting forth the amount of Estimated Net Income. In addition, the Seller shall have delivered to the Purchaser a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of the Seller, certifying that the Seller has duly and validly taken all corporate action necessary to authorize its execution and delivery of this Agreement and its performance of its obligations under this Agreement, and that the resolutions (true and complete copies of which shall be attached to the certificate) of the Board of Directors of the Seller with respect to this Agreement and the transactions contemplated hereby have been duly and validly adopted and are in full force and effect.

7.4 HSR ACT APPROVAL. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been waived.

7.5 NO INJUNCTION. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any court or similar Person restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

7.6 NO PROCEEDING OR LITIGATION. There shall not be instituted, pending or, to the knowledge of Purchaser or to the knowledge of Seller, threatened, any action, suit, investigation, or other proceeding in, before, or by any court, governmental or regulatory authority, or other Person to restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement or to recover any Damages or obtain other relief as a result of this Agreement or any of the transactions contemplated hereby or as a result of any contract entered into in connection with or as a condition precedent to the consummation hereof, which action, suit, investigation, or other proceeding would, in the reasonable opinion of the Purchaser, result in a decision, ruling, or finding that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of the Seller or the Purchaser to perform its obligations under this Agreement, or on the Business or Condition of the Seller or the Company (other than an Excluded Asset Event). There shall not be in effect on the Closing Date any voluntary or involuntary bankruptcy, receivership, conservatorship, or similar proceeding with respect to any one or more of the Seller or any of its Affiliates, including the Company.

7.7 CONSENTS, AUTHORIZATIONS, ETC. All material orders, consents, permits, authorizations, approvals, and waivers of every Person necessary to permit the Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated hereby and to permit the Purchaser and/or a Designated Affiliate to acquire the Shares pursuant to this Agreement and to preserve the rights, benefits and privileges of the Company in its Assets and Properties (other than the Excluded Assets) (including without limitation any requisite action of the insurance regulatory authorities in California and Arizona, and any other insurance regulatory authorities which have jurisdiction over the transactions contemplated hereby, in each case without the material abrogation or diminishment of the authority or license of the Company or the imposition of material restrictions upon or conditions to the transactions contemplated hereby or on Purchaser or any Designated Subsidiary) shall have been obtained and shall be in full force and effect.

7.8 NO ADVERSE CHANGE. Since the date of the most recent Financial Statements, except as disclosed in SECTION 3.10 OF THE DISCLOSURE SCHEDULE, there shall not have been, occurred, or arisen any change, event (including without limitation any damage, destruction, or loss whether or not covered by insurance), condition, or state of facts of any character that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, the ability of Seller to perform its obligations under this Agreement or the Business or Condition of the Company (other than the Excluded Assets).

7.9 OPINIONS OF COUNSEL. The Seller shall have delivered to the Purchaser the opinions, in form and substance reasonably acceptable to the following counsels and the Purchaser's counsel, dated the Closing Date, of Skadden, Arps, Slate, Meagher & Flom, special counsel to the Seller and John J. Tickner, Senior Vice President of the Seller as to the matters set forth in EXHIBIT G hereto.

7.10 ADEQUACY OF RESERVES. The aggregate amount of Life & Annuity Reserves as of the Closing Date shall not be less than 98% of the aggregate amount of Life & Annuity Reserves shown on the Company's unaudited balance sheet, as of June 30, 1995, prepared in accordance with GAAP (each calculated on a consistent basis), and the Seller's chief financial officer shall have delivered to the Purchaser a certificate confirming the foregoing.


                                    ARTICLE 8

                       CONDITIONS TO OBLIGATIONS OF SELLER

              The obligations of the Seller hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Seller).

8.1 REPRESENTATIONS AND WARRANTIES. On and as of the Closing Date, the representations and warranties made by the Purchaser in this Agreement, shall be true as if made on and as of the Closing Date, except to the extent any breach thereof, individually or when aggregated with all such breaches has not and would not reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of Purchaser to perform its obligations under this Agreement.

8.2 PERFORMANCE. The Purchaser shall have performed or complied in all material respects with all agreements, covenants, obligations, and conditions required by this Agreement to be so performed or complied with by the Purchaser at or before the Closing.

8.3 OFFICER'S CERTIFICATES. The Purchaser shall have delivered to the Seller a certificate, dated the Closing Date in form reasonably acceptable to Seller and executed by the chief executive officer, executive vice president or other senior officer of the Purchaser, certifying (with respect to the Purchaser and, as appropriate, each Designated Affiliate) that the representations and warranties made by the Purchaser in this Agreement are true and correct as if made on and as of the Closing Date (except for any breach thereof resulting solely from consummation of the transactions contemplated by and in accordance with the terms of this Agreement), and as to the fulfillment of the conditions set forth in SECTIONS 8.1, 8.2, 8.4, 8.5 and 8.6 hereof. In addition, the Purchaser shall have delivered to the Seller a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of the Purchaser and each Designated Affiliate, respectively, certifying (as appropriate) that the Purchaser has duly and validly taken all corporate action necessary to authorize its execution and delivery of this Agreement and its performance of its obligations under this Agreement, that each Designated Affiliate has duly and validly taken all corporate action necessary to authorize the assumption of rights, obligations and liabilities of the Purchaser hereunder and the acquisition of the Shares, and that any required resolutions (true and complete copies of which shall be attached to the certificate) of the respective board of directors of the Purchaser or each Designated Affiliate with respect to this Agreement and the transactions contemplated hereby have been duly and validly adopted and are in full force and effect.

8.4 HSR ACT APPROVAL. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been waived.

8.5 NO INJUNCTION. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any court or similar Person restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

8.6 NO PROCEEDING OR LITIGATION. There shall not be instituted, pending or, to the knowledge of Purchaser or knowledge of Seller, threatened, any action, suit, investigation, or other proceeding in, before, or by any court, governmental or regulatory authority, or other Person to restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement or to recover any Damages or obtain other relief as a result of this Agreement or any of the transactions contemplated hereby or as a result of any contract entered into in connection with or as a condition precedent to the consummation hereof, which action, suit, investigation, or other proceeding may, in the reasonable opinion of the Seller, result in a decision, ruling, or finding that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of the Purchaser or the Seller to perform its obligations under this Agreement, or on the Business or Condition of the Seller or the Company (other than the Excluded Assets). There shall not be in effect on the Closing Date any voluntary or involuntary bankruptcy, receivership, conservatorship, or similar proceeding with respect to the Purchaser or any Designated Subsidiary.

8.7 CONSENTS, AUTHORIZATIONS, ETC. All orders, consents, permits, authorizations, approvals and waivers of every Person necessary to permit the Seller to perform its obligations under this Agreement and to consummate the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

8.8 OPINION OF COUNSEL. The Purchaser shall have delivered to the Seller the opinion, in form and substance reasonably acceptable to such counsel and the Seller's counsel, dated the Closing Date, of Lorin M. Fife, Senior Vice President and General Counsel of the Purchaser, as to the matters set forth in EXHIBIT H hereto.

8.9 PARENT GUARANTY. The Guaranty shall be in full force and effect without modification.

                                    ARTICLE 9

                        SURVIVAL OF PROVISIONS; REMEDIES

9.1 SURVIVAL. The representations, warranties, covenants, and agreements made by the Seller and the Purchaser in this Agreement, or in any certificate delivered by the Seller or the Purchaser pursuant to SECTION 7.3 or SECTION 8.3 hereof, respectively, will survive the Closing:

       (a) until the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) in the case of (i) the representations and warranties of the Seller set forth in SECTIONS 3.1 THROUGH 3.4, INCLUSIVE, 3.6, 3.12, 3.14, 3.15, 3.20, and 3.24
hereof, or in any certificate delivered pursuant to SECTION 7.3 hereof (to the extent such certificate refers to such Sections), (ii) the representations and warranties of the Purchaser set forth in ARTICLE 4 hereof, or in any certificate delivered pursuant to SECTION 8.3 hereof, (iii) the covenants of the Seller and Purchaser set forth in SECTIONS 5.18, 5.19, 5.20 and 10.1 and ARTICLES 6 and 13 hereof, and (iv) the indemnification provisions set forth in ARTICLE 10 hereof; and

       (b) until the eighteenth month after the Closing Date in the case of all other representations and warranties of the Seller not specified in SECTION 9.1(a) above.

If a Claim Notice or an Indemnity Notice is given in accordance with SECTION
10.3 hereof before expiration of the applicable time period referenced above, then (notwithstanding such time period) the representation, warranty, covenant, or agreement applicable to such claim shall survive until, but only for purposes of, resolution of such claim.

9.2 AVAILABLE REMEDIES. The rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no breach.

                                   ARTICLE 10

                                 INDEMNIFICATION

10.1   TAX INDEMNIFICATION AND OTHER TAX MATTERS.  Subject to the provisions of
ARTICLE 9 hereof:

       (a) The Seller shall be liable for, shall pay to the appropriate Tax Authorities, and shall hold the Company and the Purchaser harmless against, (i) all Taxes that relate to the Pre-Closing Straddle Period or any other period ending on or before the Closing Date, and (ii) any Tax liability arising under Treasury Regulation section 1.1502-6 or equivalent state law provision as a result of the Company being included in a consolidated, combined or unitary federal or state income or franchise tax return prior to the Closing Date.

       (b) The Purchaser and the Company shall be liable for, shall pay to the appropriate Tax Authorities, and shall hold the Seller harmless against, all Taxes that relate to the Post-Closing Straddle Period or any taxable period that begins after the Closing Date other than any Tax liability referred to in
SECTION 10.1(a)(ii) hereof or for which Seller is responsible pursuant to
SECTION 10.2 hereof.

       (c) Prior to and on the Closing Date, the Company shall continue to make payments of Taxes to the Seller for the Pre-Closing Straddle Period in amounts determined in a manner consistent with the Tax Sharing Agreement. The computation of such Tax payments shall not take into account (and Seller shall indemnify Company against) any Taxes resulting from (i) the transfer of the Excluded Assets, (ii) the section 338(h)(10) election to be made pursuant to
SECTION 10.1(g) of this Agreement, (iii) the Company ceasing to be a member of the affiliated group of the Seller for purposes of section 1504 of the Code, and
(iv) transactions undertaken by the Company in violation of SECTION 5.5 of this Agreement.

       (d) Prior to the due date for any Tax Returns filed with respect to the Pre-Closing Straddle Period, which are to be prepared and filed (or caused to be prepared and filed) by the Seller pursuant to SECTION 10.1(f) of this Agreement, the Seller shall deliver (or cause to be delivered) to the Purchaser a schedule (the "TRUE-UP SCHEDULE") showing (x) the amount of Tax to be reported on such Tax Returns which is attributable to the Company and determined in a manner consistent with the Tax Sharing Agreement, exclusive of (A) any Taxes resulting from (i) the transfer of the Excluded Assets, (ii) the section 338(h)(10) election made pursuant to SECTION 10.1(g) of this Agreement, (iii) the Company ceasing to be a member of the affiliated group of the Seller for purposes of section 1504 of the Code, and (iv) transactions undertaken by the Company in violation of SECTION 5.5 of this Agreement, and (B) in the event Seller breaches a representation, warranty or covenant under this Agreement, any Taxes that would not have been payable had there been no such breach, but only to the extent such Taxes have not been excluded pursuant to clause (A)(i) - (iv) of this SECTION 10.1(d), and (y) the amount of Tax payments previously paid by the Company in respect of the Tax period covered by such Tax Returns (in the case of any particular Tax

Return, the difference between the amount referred to in (x) and (y) immediately above is hereinafter referred to as the "TRUE-UP AMOUNT"). Within 10 Business Days after the delivery of the True-up Schedule, (i) the Purchaser shall pay (or cause the Company to pay) to the Seller the True-up Amount in respect of any underpayment of Tax by the Company and (ii) Seller shall pay to the Purchaser or the Company, the True-up Amount in respect of any overpayment of Tax by the Company. Any such payment shall also include interest, if any, for the period commencing on the date that payment is due under this SECTION 10.1(d) through the date of payment at an annual rate of 8%. The Tax Sharing Agreement, to the extent that such agreement runs between the Seller on the one hand and the Company on the other, shall be terminated on the Closing Date effective as of the date hereof and the only payment obligations running between such parties with respect to Taxes attributable to the Pre-Closing Straddle Period, or any other taxable period ending on or prior to the Closing Date, shall be as set forth in this SECTIONS 10.1 and 10.2.

       Notwithstanding the foregoing, if the Closing Date occurs after December 31, 1995, no payment of the True-up Amount shall be required pursuant to the preceding paragraph of this Section 10.1(d) with respect to Taxes attributable to the period January 1, 1996 through the Closing Date. Instead, the difference between (A) the amount of federal and state Taxes taken into account in computing Actual Net Income (other than Taxes not governed by the Tax Sharing Agreement), and (B) the amount of payments previously paid by the Company to Seller pursuant to Section 10.1(c) in respect of such Taxes, shall be calculated once the computation of Actual Net Income has been finalized pursuant to Section 2.2 of the Agreement. On the Consideration Adjustment Payment Date,
(i) the Purchaser shall pay (or cause the Company to pay) to the Seller the amount by which (A) exceeds (B), or (ii) Seller shall pay to the Purchaser or the Company the amount by which (B) exceeds (A). Any such payment shall also include interest, if any, for the period commencing on the date that payment is due under this paragraph through the date of payment at an annual rate of 8%.

       (e) In the event that the Seller or the Company is or becomes entitled to or receives any refund of Taxes attributable to the Company in respect of the Pre-Closing Straddle Period or any other taxable period ending on or prior to the Closing Date, (i) the Purchaser, the Company and the Seller shall cooperate with each other and take all reasonable actions necessary to obtain such refund and (ii) the amount thereof, plus any interest related thereto shall be (A) the property of (and paid over to) the Seller if it relates to a Tax period ending prior to January 1, 1995, (B) shall be shared equally by the Seller and the Company (or the Purchaser), and paid over to the respective parties, if (x) the Closing Date occurs prior to January 1, 1996 and the refund relates to the Pre-Closing Straddle Period, or (y) the Closing Date occurs after December 31, 1995 and the refund relates to the Tax period ending December 31, 1995, and (C) in the event the Closing Date occurs after December 31, 1995, the property of (and paid over to) the Seller to the extent that it relates to the Pre-Closing Straddle Period commencing January 1, 1996. Notwithstanding the foregoing, any refund of Taxes shall be the property of (and paid over to) the Company if it is reflected in the Financial Statements for periods through June 30, 1995 or if it increases Actual Net Income.

       (f) The Seller shall be responsible for, prepare, and have ultimate discretion with respect to, all Tax Returns required or permitted by applicable law to be filed by the Company (or by the Seller on its behalf) with respect to periods ending on or before the Closing Date and the Purchaser and the Company shall (i) cooperate with the Seller for the purpose of making any election under applicable law to permit the Company to file any short period Tax Return for the taxable period ending on the Closing Date and (ii) provide access to all relevant Books and Records for purposes of preparing such Tax Returns. Unless otherwise required by applicable law and disclosed in writing to the Purchaser by the Seller in advance of the filing of the relevant Tax Return, any Tax Return to be prepared by Seller pursuant to this SECTION 10.1(f) shall be prepared on a basis consistent with past practice and shall not be prepared in a manner calculated to accelerate or defer any income or deductions into any taxable period in order to achieve a result favorable to Seller and detrimental to Purchaser as a result of the transactions contemplated by this Agreement.
The Purchaser shall be given the opportunity to review any such Tax Return prior to the filing of such return with the relevant Tax Authority and the Seller shall consult with the Purchaser in good faith with respect to any issues that the Purchaser may have regarding such Tax Return; provided that the Seller's obligation to consult with the Purchaser pursuant to this SECTION 10.1(f) with respect to Tax Returns for periods ending on or prior to December 31, 1994 shall only apply in the event that such return is reasonably expected to increase materially the Tax liability of the Company for any taxable period beginning on or after January 1, 1995. Notwithstanding anything to the contrary in this
SECTION 10.1(f), the Seller shall have the sole and absolute discretion with respect to the manner in which the implementation of the actuarial guideline referred to in SECTION 3.9(a) of the Disclosure Schedule is reported in the Tax Returns referred to in this SECTION 10.1(f).

       (g) The Purchaser will make, in a timely manner, the election pursuant to section 338(g) of the Code and the Purchaser and Seller will jointly make, in a timely manner, the election pursuant to section 338(h)(10) of the Code (and treat such election as having been made for California tax purposes) with respect to the purchase and sale of Shares contemplated by this Agreement. For purposes of determining the purchase price under this SECTION 10.1(g), the liabilities of the Company shall be equal to the amount of such liabilities for Federal income tax purposes as of the Closing Date. The Purchaser shall have the initial responsibility for the timely preparation of IRS Form 8023, and all supporting statements, schedules, and required information applicable thereto (including an allocation of the purchase price to the Assets and Properties of the Company), and such Form 8023, statements, schedules, and information (the "FORM 8023 PACKAGE") shall be submitted to the Seller for its review no later than 60 Business Days following the Closing Date. Within 30 Business Days after the receipt by the Seller of the Form 8023 Package, the Seller shall notify the Purchaser of any objections or proposed changes. If the Seller has no objections or proposed changes or if the Purchaser and the Seller agree on the resolution of all objections or proposed changes, the Purchaser and Seller shall promptly file Form 8023 and the relevant attachments with the IRS via certified mail with return receipt requested. As soon as practicable thereafter, the Purchaser and Seller shall furnish to each other a photocopy of such certificate of mailing and return receipt. If the Seller and the Purchaser shall fail to reach an agreement with respect to any objection or proposed change within 120 Business Days following the Closing Date, then any disputed objection(s) or proposed change(s) shall be submitted for resolution to an impartial certified public accounting firm of national reputation reasonably acceptable to the Purchaser and the Seller (the "RESOLUTION ACCOUNTANT"). The Purchaser and the Seller shall use reasonable efforts to cause a report of the Resolution Accountant to be rendered within 10 Business Days of its appointment, and the Resolution Accountant's determination as to the appropriateness and extent of changes (if any) to the Form 8023 Package shall be final and binding. The costs of the Resolution Accountant's determination shall be borne equally by the Seller and the Purchaser. Immediately after such determination, the Purchaser and Seller shall promptly file Form 8023 and the relevant attachments with the IRS in accordance with the procedure described above. The Purchaser and the Seller agree to file their respective tax returns, reports, and forms, including IRS Form 8023, in a manner consistent with the finalized Form 8023 Package.

       (h) The Purchaser or the Company shall promptly (i) notify the Seller of the commencement of any claim, audit, examination, or other proposed change or adjustment by any Tax Authority concerning any Tax for which the Seller may be responsible under SECTION 10.1(a) of this Agreement (a "TAX CLAIM") and (ii) furnish the Seller with copies of any correspondence received from any Tax Authority in connection with such Tax Claim. The Seller shall promptly (i) notify the Purchaser or the Company of the commencement of any claim, Audit, examination, or other proposed change or adjustment by any Tax Authority concerning any Tax for which the Purchaser or the Company may be responsible under SECTION 10.1(b) of this Agreement and (ii) furnish the Purchaser or the Company with copies of any correspondence received from any Tax Authority in connection with such claim.

       (i) At its election, the Seller may contest or settle any Tax Claim in any legally permissible manner at its sole cost and expense and, upon the Seller's payment of such Taxes to the relevant Tax Authority, may sue for a refund thereof. The Seller shall control all correspondence, responses, and proceedings related to any such contest or refund suit, and may pursue or forego any administrative proceedings, appeals, or litigation in respect of such Tax Claim. The Purchaser and the Company, as appropriate, will cooperate fully, provide access to all Books and Records, and will take all lawful action in connection with such contest or refund suit as the Seller may reasonably request. The Seller shall keep the Purchaser and the Company, as appropriate, regularly apprised of the progress of any such contest or refund suit. In the event that such contest or refund suit may reasonably be expected to increase materially the liability of the Company for Taxes described in SECTION 10.1(b) hereof, or increase the Company's obligation to make payments pursuant to
SECTION 10.1(c) or (d) hereof, the Seller shall consult with the Purchaser in good faith as to any considerations that the Purchaser may have regarding such contest or refund suit. If, during the course of an Audit, the IRS proposes an adjustment to the purchase price allocation reflected in the Form 8023 Package as ultimately approved by the Seller or determined by the Resolution Accountant pursuant to SECTION 10.1(g) hereof, the Seller shall (i) use its reasonable best efforts to defend in good faith such purchase price allocation in the course of the Audit, (ii) keep the Purchaser apprised of the progress of the Audit,
(iii) give the Pur-
chaser and the Company an opportunity to participate, at its own expense, in contesting the proposed adjustment to the purchase price allocation as long as such participation does not unreasonably interfere with any other aspect of the Audit, and (iv) obtain the Purchaser's approval of any proposed settlement of the issues which approval shall not be unreasonably withheld.

       (j) In the event that the Seller does not elect to contest a Tax Claim pursuant to SECTION 10.1(i) of this Agreement, the Purchaser or the Company may (but shall not be required to) contest such claim for the account of the Seller, in which case (i) the Seller shall have the right to review and approve in advance any correspondence or responses sent to any Tax Authority by or on behalf of the Company with respect to any Tax Claim and to participate in any subsequent administrative proceedings, appeals, and litigation, if any, and
(ii) the Purchaser and the Company, as appropriate, shall provide access to all relevant Books and Records. The Purchaser and the Company, as appropriate, shall keep the Seller regularly apprised of the progress of any such contest, proceedings, appeals, or litigation. In the event that the Purchaser or the Company elects to contest such claim, the Purchaser and the Company shall indemnify and hold harmless the Seller for any Tax liability in excess of the amount of the Tax liability that would have arisen under the settlement that the Seller was willing to accept and which the Seller has disclosed to the Purchaser and the Company in writing in advance of such election.

10.2   OTHER INDEMNIFICATION.

       (a) Subject to the provisions of ARTICLE 9 and SECTIONS 10.4 and 10.5 hereof, the Seller agrees to indemnify the Company, the Purchaser, and the Designated Affiliates in respect of, and hold each of them harmless against:

              (i) any and all Damages (other than, except as set forth in clauses (ii) and (v) of this SECTION 10.2(a) below, Damages for Tax Claims, which shall be governed solely by SECTION 10.1 hereof) resulting from or relating to (A) any misrepresentation, breach of warranty, or any certificate delivered by or for the Seller pursuant to SECTION 7.3 hereof or (B) failure to perform any covenant or agreement on the part of the Seller made as a part of or contained in this Agreement; and

              (ii) any and all Damages resulting from a failure on the part of the Seller to comply with the covenants or undertakings set forth in
SECTION 10.1 of this Agreement, including the Seller's covenant to join in making the section 338(h)(10) election pursuant to SECTION 10.1(g) of this Agreement, provided that such failure does not result from any act or omission on the part of the Purchaser or, after the Closing Date, the Company;

              (iii) any and all Damages resulting from or relating to: any use before the Closing of any Real Estate for the storage, treatment, generation, transportation, manufacture, processing, handling, production, distribution, deposit, burial, use, or disposal of any Hazardous Substance; any Release before the Closing of any Hazardous Substance on or from any Real Estate; any failure before the Closing of any Person to comply with all Environmental Laws relating to any Real Estate or the business, activities, or processing respectively conducted thereon; any failure whether before or after the Closing to undertake and pursue any investigative, containment, removal, clean up, and other remedial actions ordered by a governmental entity or court of competent jurisdiction in accordance with applicable Laws with respect to any Hazardous Substance on or from any Real Estate before the Closing; or any human exposure whether before or after the Closing to any Hazardous Substance existing on any Real Estate at or before the Closing;

              (iv) any and all Damages resulting from or relating to the matters disclosed in SECTION 3.13 OF THE DISCLOSURE SCHEDULE;

              (v) any and all (A) costs and losses incurred by policyholders or beneficiaries of Existing Products, or payments made by the Company to any Tax Authority or policyholders or beneficiaries of Existing Products in respect of such costs or losses, and (B) increased Taxes of the Company, in either case, as a result of an Existing Product Item; provided that the Seller shall have no obligation to indemnify or hold harmless to the extent that any such costs, losses or increased Taxes arise as a result of an amendment or modification of an Existing Product effected after the Closing by the Company, the Purchaser or a Designated Affiliate without the prior written consent of the Seller which consent shall not be unreasonably withheld; and

              (vi) any and all Damages resulting from or relating to claims under any School District Hold Harmless Agreements entered into by the Company prior to the Closing Date arising from actions or omissions by the Company prior to the Closing Date.

       (b) Subject to the provisions of ARTICLE 9 and SECTIONS 10.4 and 10.5 hereof, the Purchaser agrees to indemnify the Seller in respect of, and hold the Seller harmless against, any and all Damages resulting from or relating to any misrepresentation, breach of warranty, or nonfulfillment of or failure to perform any covenant or agreement on the part of the Purchaser made as a part of or contained in this Agreement or any certificate delivered by or for the Purchaser pursuant to SECTION 8.3 hereof.

10.3 METHOD OF ASSERTING CLAIMS. All claims for indemnification by an Indemnified Party under SECTION 10.2 hereof will be asserted and resolved as follows:

       (a) THIRD PARTY CLAIMS. If any claim or demand, or any investigation or proceeding is commenced, for which an Indemnifying Party would be liable for Damages to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by a Person other than a party hereto or any Affiliate thereof (a "THIRD PARTY CLAIM"), the Indemnified Party will deliver a Claim Notice within 30 days of receipt by Purchaser or the Company of a written notice of claim or demand that constitutes a Third Party Claim and with reasonable promptness with respect to any other Third Party Claim; provided, however, no failure or delay in giving any such Claim Notice shall relieve the Indemnifying Party of its obligations except, and only to the extent, that it is prejudiced thereby. The Indemnifying Party shall give notice to the Indemnified Party within 30 days of receipt of a Claim Notice setting forth whether the Indemnifying Party disputes its liability with respect to matters covered by such Claim Notice and whether the Indemnifying Party, at the sole cost and expense of the Indemnifying Party, desires to assume the defense of the matters set forth in such Claim Notice. The Indemnified Party may take any action it deems necessary to preserve its rights prior to receipt of such response from the Indemnifying Party but shall not settle or proceed to final judgment with respect to such Third Party Claim prior to the expiration of such 30 day period.

       (b) DEFENSE. The Indemnifying Party shall have the right to direct, through counsel of its own choosing, the defense or settlement of any action or proceeding brought against the Indemnified Party in respect of Third Party Claims; provided, however, that the Indemnifying Party shall not settle any matter without obtaining the Indemnified Party's prior consent thereto if such settlement provides for any remedy other than the payment of money damages or that does not provide for a full release of the Indemnified Party or, regardless of the terms of such settlement, if the Indemnifying Party disputes its liability with respect to the Third Party Claim. If the Indemnifying Party elects to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense at its own expense. If the Indemnifying Party fails to defend or if after commencing or undertaking any such defense fails to prosecute or withdraws from such defense other than as a result of a settlement, the Indemnified Party shall have the right to direct, at the Indemnifying Party's sole cost and expense, through counsel of its own choosing, the defense or settlement of any such action or proceeding; provided, however, that if the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this SECTION 10.3 and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in and consent (which consent shall not be unreasonably withheld) to the settlement or assume or reassume the defense of such claim or proceeding. Notwithstanding the foregoing provisions of this SECTION 10.3(b), if the Indemnifying Party disputes its liability to the Indemnified Party and if such dispute is resolved in favor of the Indemnifying Party by final, nonappealable order of a court of competent jurisdiction, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this SECTION 10.3(b), and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses incurred by the Indemnifying Party in connection with such Third Party Claim. The party directing the defense shall pursue such defense diligently and promptly. The parties shall cooperate in the defense of all Third Party Claims. In connection with the defense of any Third Party Claim, each party shall make available to the party controlling such defense any books, records, or other documents within its control that are reasonably requested in the course of or necessary or appropriate for such defense.

       (c)  CLAIMS BETWEEN THE PARTIES AND THEIR AFFILIATES.   If the
Indemnified Party has a claim against the Indemnifying Party that does not involve a Third Party Claim (an "INTER-

PARTY CLAIM"), the Indemnified Party will notify the Indemnifying Party with reasonable promptness of such claim, specifying the nature, estimated amount and the specific basis for such claim. The Indemnifying Party shall respond within 30 days of receipt of such notice of an Inter-Party Claim. If the Indemnifying Party fails to so respond the estimated amount of such claim specified by the Indemnifying Party shall be conclusively deemed a liability of the Indemnifying Party. If the Indemnifying Party timely disputes such claim, the Indemnified Party and the Indemnifying Party shall negotiate in good faith to resolve such dispute, and if not so resolved, either party may pursue whatever remedies it may have.

10.4 AFTER-TAX DAMAGES; REFUNDS. With respect to the indemnification agreements set forth in this ARTICLE 10, the Seller and the Purchaser agree that the amount of any payment will be adjusted downward by the tax benefit actually recognized in the year of payment or succeeding year and upward by the tax cost actually incurred in the year of payment or succeeding year by the party to be indemnified and such payment will be (i) promptly paid to the Indemnifying Party or offset against indemnification payments then owed to the Indemnifying Party or (ii) in the case of any payment due under SECTION 10.1, payable by either party 30 days after the "final determination" within the meaning of section 1313 of the Code. Any payment (other than interest thereon) made under this Agreement by the Seller to (or at the direction of) the Purchaser or the Company or by the Purchaser or the Company to (or at the direction of) the Seller shall be treated by all parties hereto for all purposes as an adjustment to the purchase price set forth under SECTION 2.2 of this Agreement.

10.5   CLAIMS LIMITATION.  Notwithstanding the foregoing provisions of this
ARTICLE 10, neither party shall have any liability for any Damages under SECTIONS 10.2(a)(i)(A), 10.2(a)(v) or 10.2(a)(vi) hereof, except for any misrepresentation or breach of warranty contained in SECTIONS 3.2, 3.4, 3.12, or 3.14(e) hereof, until and unless the cumulative total of such Damages exceeds in the aggregate $1,000,000, it being understood that after such Damages exceed in the aggregate $1,000,000, the Indemnifying Party shall be liable to the Indemnified Party only for Damages in excess of $750,000, provided, however, that the limitations of this SECTION 10.5 shall not apply to any Damages resulting from either party's intentional, willful or reckless misrepresentations or breaches of warranties or agreements made as a part of or contained in this Agreement.

10.6 ASSIGNMENT OF INDEMNIFICATION. Each of the Purchaser and each Designated Affiliate may assign its rights to indemnification under this ARTICLE 10 to any lender or investor who provides financing to the Purchaser or any Designated Affiliate in connection with the transactions contemplated by this Agreement, or to any direct or indirect assignee of any such lender or investor, and each such lender, investor or assignee shall have the same rights to indemnification under this ARTICLE 10 as the Purchaser and the Designated Affiliates. Notice of any assignment pursuant to this Section shall be given to Seller pursuant to SECTION
12.1 hereof, but the failure to give such notice shall not affect the validity of such assignment.

                                   ARTICLE 11

                                   TERMINATION

11.1 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, upon notice by the terminating party to the other party:

       (a) at any time before the Closing, by mutual written agreement of the Seller and the Purchaser; or

       (b) at any time by the Seller in the event of any breach of any representation, warranty, covenant or agreement on the part of the Purchaser or if any representation of the Purchaser shall have become untrue, in either case, such that the conditions set forth in Article 8 are incapable of being satisfied by March 31, 1996;

       (c) at any time by the Purchaser in the event of any breach of any representation, warranty, covenant or agreement on the part of the Seller or if any representation of the Seller shall have become untrue, in either case, such that the conditions set forth in ARTICLE 7 are incapable of being satisfied by March 31, 1996; and

       (d) at any time after March 31, 1996, by the Seller or the Purchaser, if the transactions contemplated by this Agreement have not been consummated on or before such date and such failure to consummate is not caused by a breach of this Agreement (or any representation, warranty, covenant, or agreement included herein) by the party electing to terminate pursuant to this clause (d).

11.2 EFFECT OF TERMINATION. If this Agreement is validly terminated pursuant to SECTION 11.1 hereof, this Agreement will thereupon become null and void, and there will be no liability on the part of the Seller or the Purchaser (or any of their respective employees, consultants, or other representatives), except that
(a) the provisions of SECTION 6.8 and the provisions relating to confidentiality in SECTION 13.4 hereof will continue to apply following any such termination and
(b) any such termination shall be without prejudice to any claim which either party may have against the other for breach of this Agreement (or any representation, warranty, covenant, or agreement included herein). All reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby by a non-breaching party who terminates this Agreement pursuant to SECTION 11.1(b) or (c), respectively, will be reimbursed promptly by the breaching party.

                                   ARTICLE 12

                                     NOTICES

12.1 NOTICES. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered, telecopied or mailed, by certified mail, return receipt requested, first-class postage prepaid, to the parties at the following addresses:

       If to the Seller, to:

              Zenith National Insurance Corp.
              21255 Califa Street
              Woodland Hills, California  91367-5021
              Attention:  Stanley R. Zax, Chairman and President
              Telephone:  (818) 713-1000
              Telecopy:  (818) 713-0177

       with a copy to:

              Skadden, Arps, Slate, Meagher & Flom
              300 South Grand Avenue, Suite 3400
              Los Angeles, California  90071
              Attention:  Jerome L. Coben
              Telephone:  (213)  687-5000
              Telecopy:  (213) 687-5600

       If to the Purchaser or the Designated Subsidiary, to:

              Anchor National Life Insurance Company
              1999 Avenue of the Stars, Suite 3700
              Los Angeles, California 90067
              Attention:  Jay Wintrob, Executive Vice President
              Telephone:  (310) 772-6514
              Telecopy:   (310) 772-6604
       with copies to:

              Anchor National Life Insurance Company
              1999 Avenue of the Stars, Suite 3700
              Los Angeles, California 90067
              Attention:  Lorin M. Fife,
                            Senior Vice President and General Counsel
              Telephone:  (310) 772-6544
              Telecopy:   (310) 772-6574

            and

              O'Melveny & Myers
              1999 Avenue of the Stars, Suite 700
              Los Angeles, California 90067
              Attention:  Marc Gamsin, Esq.
              Telephone:  (310) 246-6810
              Telecopy:   (310) 246-6779

All notices and other communications required or permitted under this Agreement that are addressed as provided in this ARTICLE 12 will, if delivered personally, be deemed given upon delivery, will, if delivered by telecopy, be deemed delivered when confirmed and will, if delivered by mail in the manner described above, be deemed given on the third Business Day after the day it is deposited in a regular depository of the United States mail. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.


                                   ARTICLE 13

                                  MISCELLANEOUS

13.1 ENTIRE AGREEMENT. Except for documents executed by the Seller and the Purchaser pursuant hereto, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement (including the exhibits hereto, the Disclosure Schedule, and other contracts and documents delivered in connection herewith) contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

13.2 EXPENSES. Except as otherwise expressly provided in this Agreement (including without limitation as provided in ARTICLE 10 and SECTION 11.2 hereof), each of the Seller and the Purchaser will pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby. In addition, if the Closing occurs, the Seller shall pay all unpaid costs and expenses incurred by the Company in connection with any divestiture (whether or not consummated) of any of its Assets and Properties occurring prior to the Closing and all unpaid costs and expenses associated with any efforts by the Seller or the Company to sell the Company or any of their respective Assets and Properties to any Person other than the Purchaser.

13.3 PUBLIC ANNOUNCEMENTS. At all times at or before the Closing, the Seller and the Purchaser will each consult with the other before issuing or making any reports, statements, or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement, or release or will use good faith efforts to obtain the other party's approval of the text of any public report, statement, or release to be made solely on behalf of a party. If the Seller and the Purchaser are unable to agree on or approve any such public report, statement, or release and such report, statement, or release is, in the opinion of legal counsel to a party, required by Law or may be appropriate in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement, or release. Any such report, statement, or release approved or permitted to be made pursuant to this SECTION 13.3 may be disclosed or otherwise provided by the Seller or the Purchaser to any Person, including without limitation to any employee or customer of either party hereto and to any governmental or regulatory authority.

13.4 CONFIDENTIALITY. Each of the Seller and the Purchaser will hold, and will cause its respective Affiliates and their respective employees, consultants, and other representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approval of insurance regulatory authorities) or by other requirements of law, all documents and confidential or proprietary information concerning the other party furnished to it by the other party or such other party's employees, consultants, or representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously lawfully known by the party receiving such documents or information, (b) in the public domain through no fault of such receiving party, or (c) later acquired by the receiving party from other sources not themselves bound by, and in breach of, a confidentiality agreement. Except as provided in SECTIONS 5.1, 5.2, 6.1 and 6.2 hereof, no party hereto will disclose or otherwise provide any such documents or confidential or proprietary information to any other Person, except to the Purchaser's lenders and investors and to either party's respective auditors, actuaries, attorneys, financial advisors, and other consultants and advisors who need such documents or information in connection with this Agreement, and the parties hereto agree to cause each of the foregoing to be subject to and bound by the confidentiality provisions hereof.

13.5 FURTHER ASSURANCES. The Seller and the Purchaser agree that, from time to time after the Closing, upon the reasonable request of the other, they will cooperate and will cause their respective Affiliates to cooperate with each other to effect the orderly transition of the business, operations, and affairs of the Company. Without limiting the generality of the foregoing, (a) the Seller will give and will cause its Affiliates to give representatives of the Purchaser reasonable access to all Books and Records of the Seller and its Affiliates reasonably requested by the Purchaser in the preparation of any post-Closing financial statements, reports, or Tax Returns of the Company or necessary for the Seller to make any required filings or to respond to any audit or inquiry of any governmental or regulatory body; and (b) the Purchaser will give and will cause the Designated Affiliates to give representatives of the Seller reasonable access to all pre-Closing Books and Records of the Company reasonably requested by the Seller in the preparation of any post-Closing financial statements, reports, or Tax Returns of the Seller or necessary for the Seller to make any required filings or to respond to any audit or inquiry of any governmental or regulatory body.

13.6 WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof; such waiver must be in writing and must be executed by the chief executive officer, president, executive vice president or other senior officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach on a future occasion. All remedies, either under this Agreement, or by law or otherwise afforded, will be cumulative and not alternative.

13.7 AMENDMENT. This Agreement may be modified or amended only by a writing duly executed by or on behalf of all parties hereto.

13.8 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

13.9 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

13.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of California applicable to a contract executed and performable in such state.

13.11 BINDING EFFECT. This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and assignees.

13.12 ASSIGNMENT LIMITED. Except as otherwise provided herein (including without limitation as provided in SECTION 10.6 hereof), this Agreement or any right hereunder or part hereof may not be assigned by any party hereto without the prior written consent of the other party hereto. Purchaser may assign its interest in this Agreement to any Designated Affiliate and may assign a security interest in this Agreement to lenders to finance the purchase of the Shares, provided that, notwithstanding any such assignment, the Purchaser shall remain liable to perform all obligations required to be performed hereunder and each Designated Affiliate shall specifically agree to be bound by the terms of this Agreement as if such Designated Affiliate was the Purchaser and assume, on a joint and several basis with the Purchaser and all other Designated Affiliates, all liabilities and obligations of the Purchaser hereunder.

13.13 HEADINGS, GENDER, ETC. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (e) all references to "dollars" or "$" refer to currency of the United States of America.

13.14 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations of the Seller or the Purchaser under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof;
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

13.15 ATTORNEYS' FEES. If any litigation or other adversarial proceedings are commenced (including without limitation any proceedings in a bankruptcy court) between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the party or parties prevailing in such proceedings will be entitled to the reasonable attorneys' fees and expenses of counsel and court costs incurred by reason of such proceedings.

       IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Seller and Purchaser, effective as of the date first written above.

                         ANCHOR NATIONAL LIFE INSURANCE COMPANY


                         By:________________________________
                            Name:   Jay S. Wintrob
                            Title:  Executive Vice President




                         ZENITH NATIONAL INSURANCE CORP.


                         By:________________________________
                            Name:   Stanley R. Zax
                            Title:  Chairman of the Board
                                     and President

                                                                       EXHIBIT A


                              DEFINITIONS OF TERMS

       "ACTION" shall mean any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Authority.

       "ACTUAL NET INCOME" shall mean an amount equal to (A) the excess of (i) the Company's actual net income for the period from January 1, 1996 to but not including the Closing Date, based on a closing of the books as of the close of business on the day immediately preceding the Closing Date and calculated on the same basis as the amount which would appear on page 4, line 33 of a hypothetical Annual Statement for the Company covering such period, over (ii) any payments made or required to be made by the Company in connection with Taxes attributable to the period January 1, 1996 to but not including the Closing Date, but only to the extent the Taxes to which such payments related have not already been taken into account as a deduction in computing actual net income pursuant to clause
(i) herein, plus (B) the amount of any "stay-on" bonuses paid by the Company (with the consent and at the direction of the Purchaser) after December 31, 1995; provided, however, the computation of Actual Net Income shall not take into account (x) any income and deductions attributable to the items referred to in SECTION 10.1(c)(i) - (iv), and (y) the excluded Taxes referred to in the second sentence of SECTION 10.1(c).

       "ADMINISTRATOR" shall have the meaning ascribed to such term in EXHIBIT G.

       "AFFILIATE" shall mean any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the Person specified.

       "AGREEMENT" shall mean this Stock Acquisition Agreement, together with the exhibits attached hereto, the Disclosure Schedule, and the contracts and other documents to be executed and delivered respectively by Seller pursuant hereto.

       "ANNUAL STATEMENT" shall mean any annual statement of the Company filed with or submitted to the insurance regulatory authority in the state in which it is domiciled on forms prescribed or permitted by such authority.

       "ASSETS AND PROPERTIES" shall mean all assets and properties of every kind, nature, character, and description (whether real, personal, or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed, or otherwise, and wherever situated) as now operated, owned, or leased by a specified Person, including without limitation cash, cash equivalents, securities, accounts and notes receivable, real estate, equipment, furniture, fixtures, insurance or annuities in force, goodwill, and going-concern value.

       "AUDIT" shall mean any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.

       "BENEFIT PLANS" shall mean all Employee Pension Benefit Plans, all Employee Welfare Benefit Plans, all stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, and other stock plans (whether qualified or non-qualified), and all other pension, welfare, severance, retirement, bonus, deferred compensation, incentive compensation, insurance (whether life, accident and health, or other and whether key man, group, workers compensation, or other), profit sharing, disability, thrift, day care, legal services, leave of absence, layoff, and supplemental or excess benefit plans, and all other benefit contracts (including employment agreements), arrangements, or procedures having the effect of a plan, under which the Company is obligated in any manner as an employer or with respect to its officers, directors or agents (including without limitation obligations to make contributions or other payments).

       "BOOKS AND RECORDS" shall mean all accounting, financial reporting, Tax, business, marketing, corporate, and other files, documents, instruments, papers, books, and records of a specified Person, including without limitation, ledgers, journals, deeds, titles, policies, manuals, minute books, stock certificates and books, stock transfer ledgers, contracts, franchises, permits, agency lists, policyholder lists, supplier lists, reports, computer files, operating data or plans, and environmental studies or plans.

       "BUSINESS DAY" shall mean a day other than Saturday, Sunday, or any day on which the principal commercial banks located in California are authorized or obligated to close under the Laws of California.

       "BUSINESS OR CONDITION" shall mean the organization, existence, authority, capitalization, business, licenses, condition (financial or otherwise), cash flow, management, sales force, solvency, results of operations, insurance or annuities in force, capital and surplus reserves, liabilities, Assets and Properties, or prospects of a specified Person.

       "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

       "CLAIM NOTICE" shall mean written notification of a Third Party Claim by an Indemnified Party to an Indemnifying Party pursuant to SECTION 10.3(a) hereof, enclosing a copy of all papers served, if any.

       "CLOSING" shall mean the closing of the transactions contemplated by this Agreement as provided in SECTION 2.3 hereof.

       "CLOSING DATE" shall mean the last Business Day of the month which includes the date upon which the last of the orders or approvals described in SECTIONS 5.1, 5.2, 6.1, and 6.2 hereof has been obtained, including without limitation the approvals under all applicable insurance holding company laws, or
(b) such other date as the Purchaser and Seller may mutually agree upon in writing.

       "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

       "COMMERCIALLY REASONABLE EFFORTS" or "COMMERCIALLY REASONABLE STEPS," when used with respect to any party, shall mean the reasonable efforts of a party without the requirement that such party incur any unanticipated (as of the date hereof) out-of-pocket expenses, including the making of any capital contribution, or incur any other unanticipated (as of the date hereof) burden or commence or pursue litigation in any action, suit or proceeding, whether administrative, civil or criminal.

       "COMPANY" shall have the meaning ascribed to it in the preamble of this Agreement.

       "CONSIDERATION" shall have the meaning ascribed to it in Section 2.2.

       "CONSIDERATION ADJUSTMENT" shall have the meaning ascribed to it in
Section 2.2.

       "CONSIDERATION ADJUSTMENT PAYMENT DATE" shall have the meaning ascribed to it in Section 2.2.

       "CONTROL" (and its derivative terms "CONTROLLED," "CONTROLS," etc.) shall mean the power and right to direct the management and policies of another Person, whether by ownership of voting securities, the ability to elect a majority of the board of directors or other managing board or committee, management contract, or otherwise.

       "COST ALLOCATION AGREEMENT" shall mean the Cost Allocation Agreement, dated 1/1/91, between Zenith National Insurance Corp., Zenith Insurance Company, ZNAT Insurance Company, CalFarm Insurance Company, CalFarm Life Insurance Company, CalFarm Insurance Agency and Zenith Star Insurance Company and amendment thereto dated 12/28/93.

       "DAMAGES" shall mean any and all costs, damages, liabilities, fines, fees, penalties, interest obligations, deficiencies, losses, and expenses (including without limitation punitive, treble, or other exemplary or extra-contractual damages, amounts paid in settlement, interest, court costs, costs of investigation, reasonable fees and expenses of attorneys, accountants, actuaries, and other experts, and other reasonable expenses of litigation or of any claim, default, or assessment).

       "DESIGNATED AFFILIATE" shall mean any corporation directly or indirectly majority owned or Controlled by the Purchaser or under common ownership or Control with Purchaser that is designated by the Purchaser, in writing delivered to Seller at or before the Closing, to purchase all or any portion of the Shares pursuant to this Agreement.

       "DISCLOSURE SCHEDULE" shall mean the Disclosure Schedule dated and delivered to Purchaser as of the date of this Agreement, furnished by Seller to the Purchaser, and containing all lists, descriptions, exceptions, and other information and materials as are required to be included therein pursuant to this Agreement.

       "EMPLOYEE PENSION BENEFIT PLAN" shall mean each employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, to which the Company is obligated in any manner as an employer.

       "EMPLOYEE WELFARE BENEFIT PLAN" shall mean each employee welfare benefit plan (whether or not insured), as defined in Section 3(1) of ERISA, to which the Company is obligated in any manner as an employer.

       "ENVIRONMENTAL LAWS" shall mean any federal, state or local law, statute, ordinance or regulation pertaining to health, industrial hygiene or the environmental condition on or under any property including, without limitation, CERCLA and the Toxic Substance Control Act, and the rules and regulations thereunder.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended (including without limitation any successor act), and the rules and regulations promulgated thereunder.

       "ERISA AFFILIATE" shall mean any Person under common control (as defined in Section 414 of the Code) with the Seller or the Company.

       "ESTIMATED NET INCOME" shall mean an amount equal to the Seller's good faith estimate, as certified by Seller's Chief Financial Officer on the Closing Date, of the Company's Actual Net Income.

       "EXCLUDED ASSETS" shall mean the Group Health Business and the Assets and Properties set forth in EXHIBIT E hereto and the agreements set forth in EXHIBIT F hereto.

       "EXCLUDED ASSET EVENT" shall mean any fact, condition or event that affects one or more Excluded Assets but which does not and would not be reasonably expected to adversely affect the Company's Business or Condition (assuming for such purpose that the transactions contemplated in this Agreement have been consummated in accordance with the terms of this Agreement) or result in any liability or obligation of the Company.

       "EXISTING PRODUCT" shall have the meaning set forth in SECTION 3.18(f) of this Agreement.

       "EXISTING PRODUCT ITEM" shall mean any failure of an Existing Product to be accorded treatment under the Code that is no less favorable than the treatment for which such Existing Product was intended to qualify at the time of its issuance by the Company, other than as a result of any change to the Code that is effective after the Closing Date.

       "FINANCIAL STATEMENTS" shall mean both the SAP Statements and the GAAP Statements.

       "GAAP" shall mean generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

       "GAAP STATEMENTS" shall mean the financial statements of the Company and the Subsidiaries delivered to the Purchaser pursuant to either or both of SECTIONS 3.8(b) and 5.6(b) hereof.

       "GAAS" shall mean generally accepted actuarial standards as adopted by the Actuarial Standards Board and the National Association of Insurance Commissioners, including but not limited to Actuarial Guidelines as found in the Financial Condition Examiners Handbook.

       "GOVERNMENTAL AUTHORITY" shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

       "GROUP HEALTH BUSINESS" or "HEALTH BUSINESS" shall mean the Company's master group health policies including those numbered GH1000, GH1002, GH1150, GH1200, GH2000, GH3001 and GH3003, together with all renewals thereof, and all issued certificates of insurance which evidence coverage thereunder.

       "GUARANTY" or "PARENT GUARANTY" shall mean the Guaranty dated as of the date hereof, executed by SunAmerica, Inc. with respect to the Purchaser's obligations under this Agreement in the form of EXHIBIT I hereto.

       "HAZARDOUS SUBSTANCE" shall mean (i) any and all substances defined as "hazardous substances," "extremely hazardous substances," "toxic substances," "hazardous waste," "hazardous materials" or "infectious waste" for purposes of CERCLA or any other Environmental Law and (ii) any petroleum or petroleum-based products.

       "HSR ACT" shall mean Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976), as amended (including without limitation any successor act), and the rules and regulations promulgated thereunder.

       "INDEMNIFIED PARTY" shall mean a Person claiming indemnification under
ARTICLE 10 hereof.

       "INDEMNIFYING PARTY" shall mean a Person against whom claims of indemnification are being asserted under ARTICLE 10 hereof.

       "INDEMNITY NOTICE" shall have the meaning ascribed to it in SECTION 10.3 hereof.

       "INTERCOMPANY LIABILITY STATEMENT" shall have the meaning ascribed to it in SECTION 5.16 hereof.

       "IRS" shall mean the United States Internal Revenue Service or any successor agency.

       "LABOR MATTERS" shall have the meaning ascribed to it in Section 3.15 hereof.

       "LIEN" shall mean any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge, option, rights of others or restrictions (whether on voting, sale, transfer, disposition or otherwise) or other encumbrance of any kind, whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract, or other contract to give or to refrain from giving any of the foregoing other than Permitted Encumbrances.

       "LIFE & ANNUITY RESERVES" shall mean, as of any date, the total amount of future policy benefits for life insurance contracts and deposits on universal life and deferred annuity contracts, as reflected on a balance sheet prepared in accordance with GAAP.

       "MEDIATOR" shall have the meaning ascribed to it in SECTION 2.2 hereof.

       "NOTICE PERIOD" shall have the meaning ascribed to it in SECTION 10.3 hereof.

       "ORDER" shall mean any decree, injunction, judgment, order, ruling, assessment or writ.

       "PERMITTED ENCUMBRANCES" shall mean the following: (i) Liens for Taxes or assessments or other governmental charges or levies (a) that are not yet delinquent, or (b) that are being contested in good faith and have been adequately reserved for; (ii) pledges or deposits of the type reflected in the Company's 1994 Annual Statement on the Schedule of Special Deposits;
(iii) workers', mechanics', suppliers', carriers', warehousemen's or other similar liens arising in the ordinary course of business and securing indebtedness aggregating not in excess of $100,000 at any time outstanding, not yet due and payable; and (iv) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates.

       "PERSON" shall mean any natural person, corporation, general partnership, limited partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, or other entity, enterprise, authority, or business organization.

       "POST-CLOSING STRADDLE PERIOD" shall mean with respect to any taxable period that commences prior to the Closing Date, but ends after the Closing Date, the portion of the taxable period that commences on the first day after the Closing Date and continues up to and including the last day of such taxable period.

       "PRE-CLOSING STRADDLE PERIOD" shall mean with respect to any taxable period that commences prior to the Closing Date, but ends on or after the Closing Date, the portion of the taxable period that commences on the first day of such taxable period and continues up to and including the Closing Date.

       "PRIME RATE" shall mean the highest prime or base rate of interest publicly announced by any of Citibank, N.A., Chemical Bank, N.A., or Continental Bank, N.A.

       "PURCHASER" shall have the meaning ascribed to it in the preamble of this Agreement.

       "QUARTERLY STATEMENT" shall mean any quarterly statement of the Company filed with or submitted to the insurance regulatory authority in the state in which it is domiciled on forms prescribed or permitted by such authority.

       "REAL ESTATE" or "REAL PROPERTY" means all real property and interests therein, including without limitation leasehold interests, owned or held, at any time since the Seller acquired the Company, by the Company or the Subsidiary.

       "RELEASE" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or other disposal in any amount into or onto the air, ground or surface water, land, or other parts of the environment, however caused, not permitted by or in compliance with Environmental Laws.

       "RESERVE LIABILITIES" shall have the meaning ascribed to it in
SECTION 3.9 hereof.

       "RESOLUTION ACCOUNTANT" shall have the meaning ascribed to it in
SECTION 10.1(g) hereof.

       "RETAINED EMPLOYEES" shall have the meaning ascribed to it in
SECTION 3.15(h) hereof.

       "SAP" shall mean the accounting practices required or permitted by the National

Association of Insurance Commissioners and the insurance regulatory authority in the state in which the Company is domiciled, as the case may be, consistently applied throughout the specified period and in the immediately prior comparable period.

       "SAP STATEMENTS" shall mean the Annual Statements, Quarterly Statements, and other financial statements and presentations of the Company delivered to the Purchaser pursuant to either or both of SECTIONS 3.8(a) and 5.6(a) hereof.

       "SCHOOL DISTRICT HOLD HARMLESS AGREEMENTS" shall mean any agreement of or binding on the Company pursuant to which the Company indemnifies or holds harmless any school district or any other Person which is similar to those set forth in item 8 of SECTION 3.17(m) OF THE DISCLOSURE SCHEDULE.

       "SELLER" shall have the meaning ascribed to it in the first paragraph of this Agreement.

       "SERVICES AGREEMENT" shall have the meaning set forth in SECTION 5.8 hereof.

       "SHARES" shall mean all issued and outstanding shares of capital stock of the Company.

       "SUBSIDIARY" shall mean CalFarm Properties, Inc., a California corporation.

       "SUBSIDIARY" shall mean each of those Persons, regardless of jurisdiction of organization, of which another Person, directly or indirectly through one or more subsidiaries, Controls securities having more than 50% of the voting power of such Person (without giving effect to any contingent voting rights).

       "TAXES" shall mean all taxes, charges, fees, levies, or other similar assessments, including, without limitation, income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, licensing, withholding, employment, payroll, and franchise taxes imposed by the United States of America or any state, local or foreign government,or any subdivision, agency, or other similar Person of the United States or any such government; and such term shall include any interest (through the date of payment), penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such tax or any contest or dispute thereof.

       "TAX AUTHORITY" shall mean the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

       "TAX CLAIM" shall have the meaning ascribed to it in SECTION 10.1(h) hereof.

       "TAX RETURNS" shall mean returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return required to be supplied to a taxing authority in respect of or relating to Taxes.

       "TAX SHARING AGREEMENT" shall mean the Amended and Restated Tax Sharing Agreement, dated January 1, 1991, between Zenith National Insurance Corp., Zenith Insurance Company, CalRehab Services, Inc., CalFarm Insurance Company, CalFarm Insurance Agency, Cal-Ag Insurance Services, Inc., CalFarm Annuity Services Company, ZNAT Insurance Company, CalFarm Life Insurance Company, Zenith Star Insurance Company, and Perma-Bilt, a Nevada corporation.

       "THIRD PARTY CLAIM" shall have the meaning ascribed to it in
SECTION 10.3(a) hereof.

       "TRANSFERRED EMPLOYEES" shall have the meaning ascribed to it in
SECTION 3.15(h) hereof.

                                                                       EXHIBIT B


                          TRANSITION SERVICES AGREEMENT

                          TRANSITION SERVICES AGREEMENT

                                 BY AND BETWEEN

                         CALFARM LIFE INSURANCE COMPANY

                                       AND

                            CALFARM INSURANCE COMPANY

                                   DATED AS OF


                               -------------------

                                TABLE OF CONTENTS

ARTICLE                                                                     PAGE


1    ADMINISTRATIVE SERVICES  . . . . . . . . . . . . . . . . . . . . . . .   B1

2    PERFORMANCE STANDARDS  . . . . . . . . . . . . . . . . . . . . . . . .   B2

3    TRANSITION ASSISTANCE  . . . . . . . . . . . . . . . . . . . . . . . .   B3

4    COST OF SERVICES AND EXPENSES  . . . . . . . . . . . . . . . . . . . .   B4

5    RELATIONSHIP OF THE PARTIES  . . . . . . . . . . . . . . . . . . . . .   B4

6    REPORTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   B5

7    RECORD RETENTION AND MAINTENANCE . . . . . . . . . . . . . . . . . . .   B5

8    ACCESS TO PREMISES, BOOKS AND RECORDS  . . . . . . . . . . . . . . . .   B5

9    BANKING ARRANGEMENTS . . . . . . . . . . . . . . . . . . . . . . . . .   B6

10   INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . .   B7

11   CONFIDENTIALITY  . . . . . . . . . . . . . . . . . . . . . . . . . . .   B8

12   BREACHES AND OTHER DEFAULTS  . . . . . . . . . . . . . . . . . . . . .   B8

13   DISPUTE RESOLUTION . . . . . . . . . . . . . . . . . . . . . . . . . .   B9

14   MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . .   B9

SCHEDULES

Schedule 1.1        SERVICES

Schedule 3.2        SYSTEMS

Schedule 6.1        FORM OF TIME SERVICE REPORTS

Schedule 9.3        AUTHORIZED EMPLOYEES

                          TRANSITION SERVICES AGREEMENT



          This TRANSITION SERVICES AGREEMENT (this "AGREEMENT"), dated as of ________________ [the Closing Date] (the "EXECUTION DATE"), by and between CALFARM LIFE INSURANCE COMPANY, a California corporation ("COMPANY"), and CALFARM INSURANCE COMPANY, a California corporation (the "SERVICER").

                                    RECITALS

          WHEREAS, pursuant to that certain Stock Acquisition Agreement, dated as of September 19, 1995 (the "ACQUISITION AGREEMENT"), by and between Anchor National Life Insurance Company, a California corporation (the "PURCHASER"), and Zenith National Insurance Corp., a Delaware corporation ("ZENITH"), the Purchaser or a Designated Affiliate will acquire all of the outstanding capital stock of the Company (the "ACQUISITION") (all capitalized terms used herein without definition have the meanings set forth in the Acquisition Agreement);

          WHEREAS, in connection with the Acquisition, the Purchaser has requested that the Servicer provide the Company with certain services during a transitional period following the Acquisition relating to the policies issued by the Company (excluding policies issued in connection with the Group Health Business) along with any new policies under contract forms for such policies in effect on the Closing Date issued by the Company after the execution of this Agreement (collectively, the "INSURANCE POLICIES"); and

          WHEREAS, the Servicer and the Company wish to set forth in this Agreement their respective obligations in connection with the administration, data processing, servicing, claims payment, policy management and support of the Insurance Policies.

          NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:


          1    ADMINISTRATIVE SERVICES

          1.1. TRANSITION PERIOD SERVICES.

               (a) The Servicer shall provide the Services (as defined below) to the Company in accordance with this Agreement for a period (the "TRANSITION PERIOD") beginning on the Closing Date and ending on the earliest of (i) the date which is 180 days immediately following the Closing Date, (ii) the last day of the month ending at least 30 days after the date on which the Company provides written notice to the Servicer notifying the Servicer of the Company's termination of this Agreement, or (iii) a date specified by mutual written consent of the parties hereto. These services shall be the services summarized in SCHEDULE 1.1, and such modified or additional services as may be agreed upon by the Company and the Servicer from time to time and set forth in written amendments to the Agreement (collectively, the "SERVICES"). Upon at least fourteen (14) days' notice to Servicer, Company may direct Servicer to cease performing a specified function or functions or the Services performed by identified personnel.

               (b) The Servicer shall as soon as practicable forward to the Company at an address or telephone line specified by the Company from time to time in writing, any premiums, correspondence, claims inquiries, telephone calls or other matters received by it after the Transition Period which relate to the Insurance Policies.

               (c) The Servicer shall not, without the Company's prior written consent, enter into any settlement with respect to, or compromise, on behalf of the Company, any indemnification, claim, demand, cost, liability or expense against the Company arising out of or relating to any Insurance Policy (other than on terms expressly provided for in any such Insurance Policy), all such settlements being reserved to the Company's exclusive jurisdiction.

               (d) The Services shall be provided by Servicer, either directly or by agreement with certain of its Affiliates, subject in all events to the provisions of this Agreement.


          2    PERFORMANCE STANDARDS

          2.1. PERFORMANCE AND QUALITY. The Servicer shall perform the Services in conformity with existing practices and procedures used by the Company and the Servicer, and of the same quality as provided by the Servicer and its Affiliates, prior to the Execution Date. The Servicer shall, to the extent feasible, modify such practices and procedures for compliance with changes in such laws and regulations as are applicable to the Services which become effective during the Transition Period, at the Company's cost. The Servicer may conclusively rely on advice of counsel provided by the Company. In the event the Servicer considers it necessary as the result of one or more employee resignations to retain any independent contractor or new employee to provide all or any part of the Services hereunder, it will obtain the Company's and the Purchaser's prior written consent to such arrangement, and if such consents are not given, Servicer shall have no obligation to provide the Services to have been performed by such new employee or contractor.

          2.2. UNCONTROLLABLE EVENT. During the Transition Period, the Servicer shall use commercially reasonable efforts to minimize the likelihood of any damage, loss of data, delays or errors resulting from an uncontrollable event, and should such damages, loss of data, delays or errors occur, the Servicer shall use commercially reasonable efforts to mitigate the effects of such occurrence.

          2.3 RELIANCE ON COMPANY EMPLOYEES. The Company agrees that to the extent the Servicer's performance of the Services is dependent on the performance of functions and provision of accurate information by the Retained Employees, the Servicer shall have no obligation to perform such Services (or have any liability to the Company with respect thereto, including but not limited to liabilities under SECTION 10.2 hereof) unless and until the applicable Retained Employees perform such functions and provide such information.

          3    TRANSITION ASSISTANCE

          3.1. TRANSFER OF ADMINISTRATION. During the Transition Period, the Servicer shall cooperate with the Company and use commercially reasonable efforts to effect an orderly transfer of administration as rapidly and smoothly as possible at the business locations specified by the Company. The Company shall reimburse the Servicer for all travel costs associated therewith which have been approved in writing in advance by the Company.

          3.2. SYSTEMS TRANSFER. The Company acknowledges that the Services may require the Servicer to use computer systems and software which are subject to proprietary licensing and confidentiality agreements. A list of such computer systems and software is set forth on SCHEDULE 3.2 (the "SYSTEMS"). The Servicer and the Company agree to use their respective commercially reasonable efforts to obtain all consents and licenses with respect to the software owned by each of them respectively, necessary or desirable for the Servicer to perform the Services or other obligations hereunder; provided, that the Company pays the commercially reasonable expense of obtaining any such consents and licenses. In connection with the Services and the transfer or conversion of the Insurance Policies data from such Systems, the Company agrees to sign the nondisclosure agreements with the Servicer's licensors listed on SCHEDULE 3.2, if any, which are necessary to transfer data to the Company during or at the end of the Transition Period.

          3.3. TRANSITION PERIOD.

          (a) During the Transition Period, Company shall make available to Servicer and its Affiliates solely to enable them to perform Services under this Agreement the use of space under lease by the Company at 1601 Response Road, Suite 200, Sacramento, California 95815, at no cost to Servicer.

          (b) During the Transition Period, the Servicer shall leave in place and make available to the Company at no charge (other than the Servicer's out-of-pocket expenses with respect thereto) such of the fixed assets transferred to the Servicer pursuant to the Assumption Reinsurance Agreement as are necessary for the Retained Employees to continue to perform the functions performed by them prior to the Execution Date.

          4    COST OF SERVICES AND EXPENSES

          4.1. FEES.

          (a) The Company shall pay to the Servicer the fees described below (the "SERVICE FEES") for Services provided under this Agreement during the Transition Period, following receipt of appropriate documentation evidencing the provision of such Services by the Servicer to the Company acceptable in form and substance to the Company. Notwithstanding any prior allocation of costs between Servicer and the Company, the fees paid under this Agreement shall be calculated to equal the direct cost to the Servicer of providing the Services to the Company under this Agreement, excluding any allocation of overhead from any Affiliates of the Servicer, any allocation for bonuses and any allocation of costs with respect to any assets transferred by the Company to the Servicer or an Affiliate of the Servicer prior to the Closing Date. In addition to the Service Fees, the Company shall pay the Servicer for the direct cost to Servicer of providing assistance in connection with the conversion of the systems and information used in the Company's business to the systems of the Purchaser to the extent any such assistance is not already provided as Services hereunder.

          (b) Except for amounts due pursuant to Sections 3.1, 4.1(a) and 10.1, this Agreement does not create any obligation on the part of the Company to pay any amounts to the Servicer or its Affiliates. In no event shall Company be responsible for the cost of severance payments required in connection with the termination of any employees or independent contractors of the Servicer or its Affiliates.

          4.2. TAXES. The Company shall be responsible for payment of Taxes applicable to the Insurance Policies which accrue during the Transition Period, including without limitation any premium taxes on the Insurance Policies that accrue during the Transition Period; provided that the Servicer shall be responsible for remitting funds provided by the Company with respect to applicable federal, state and local withholding taxes to the appropriate Tax Authority on a timely basis for the account of the Company.

          5    RELATIONSHIP OF THE PARTIES

          Nothing contained in this Agreement shall be construed to create any relationship of partnership or joint venture between the Servicer and the Company, and neither the Company nor the Servicer shall represent to any third party that any relationship other than as described in this Agreement exists or relates to the arrangements under the Acquisition Agreement; provided, however, that the parties agree that in acting pursuant to this Agreement, the Servicer is acting as the agent of the Company, but only with respect to actions undertaken by the Servicer in accordance with the terms of this Agreement on behalf of the Company and only such actions shall be deemed to be the acts of the Company.

          6    REPORTS

          Every month during the Transition Period and through the date of delivery of a final report for the period ending on the date of termination or expiration of this Agreement, by the tenth day of the month, the Servicer shall furnish to the Company monthly time service and performance reports concerning the Services which shall be in a form presently maintained by the Servicer and attached hereto as SCHEDULE 6.1 for the period ended on the last day of the immediately preceding month. In addition, the Servicer shall provide the Company more frequent reports concerning the Services to the extent produced by the Servicer in the ordinary course.

          7    RECORD RETENTION AND MAINTENANCE

          7.1. RECORD RETENTION AND MAINTENANCE. On and after the Execution Date and for the duration of the Transition Period, the Servicer shall hold, maintain and safeguard the Books and Records and all other records and data and support materials of the Company or pertaining to the performance of the Services including without limitation files, input materials, reports and forms, that are received, computed, developed or used pursuant to this Agreement, with the same standard of care that the Servicer holds, maintains and safeguards its other records.


          8    ACCESS TO PREMISES, BOOKS AND RECORDS

          8.1. ACCESS. At any time during regular business hours, upon reasonable notice, the Company and its representatives and Affiliates shall have full access to the Books and Records of the Company in the possession or under the control of Servicer and all other support materials for the Insurance Policies and the Services and to the Servicer's premises; provided that such access does not materially disrupt the Servicer's operations. Upon reasonable notice, the Servicer shall also make available all such information and materials to any insurance regulators or other governmental authorities and shall provide such insurance regulators and governmental authorities with access to the Servicer's premises upon the Company's request at any time during regular business hours, provided that such access does not materially disrupt Servicer's operations.

          8.2. INSPECTIONS AND AUDITS. At any time during regular business hours, the Company and its representatives and Affiliates shall have the full right to inspect and audit the Servicer's operations and its maintenance of Books and Records of the Company in the possession or under the control of Servicer and other support materials pertaining to the provision of the Services; provided that such access does not materially disrupt the Servicer's operations. Such inspections and audits may be performed by either the Company's internal audit staff or by outside auditors retained by the Company.

          9    BANKING ARRANGEMENTS

          9.1. DEPOSIT AND DISBURSEMENT ACCOUNTS. During the Transition Period, the Servicer shall utilize the deposit and disbursement accounts of the Company in accordance with the written instructions of the Company.

          9.2. DEPOSITS AND DISBURSEMENTS. All funds collected by the Servicer in connection with the Insurance Policies during the Transition Period shall be promptly deposited in the appropriate accounts as the Servicer receives said funds. The Servicer shall furnish on a daily basis to the Company a list of such amounts deposited in the Company's accounts and a list of checks issued from any of the Company's accounts.

          9.3. APPROVED DISBURSEMENTS. During the Transition Period, the Company shall authorize the employees of the Servicer set forth on SCHEDULE 9.3 and, from time to time in the Company's sole discretion additional designated employees of the Servicer, to make the following disbursements relating to the Insurance Policies from the Company's accounts in a timely manner pursuant to the terms and conditions of this Agreement: all benefits, claims, loans, cash surrenders, premium refunds, and any other contractual benefits, claims or obligations, and insurance agent compensation required to be paid by the Company and pursuant to the Servicer's obligations in this Agreement, commercially reasonable out-of-pocket expenses incurred by the Servicer in connection with the payment of such benefits and claims, amounts approved by the Company payable for reinsurance and such other expenses, in each case as hereafter may be mutually agreed by the parties (collectively, the "APPROVED DISBURSEMENTS").
The Servicer agrees that payment of such benefits, claims and other liabilities relating to the Insurance Policies and commissions thereon made pursuant to and in accordance with this Agreement are for the account of the Company. No employee of the Servicer shall be authorized to or shall make any disbursements relating to the Service Fees.

          9.4. INSUFFICIENT FUNDS. In the event that at anytime the amounts in the applicable Company accounts are insufficient to cover the Approved Disbursements the Company shall, promptly upon receipt of written notice from the Servicer, by means of a wire transfer of immediately available funds, pay into the appropriate Disbursement Accounts such amounts as may be necessary to provide appropriate amounts therein.

          9.5. ACCOUNT OWNERSHIP AND EARNINGS. The Company and the Servicer acknowledge and agree that the balances in all of the Company's accounts and the income derived therefrom, shall be owned solely by the Company, and the Company and the Servicer agree that interest earned on moneys in such accounts shall be credited to such accounts.

          10   INDEMNIFICATION

          10.1. INDEMNIFICATION BY THE COMPANY. The Company shall indemnify and hold the Servicer or any Affiliate thereof, their officers, directors, employees, agents and sub-agents, harmless against any losses, claims, damages, demands, costs, judgments, liabilities or expenses (including without limitation reasonable counsel fees and expenses) resulting from: (i) any action taken by the Servicer, its officers, directors or employees, agents or sub-agents (or the officers, directors or employees of any Affiliate of the Servicer) in good faith and with due diligence in compliance with the terms of this Agreement; (ii) any situations which arise out of the gross negligence, wilful or wanton misconduct or bad faith on the part of Company or its Affiliates or agents; and (iii) any act done or suffered by the Servicer in connection with its performance under this Agreement in reliance upon any instruction, order or other instrument given or executed by the Company. In the event of any demand for any indemnification, loss, claim, damages, demands, costs, judgments, liabilities or expenses under this Section, the Company shall have the right, in its sole discretion and at its sole cost and expense, to undertake and direct the defense of the Servicer, its Affiliates, officers, directors, employees, agents or sub-agents with respect to such matters. In the event the Servicer is served or presented with such demand or claim, the Servicer shall provide the Company with prompt written notice of such demand or claim.

          10.2. INDEMNIFICATION BY THE SERVICER. The Servicer shall indemnify and hold the Company (or any Affiliate thereof), its officers, directors, employees, agents and sub-agents, harmless against any losses, claims, damages, demands, costs, judgments, liabilities or expenses (including without limitation reasonable counsel fees and expenses) resulting from: (i) Servicer's wilful refusal or failure to comply with the terms of this Agreement, or which arise out of Servicer's gross negligence or wilful misconduct, provided, however, the Servicer shall be without liability to the Company if such act, error, omission or conduct was in accordance with express instructions from the Company received by the Servicer or as provided in SECTION 2.3 hereof; and (ii) the termination of any employee of the Servicer or its Affiliates. In the event of any demand for any indemnification, loss, claim, damages, demands, costs, judgments, liabilities or expenses under this Section, the Servicer shall have the right, in its sole discretion and at its sole cost and expense, to undertake and direct the defense of the Company, its Affiliates, officers, directors, employees, agents or sub-agents with respect to such matters. In the event the Company is served or presented with such demand or claim, the Company shall provide the Servicer with prompt written notice of such demand or claim.

          10.3 SURVIVAL OF INDEMNIFICATION PROVISIONS.  The obligations under
Section 10.1 and 10.2 of this Agreement shall survive for a period of eighteen
(18) months from the date of termination or expiration of this Agreement.

          11   CONFIDENTIALITY

          11.1. CONFIDENTIALITY. Each party hereto will safeguard and protect the confidentiality of all Books and Records, Systems and other support materials relating to the Insurance Policies, including without limitation policyholder information, actuarial data, management reports, government reports, and other proprietary information with respect to the Insurance Policies. The Servicer, on behalf of itself and its employees, agrees to keep confidential any proprietary information received from the Company and any personal information respecting the Company's policyholders. The Company, on behalf of itself and its employees, agrees to treat all proprietary information with respect to the Servicer's business, including its Systems and operations, as confidential. However, if either party is required to produce any such proprietary information by order or demand of any governmental agency or other regulatory body, it may release the required information upon not less than fifteen (15) days' prior written notice to the other party, unless compelled by such order to release the information sooner. In the event either party is served with any such order, the receiving party will provide the other party with prompt written notice of such order so that the other party may seek appropriate protective relief if it so desires.

          11.2. TRANSACTION. Each of the Servicer and the Company will hold, and will cause its respective Affiliates and their respective employees, consultants, and other agents and representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or any other requirements of applicable law, all documents and confidential or proprietary information concerning the other party furnished to it by the other party or such other party's employees, consultants, agents or representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously lawfully known by the party receiving such documents or information, or (b) previously in the public domain or obtained from a source not bound by the terms of this Agreement. No party hereto will disclose or otherwise provide any such documents or confidential or proprietary information to any other Person, except to either party's respective auditors, actuaries, attorneys, financial advisors and other consultants and advisors who need such documents or information in connection with this Agreement or the Acquisition Agreement and the transactions contemplated thereby, and the parties hereto agree to cause each of the foregoing to be subject to and bound by the confidentiality provisions hereof.

          12   BREACHES AND OTHER DEFAULTS

          12.1. BREACHES AND OTHER DEFAULTS. In the event of a breach of this Agreement or other default hereunder, the provisions of Section 9.2 of the Acquisition Agreement, shall apply to the extent they are not inconsistent with the terms of this Agreement.

          13   DISPUTE RESOLUTION

          13.1. BINDING ARBITRATION. The Company and the Servicer shall cooperate in good faith with each other in resolving all controversies, claims or disputes between the parties arising out of or relating to this Agreement or its alleged breach. If any controversy, claim or dispute cannot be resolved by the parties, then such matter shall be submitted to arbitration. Said arbitration shall be presided over by a panel of three arbitrators: one arbitrator to be designated by each party and one arbitrator to be designated by the two arbitrators selected by the parties. If either the Company or the Servicer shall decline to designate an arbitrator, or if the two arbitrators selected by the parties shall decline or be unable to designate a third arbitrator, then the designation of such arbitrator(s) shall be made in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of any two arbitrators regarding any controversy, claim or dispute submitted to them by the parties hereto shall be final and binding upon the parties hereto, and may be entered as a final judgment in any court of competent jurisdiction.

          13.2. RULES AND FORUM. Any arbitration proceeding shall, to the extent not inconsistent with the provisions of this Article 13, be held in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any arbitration proceeding under this Agreement shall be held in Los Angeles, California.

          13.3. PREVAILING PARTY'S EXPENSES. The prevailing party in any arbitration proceeding shall be entitled to recover from the losing party the prevailing party's reasonable expenses, including, but not limited to, costs of investigation, attorneys' fees and arbitration costs, which were incurred by the prevailing party as a result of such controversy, claim or dispute. In the event the amount awarded to a party is less than the amount it claimed in such dispute, such prevailing party's recovery of costs shall be reduced in direct proportion to the amount by which the original amounts claimed by such party were reduced to the final award.

          13.4. SURVIVAL OF ARBITRATION REQUIREMENT. The duty to arbitrate any controversy, claim or dispute under this Agreement shall survive the termination or expiration of this Agreement.


          14   MISCELLANEOUS PROVISIONS

          14.1. NOTICES. All notices and requests in connection with this Agreement shall be given or made upon the respective parties in writing and shall be deemed to have been duly given if delivered, telecopied or mailed by certified mail, return receipt requested, first-class postage prepaid, to the parties at the following addresses:

     If to the Company to:    CalFarm Life Insurance Company
                              1601 Exposition Boulevard
                              Sacramento, CA 95815

                              Attn:
                              Telephone:
                              Telecopier:

     With a copy to:          SunAmerica Inc.
                              1 SunAmerica Center
                              Century City
                              Los Angeles, CA 90067-6022
                              Attn:  Jay  S. Wintrob,
                                   Vice Chairman
                              Telephone:  (310) 772-6514
                              Telecopier: (310) 772-6574

     If to the Servicer to:   CalFarm Insurance Company
                              1601 Exposition Boulevard
                              Sacramento, CA 95815
                              Attn:  Philip M. Joffe
                              Telephone:  (916) 924-4475
                              Telecopier: (916) 927-1121

     With a copy to:          Zenith National Insurance Corp.
                              21255 Califa Street
                              Woodland Hills, CA 91367
                              Attn:  Stanley R. Zax,
                                     Chairman and President
                              Telephone:  (818) 713-1000
                              Telecopier: (818) 713-0177

All notices and other communications required or permitted under this Agreement that are addressed as provided in this SECTION 14.1 will, if delivered personally, be deemed given upon delivery, will, if delivered by telecopy, be deemed delivered when confirmed and will, if delivered by mail in the manner described above, be deemed given on the third Business Day after the day it is deposited in a regular depository of the United States mail. Any party from time to time may change its address for the purposes of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

          14.2. CHOICE OF LAW. This Agreement and performance hereunder shall be construed in accordance with and governed by the laws of the State of California applicable to contracts executed and performable in such state without reference to principles of conflicts of laws.

          14.3. INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations of the Company or the Servicer under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected or impaired by the illegal, invalid, or unenforceable provision or by its severance herefrom, but shall be construed to give effect to the terms of such illegal, invalid or unenforceable provision to the maximum extent possible to effectuate the intent of the original provisions of this Agreement.

          14.4. WAIVER AND REMEDIES. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by a duly authorized executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach on a future occasion. All remedies, either under this Agreement, or by law or otherwise afforded, will be cumulative and not alternative. The failure of either party to exercise in any respect any right provided for herein shall not be deemed a waiver of such right or of any other right hereunder.

          14.5. ASSIGNMENT. This Agreement and the rights and duties hereunder shall not be assignable by either party hereto except upon prior written consent of the other party and any attempted assignment without such consent shall be void.

          14.6. AMENDMENTS. This Agreement may be modified or amended only by a written instrument duly executed by each of the parties hereto.

          14.7. CAPITALIZED TERMS. Capitalized terms not otherwise defined herein and the term "commercially reasonable efforts" shall have the respective meanings assigned to them in the Acquisition Agreement.

          14.8. ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement (including the Schedules hereto) contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

          14.9. COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

          14.10. THIRD PARTY BENEFICIARIES. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, the Purchaser and Zenith, and their respective successors and permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person, except as expressly provided herein.

          14.11. BINDING EFFECT. This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assignees.

          14.12. HEADING, GENDER, ETC.. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include other genders, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms "hereof", "herein", "hereby", "hereto", and derivative or similar words refer to this entire Agreement, (d) the term "Section" refers to the specified Section of this Agreement, (e) the term "Schedule" refers to the specified Schedule attached to this Agreement, and (f) all references to "dollars" or "$" refer to currency of the United States of America.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

                              CALFARM LIFE INSURANCE COMPANY
                              (the "Company")



                              By:
                                  -------------------------------------
                              Title:
                                     ----------------------------------

                              CALFARM INSURANCE COMPANY
                              (the "Servicer")


                              By:
                                     ----------------------------------
                              Title:
                                     ----------------------------------

                                  SCHEDULE 1.1

                                    SERVICES


          During the Transition Period, the Servicer shall perform all services currently performed by it and by the Transferred Employees (excluding the Group Health Business employees), to the extent the Retained Employees are currently not providing such functions, including without limitation the following:

          1. Maintenance of agent and policyholder electronic data processing records consistent with existing practices to support the administration of the Insurance Policies, subject to obtaining necessary consents and licenses from the Company's and the Servicer's licensors identified on Schedule 3.2.

          2. Maintenance of proper accounting systems, including the general ledger to balance policyholder and corporate accounts, and to effect the banking and reinsurance activities consistent with existing practices to support the policies being administered. During the Transition Period the Servicer will not be responsible for any cash management, investment management, trading and related accounting for the Company except as otherwise provided in the Agreement.

          3. Provision of statutory financial reporting information no later than the 40th day following the end of each calendar quarter, and provision of assistance in the preparation of the Company's 1995 Annual Statement and 1996 Quarterly Statements and the calculation of tax reserves for the year ended December 31, 1995.

          4. Servicer will use its commercially reasonable efforts to provide the following financial information (in accordance with GAAP): (1) financial information as of the end of each calendar quarter not later than the 15th calendar day following the end of such calendar quarter, and (2) estimated earnings for each calendar month not later than the 10th calendar day following the end of such month.

          5. Administration and disbursement of insurance agent compensation and maintenance of records of insurance agent earnings and debit balances.

          6. Provision of information, in the form currently maintained by the Servicer with respect to, and the filing of, any state, city, county or federal tax form, report or statement.

          7. In addition to the foregoing and subject to the provisions of this Agreement, the Servicer shall provide the Company with the following Services supporting conduct of the business of the Company:

               a.   POLICY ADMINISTRATION


                                      1.1-1

                    -    1099 processing for tax year 1995, excluding 1099R's


               b.   FINANCIAL SERVICES

                    -    Cashiering function
                    -    Accounts Payable function
                    - Remittance of federal, state and local withholding taxes on a timely basis
                    -    Maintenance of General Ledger

               c.   ADMINISTRATIVE SERVICES

                    -    Mailroom
                    -    Forms administration and storage
                    -    Use of copy center
                    -    Security
                    -    Janitorial and general maintenance


               d. UTILIZE SERVICER'S COMPENSATION SYSTEM FOR ADMINISTRATION AND DISBURSEMENT OF AGENT COMMISSIONS.



               e.   INFORMATION SERVICES

                    -    Telephone operations
                    - Use of Computer Hardware and Software in accordance with current practices
                    -    Computer Operations and Processing
                    -    Report Generation
                    -    Archiving
                    -    Disaster recovery
                    - Technical Support-System software maintenance and support
                    -    Help desk Support
                    - Transition and Conversion Support, including without limitation:


                                      1.1-2

                    -    Remote access to mainframe by the Purchaser
                    -    Mainframe to mainframe connection
                    -    Job schedule changes
                    - Supply copies of all relevant information (e.g. databases, files, programs, job streams, etc.) from time to time as acquired by the Company in machine readable form (i.e. tape, transmissions, etc.)





                                      1.1-3

                                  SCHEDULE 3.2

                                     SYSTEMS









                                      3.2-1

                                  SCHEDULE 6.1

                          FORM OF TIME SERVICE REPORTS









                                    6.1-1

                                  SCHEDULE 9.3

                              AUTHORIZED EMPLOYEES










                                      9.3-1

                                                                       EXHIBIT C


                             GROUP HEALTH ASSUMPTION
                              REINSURANCE AGREEMENT

                        ASSUMPTION REINSURANCE AGREEMENT



     THIS ASSUMPTION REINSURANCE AGREEMENT (the "AGREEMENT") is entered into between CALFARM LIFE INSURANCE COMPANY, a California life insurance company (the "CEDING COMPANY"), and CALFARM INSURANCE COMPANY, a California property and
casualty insurance company (the "REINSURER"), dated                  , 199
[immediately prior to Closing].

     WHEREAS, the Ceding Company wishes to cede, assign and transfer, and the Reinsurer wishes to assume directly, all Policies (as defined in Article I below), all Policy Liabilities (as defined in Article II below) and certain related liabilities of the Ceding Company upon the terms and conditions set forth in this Agreement;

     WHEREAS, the parties intend that, subject to the terms and conditions of this Agreement and receipt of all necessary regulatory approvals and all necessary Policyholder (as defined in Article III below) approvals, the assumption of the Policies and Policy Liabilities by, and the transfer of assets to, the Reinsurer pursuant to this Agreement shall be deemed in all respects to
become legally effective as of 12:01 A.M. on               (the "Effective Date
and Time");

     NOW, THEREFORE, in consideration of the mutual covenants and promises, and upon the terms and conditions set forth in this Agreement, the parties agree as follows:

                                    ARTICLE I

     As of the Effective Date and Time of this Agreement, and subject to the terms and conditions set forth in this Agreement, the Ceding Company hereby cedes, assigns and transfers to the Reinsurer, and the Reinsurer hereby directly assumes, all of the Ceding Company's risks and liabilities under, rights to, interest in and benefits to be derived from the accident and health insurance policies issued through the Effective Date and Time by the Ceding Company under the policies and contracts listed on, and the reinsurance agreements described in, ANNEX A hereto and in effect on the Effective Date and Time of this Agreement (collectively, the "POLICIES"). The Policies comprise all of the individual, group and other accident and health insurance policies and contracts issued directly or assumed by the Ceding Company since the Ceding Company's incorporation. In the event the Reinsurer is unable for any reason to assume any Policy on an assumption reinsurance basis as of the Effective Date and Time, the Reinsurer shall reinsure such Policy on a 100% indemnity reinsurance basis until such time as the Reinsurer can assume such Policy on an assumption reinsurance basis at which time it shall immediately assume such Policy on an assumption reinsurance basis.

                                   ARTICLE II

     On and after the Effective Date and Time, the Reinsurer shall carry out and perform all of the Ceding Company's obligations under the Policies subject to all of the terms and conditions thereof, including without limitation the collection of premiums, the administration of claims, the maintenance of prior reinsurance treaties, the payment of premium refunds in accordance with the provisions of the Policies, and the payment of commissions due agents and brokers of the Ceding Companies on the Policies after the Effective Date and Time. The Reinsurer shall also have the benefit of all rights granted to the Ceding Company specified in the Policies.

     As used herein, "POLICY LIABILITIES" means the gross liability of the Ceding Company for any and all known or unknown claims or payments to be made under the terms of the Policies, any non-contractual liabilities arising in connection with the marketing, issuance, offer, sale, cancellation or administration of any of the Policies by or on behalf of the Ceding Company or in connection with the handling of any claim under such Policies by or on behalf of the Ceding Company or its affiliates, and any and all taxes of the Ceding Company or its affiliates relating to the Policies, including without limitation any premium taxes.

     The Reinsurer reserves the right and shall be authorized to make any defense at law or in equity to any action or claim instituted or made under any Policy assumed under this Agreement, which defense might or could have been made by the Ceding Company had this Agreement not been executed and whether such action or claim is now known or is hereafter discovered. All of the provisions, limitations and conditions contained in the Policies assumed under this Agreement shall remain in effect and be applicable in accordance with the terms of such Policies, and all such defenses, setoffs and counterclaims under such Policies shall be assigned to the Reinsurer on the Effective Date and Time hereof.

     The Ceding Company hereby agrees to transfer, assign and convey to the Reinsurer all underwriting, claim, agency, accounting and other files relating to the Policies and Policy Liabilities. In addition, the Ceding Company hereby agrees to use reasonable efforts to transfer the computer systems and software which service the Policies (the "SYSTEMS") to the Reinsurer. A list of the Systems which are subject to proprietary licensing and confidentiality agreements is set forth on ANNEX B. In connection with the transfer of the Systems to the Reinsurer, the Reinsurer agrees to sign the licensing and confidentiality agreements and such other documents as are necessary to transfer the Systems to the Reinsurer and to utilize its best efforts to assist the Ceding Company in connection with such transfer.

                                   ARTICLE III

     On and after the Effective Date and Time of this Agreement, the Policies assumed under this Agreement shall become direct obligations of the Reinsurer and the Reinsurer shall be liable as if named in the place of the Ceding Company with respect thereto, shall act as if it were the original issuer of such Policies in respect of the Policy Liabilities and shall indemnify and hold harmless the Ceding Company in respect of such Policy Liabilities and in respect of any action of a policyholder or other party under the Policies (a "POLICYHOLDER") with respect thereto. On and after the Effective Date and Time, the Ceding Company shall use its best efforts to ensure that lists of Policyholders shall not be sold or released by it to third parties. In addition, the Reinsurer shall assume and indemnify and hold harmless the Ceding Company with respect to the liabilities set forth in items 3 through 9 of ARTICLE VII.


                                   ARTICLE IV

     On and after the Effective Date and Time of this Agreement, the rights of any Policyholder under any Policies assumed hereunder shall be limited to and consist of such rights as are set forth in such Policies. No Policyholder shall have the right to receive any greater amount under any Policy assumed than it would have had the right to receive in the absence of this Agreement. On and after the Effective Date and Time of this Agreement (i) the Policyholders shall have the right to file claims in respect of the Policy Liabilities directly with the Reinsurer; (ii) the Policyholders shall have a direct right of action against the Reinsurer; (iii) the Reinsurer hereby consents to be subject to direct action properly taken by any Policyholder; and (iv) in no event shall a Policyholder have any right of action against the Ceding Company with respect to events occurring on or after the Effective Date and Time.

                                    ARTICLE V

     Promptly after the execution of this Agreement, the parties will make all required filings with the appropriate regulatory authorities. The parties agree that they will use all reasonable efforts to obtain such consents and all other regulatory consents or approvals (whether through positive notification of approval or non-objection) and all Policyholder consents or approvals, if any, that are necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement. Such filings, consents and approvals are required in the jurisdictions identified in ANNEX C. The Reinsurer shall bear all expenses in connection with filings required under this Agreement.

                                   ARTICLE VI

     As soon as practicable after the Effective Date and Time of this Agreement, the Reinsurer shall issue an assumption certificate to each Policyholder of a Policy assumed under this Agreement. Such assumption certificates shall be in substantially the form of ANNEX D and shall be mailed, postage prepaid, to the address of each such Policyholder as shown by the records of the Ceding Company. The preparation and mailing of such assumption certificates, as well as any required filing and approval of same, shall be done by the Reinsurer at its sole expense, and the mailing of such assumption certificates shall be completed within 30 days after such approvals are obtained.

                                   ARTICLE VII

     In addition to other good and reasonable consideration, the receipt of which is acknowledged by the Reinsurer, the Ceding Company hereby agrees to pay the Reinsurer a reinsurance premium (the "REINSURANCE PREMIUM"), consisting of
(i) the assets described on

Annex F hereto (the "TRANSFERRED ASSETS") and (ii) cash or commercial paper in an amount (the "Cash Amount") equal to the difference between (A) the Value of the Policy Liabilities (determined as set forth below) and (B) the aggregate value of the Transferred Assets (determined as set forth on Annex F hereto). The Value of the Policy Liabilities shall be equal to the sum of the following (without duplication):

     1. The aggregate reserves for Policies and Policy Liabilities as of the Effective Date and Time (calculated in a manner consistent with the manner in which reserves for the Policies and Policy Liabilities were calculated for the Ceding Company's Annual Statement for the period ended December 31, 1994 filed with the California Department of Insurance), plus

     2. All premiums on Policies received in advance of the Effective Date and Time, but not accounted for in clause (1) of this Article, plus

     3. The liability to agents or regional managers for commissions and bonuses on Policies, net of advance commissions and any other amounts advanced to such persons in connection with the Policies, plus

     4. The liability for checks with respect to the Policies issued by the Ceding Company on or prior to the Effective Date and Time that have not been paid by the bank from the Ceding Company's accounts as of the Effective Date and Time (the "OUTSTANDING CHECKS"), together with the liability for funds relating to the Policies which are escheatable to the State of California, plus

     5. The loss fluctuation reserve relating to the Policies to the extent such reserve is not accounted for in clause (1) of this Article, plus (or minus)

     6. The net amount payable to (or recoverable from) reinsurers of the Policies, plus

     7. The liability for excess surcharges due the California Life and Health Insurance Guaranty Association with respect to the Policies, plus or minus

     8. Vacation and sick pay of the Transferred Employees (as defined in the Stock Acquisition Agreement) (valued for purposes of the Reinsurance Premium as the respective amounts accrued therefor on the books of the Ceding Company in accordance with GAAP), plus

     9. All other liabilities which at the date of Closing are directly attributable to the Policies (valued for purposes of the Reinsurance Premium at the respective amounts accrued therefor on the books of the Ceding Company in accordance with GAAP as of the Effective Date and Time).

     The Reinsurance Premium shall be payable as follows:

     (a) On the Effective Date and Time, the Ceding Company shall transfer the Transferred Assets to the Reinsurer;

     (b) On the Effective Date and Time, the Ceding Company shall pay to the Reinsurer an amount in cash (or commercial paper with a value) equal to the Ceding Company's good faith estimate of the Cash Amount;

     (c) Within 30 calendar days after the Effective Date and Time, the Ceding Company shall deliver to the Reinsurer a true and complete list and description in reasonable detail, including without limitation the dollar amount, of all Policy Liabilities assumed hereunder, as of the Effective Date and Time, setting forth its estimate of the Value of the Policy Liabilities (the "Policy Liability Statement") and the Cash Amount. If such estimate of the Cash Amount is higher than that paid at the Effective Date and Time, the Ceding Company shall pay the Reinsurer the difference concurrently with its delivery of the Policy Liability Statement. If such estimate of the Cash Amount is lower than that paid at the Effective Date and Time, the Reinsurer shall pay the Ceding Company the difference within 30 calendar days of its receipt of the Policy Liability Statement. The Ceding Company hereby agrees to provide the Reinsurer with reasonable access to its Books and Records in order to permit the Reinsurer to satisfy itself as to the accuracy of the Ceding Company's estimate of the Value of the Policy Liabilities and the Cash Amount.

          The Reinsurer agrees to use its best efforts to cause all Outstanding Checks to be satisfied out of funds of the Reinsurer and not from the Ceding Company's accounts and agrees to promptly reimburse the Ceding Company for the amount of any Outstanding Checks that are satisfied from the Ceding Company's accounts.

          The Reinsurer agrees that the value of the Transferred Assets as set forth on ANNEX F hereto is solely for purposes of determining the amount of cash and commercial paper to be paid by the Ceding Company in connection with the Reinsurance Premium, without reference to their actual fair market value or condition. The Reinsurer assumes any and all risks (without effecting the terms or enforceability of this Agreement) with respect to any variation of the Transferred Assets from the descriptions thereof described in ANNEX F hereto.

          The Reinsurer further agrees that the Transferred Assets are transferred to Reinsurer on an as-is basis and that the Ceding Company makes no representations or warranties whatsoever, express, implied or statutory, concerning the Transferred Assets, including but not limited to any representation or warranty as to the Ceding Company's title therein or as to their respective value, quality, quantity, condition, merchantability, compliance with law, validity or enforceability. The Reinsurer further agrees not to assert any claim (whether affirmatively or as a defense or set off to any claim by the Ceding Company or the Purchaser), and waives any right to bring any such claim, against the Ceding Company or the Purchaser with respect to the Transferred Assets.

                                  ARTICLE VIII

     As of the Effective Date and Time (i) the Ceding Company transfers to the Reinsurer all of the Ceding Company's rights to collect and receive all premiums and consideration on the Policies assumed and (ii) the Reinsurer is fully subrogated to all of the rights, remedies, claims and causes of action of the Ceding Company with respect to the Policies. The Reinsurer is entitled to 100% of all premiums and other consideration due and payable on and after the Effective Date and Time under the Policies assumed. If, after the Effective Date and Time of this Agreement, the Ceding Company receives any such premiums and other consideration, it shall promptly remit such premiums and other consideration to the Reinsurer, along with pertinent information such as the nature of the payment, the source of funds, the Policy number, the period to which the remittance relates and any special rates or instructions to the extent such information is available to the Ceding Company without incurring any expense therefor. The Ceding Company shall use, at the Reinsurer's expense, its best efforts to assist in arranging for the Policyholders to pay all such premiums directly to the Reinsurer on and after the Effective Date and Time.
All commissions and fees earned and expenses incurred on the Policies on and after the Effective Date and Time of this Agreement shall be the obligations of the Reinsurer.

                                   ARTICLE IX

     On and after the Effective Date and Time of this Agreement, the administration of the Policies and the supervision, investigation, defense against and payment of all claims or payments incurred on or after the date hereof with respect to the Policy Liabilities shall be conducted by the Reinsurer, and the expenses of such supervision, investigation, defense and payment shall be borne by it. If process is served upon the Ceding Company with respect to any Policy Liability, the Ceding Company shall give prompt notice thereof to the Reinsurer, and the Reinsurer then, in its own name and at its own cost and expense, shall be responsible for conducting such action and may interpose any defense in, or may settle, compromise or otherwise dispose of, such action at the Reinsurer's discretion. Any correspondence or inquiries or requests relative to the Policies shall promptly be forwarded by the Ceding Company to the Reinsurer.

                                    ARTICLE X

     The Ceding Company shall, as soon as possible after the Effective Date and Time of this Agreement, turn over to the Reinsurer all records, correspondence, papers, and documents relating to all of the Policies and Policy Liabilities. Prior to the time such books and records are turned over to the Reinsurer, all of the books and records of the Ceding Company relating to the Policies and Policy Liabilities shall be subject to the inspection of the Reinsurer at any and all reasonable times.

                                   ARTICLE XI

     It is expressly understood and agreed that if failure to comply with any condition of this Agreement is shown to be unintentional and is a result of misunderstanding, oversight, or clerical error on the part of either the Ceding Company or the Reinsurer, then appropriate adjustments shall be made so that both the Ceding Company and the Reinsurer shall be restored to the position they would have occupied had no such error, misunderstanding or oversight occurred.

                                   ARTICLE XII

     All notices and requests in connection with this Agreement shall be given or made upon the respective parties in writing and shall be deemed to have been duly given if delivered, telecopied or mailed by certified mail, return receipt requested, first-class postage prepaid, to the parties at the following addresses:

     If to the Ceding Company to:

                         CalFarm Life Insurance Company
                         1601 Exposition Boulevard
                         Sacramento, CA 95815




                              Attn:
                              Telephone:
                              Telecopier:

     With a copy to:          SunAmerica Inc.
                              1  SunAmerica Center
                              Century City
                              Los Angeles, CA 90067-6022
                              Attn:  Jay S. Wintrob,
                                     Vice Chairman
                              Telephone:  (310) 772-6514
                              Telecopier: (310) 772-6604

     If to the Reinsurer to:  CalFarm Insurance Company
                              1601 Exposition Boulevard
                              Sacramento, CA 95815
                              Attn:  Philip M. Joffe
                              Telephone:  (916) 924-4475
                              Telecopier: (916) 927-1121

     With a copy to:          Zenith National Insurance Corp.
                              21255 Califa Street
                              Woodland Hills, CA 91367
                              Attn:  Stanley R. Zax,
                                     Chairman and President
                              Telephone:  (818) 713-1000
                              Telecopier: (818) 713-0177

     All notices and other communications required or permitted under this Agreement that are addressed as provided in this Article will, if delivered personally, be deemed given upon delivery, will, if delivered by telecopy, be deemed delivered when confirmed and will, if delivered by mail in the manner described above, be deemed given on the third business day after the day it is deposited in a regular depository of the United States mail. Any party from time to time may change its address for the purposes of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

                                  ARTICLE XIII

     The provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, Policyholders and their respective successors and permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other person, except as expressly provided herein.

                                   ARTICLE XIV

     This Agreement shall be effective as of the Effective Date and Time.

                                   ARTICLE XV

     The Ceding Company is hereby released from all Policy Liabilities and all other obligations relating to the Policies and any liabilities that may accrue in connection with the transfer of the Systems to the Reinsurer as of the Effective Date and Time and shall be indemnified and held harmless by the Reinsurer in connection therewith. In addition, the Reinsurer shall indemnify and hold the Ceding Company, its affiliates, officers, directors, employees, agents and sub-agents, harmless against any losses, claims, damages, litigation or other adversarial proceedings, demands, costs, judgments, liabilities or expenses (including without limitation reasonable counsel fees and expenses) relating to or resulting from the Policies and the Policy Liabilities. In the event of any demand for any indemnification under this Section, the Reinsurer shall have the right, in its sole discretion and at its sole cost and expense, to undertake and direct the defense of the Ceding Company, its affiliates, officers, directors, employees, agents or sub-agents with respect to such matters. In the event the Reinsurer fails to assume such defense, it shall advance all costs of such expense on a bi-weekly basis to the Ceding Company. In the event the Ceding Company is served or presented with any demand or claim for which it expects to be indemnified hereunder, the Ceding Company shall provide the Reinsurer with prompt written notice of such demand or claim.

     A detailed listing of all known litigation and other adversarial proceedings relating to the Policies and the Policy Liabilities is set forth in ANNEX E.

                                   ARTICLE XVI

     The Ceding Company and the Reinsurer shall cooperate in good faith with each other in resolving all controversies, claims or disputes between the parties arising out of or relating to this Agreement or its alleged breach. If any controversy, claim or dispute cannot be resolved by the parties, then such matter shall be submitted to binding arbitration. Said arbitration shall be presided over by a panel of three arbitrators: one arbitrator to be designated by each party and one arbitrator to be designated by the two arbitrators selected by the parties. If either the Ceding Company or the Reinsurer shall decline to designate an arbitrator, or if the two arbitrators selected by the parties shall decline or be unable to designate a third arbitrator, then the designation of such arbitrator(s) shall be made in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of any two arbitrators regarding any controversy, claim or dispute submitted to them by the parties hereto shall be final and binding upon the parties hereto, and may be entered as a final judgment in any court of competent jurisdiction.

     Any arbitration proceeding shall, to the extent not inconsistent with the provisions of this Article, be held in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any arbitration proceeding shall be held in Los Angeles, California.

     The prevailing party in any arbitration proceeding shall be entitled to recover from the losing party the prevailing party's reasonable expenses, including, but not limited to, costs of investigation, attorneys' fees and arbitration costs, which were incurred by the prevailing party as a result of such controversy, claim or dispute. In the event the amount awarded to a party is less than the amount it claimed in such dispute, such prevailing party's recovery of costs shall be reduced in direct proportion to the amount by which the original amounts claimed by such party were reduced to the final award.

     The duty to arbitrate any controversy, claim or dispute under this Agreement shall survive the termination or expiration of this Agreement.

                                  ARTICLE XVII

     This Agreement and performance hereunder shall be construed in accordance with and governed by the laws of the State of California applicable to contracts executed and performable in such state without reference to principles of conflicts of laws.

                                  ARTICLE XVIII

     The Reinsurer hereby represents and warrants that it is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, has the legal, regulatory and corporate power and authority and all necessary licenses to carry on its business as it is now being conducted and as it proposes to conduct its business after the Effective Date and Time as contemplated by this Agreement and to perform its obligations under this Agreement. The Reinsurer hereby further represents and warrants that this Agreement has been duly authorized, executed and delivered by the Reinsurer and constitutes the legal, valid and binding obligation of the Reinsurer, enforceable in accordance with its terms.

     If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of the Ceding Company or the Reinsurer under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected or impaired by the illegal, invalid, or unenforceable provision or by its severance herefrom, but shall be construed to give effect to the terms of such illegal, invalid or unenforceable provision to the maximum extent possible to effectuate the intent of the original provisions of this Agreement.

                                   ARTICLE XIX

     Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by a duly authorized executive officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach on a future occasion. All remedies, either under this Agreement, or by law or otherwise afforded, will be cumulative and not alternative. The failure of either party to exercise in any respect any right provided for herein shall not be deemed a waiver of such right or of any other right hereunder.

                                   ARTICLE XX

     This Agreement and the rights and duties hereunder shall not be assignable by either party hereto except upon prior written consent of the other party and any attempted assignment without such consent shall be void.

                                   ARTICLE XXI

     This Agreement may be modified or amended only by a written instrument duly executed by each of the parties hereto.

                                  ARTICLE XXII

     This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement (including the Annexes hereto) contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

                                  ARTICLE XXIII

     This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

                                  ARTICLE XXIV

     The headings used in this Agreement have been inserted for convenience and are not to be construed or interpreted in connection with this Agreement.
Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms "hereof", "herein", "hereby", "hereto", and derivative or similar words refer to this entire Agreement, (d) the term "Section" refers to the specified Section of this Agreement and (e) all references to "dollars" or "$" refer to currency of the United States of America.


                                   ARTICLE XXV

     Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in that certain Stock Acquisition Agreement, dated as of September 15, 1995, by and between Anchor National Life Insurance Company and Zenith National Insurance Corp.


                                  ARTICLE XXVI

     With respect to any Policy which is reinsured by the Reinsurer on an indemnity reinsurance basis hereunder, in the event of the insolvency of the Ceding Company and to the extent required by any applicable statute, the indemnity reinsurance provided by the Reinsurer hereunder shall be payable directly to the Ceding Company (on demand) or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Ceding Company without diminution because of the insolvency of the Ceding Company or because the liquidator, receiver, conservator or statutory successor of the Ceding Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Ceding Company shall give written notice to the Reinsurer of the pendency of a claim against the Ceding Company indicating the Policy with respect to which such claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceedings where such claim is to be adjudicated any defense or defenses that it may deem available to the Ceding Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Ceding Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. The liability for the indemnity reinsurance and assumption reinsurance contemplated by this Agreement is assumed by the Reinsurer as of the Effective Date and Time of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

                              CALFARM LIFE INSURANCE COMPANY
                              (the "Ceding Company")



                              By:
                                  ---------------------------
                              Title:
                                     ------------------------

                              CALFARM INSURANCE COMPANY
                              (the "Reinsurer")


                              By:
                                  ---------------------------

                              Title:
                                     ------------------------

                                     ANNEX A

                              ASSUMPTION AGREEMENT
                              --------------------

PLANS WITH CURRENT INSUREDS


POLICY NO.               POLICYHOLDER
----------               ------------
GH-1000                  CALIFORNIA FARM BUREAU FEDERATION
                         (excluding life insurance component)
                              (MEMBERS' PLAN A, F, L, P, & BB*)
                              *Medicare Supplement

GH-1200                  CALIFORNIA FARM BUREAU FEDERATION
                              (PLANS A, F, & J)
                              (Medicare Supplement)

GH-2000                  CALIFORNIA LIFE INSURANCE COMPANY
                              (PLANS A & B)
                              (Medicare Conversion)

GH-1300                  CALIFORNIA FARM BUREAU FEDERATION
                              (Dental Insurance)


SINGLEPOINT APPROVED GROUP FORMS (as of 09/10/95)


FORM NO.                 DESCRIPTION
---------                -------------
GPH 11305                MASTER POLICY       (HEALTH)
GPH 11307                AMENDMENT           ($500 ACCIDENT)
GPH 11308                AMENDMENT           ($1,000 ACCIDENT)
GPH 11309                AMENDMENT           (PRESCRIPTION DRUGS)
GPH 11326                AMENDMENT           (100% BENEFIT/ +50)
GPH 11332                MASTER POLICY       (DENTAL)

                                     ANNEX B

                                     SYSTEMS

                                     ANNEX C

                    REQUIRED FILINGS, CONSENTS AND APPROVALS

                                     ANNEX D

                            CERTIFICATE OF ASSUMPTION

     This is to certify that CalFarm Insurance Company, pursuant to an assumption reinsurance agreement with CalFarm Life Insurance Company providing for the assumption by CalFarm Insurance Company of the liabilities and obligations of CalFarm Life Insurance Company under the policies described in
the agreement [including Policy Numbers           ], has assumed effective as of
               , all of the obligations and liabilities under this policy of insurance.

     THIS CERTIFICATE OF ASSUMPTION FORMS A PART OF YOUR POLICY AND SHOULD BE ATTACHED TO IT.

     All premiums or annuity considerations now or hereafter due on this policy
are payable to CalFarm Insurance Company at                           ,
Attention:              or its duly authorized agents.

     IN WITNESS WHEREOF CalFarm Insurance Company has caused this Certificate of
Assumption to be executed as of              .

                              CALFARM INSURANCE COMPANY


                                   By:
                                      -----------------------
                                         President



                                   By:
                                      ----------------------
                                         Secretary

                                     ANNEX E

                  LITIGATION AND OTHER ADVERSARIAL PROCEEDINGS

                                     ANNEX F

                               TRANSFERRED ASSETS


                   (Statutory Book Values as of June 30, 1995)


1.   The following assets shall be transferred by the Ceding Company pursuant to
     SECTION 5.21 of the Stock Acquisition Agreement and their value shall be deemed to be their respective book value as of June 30, 1995 less normal depreciation and amortization in accordance with the Ceding Company's past practice, from June 30, 1995 to the date of transfer:

     a. An undivided 1/4 (one-quarter) interest in and to land and building (included building improvements) located at 1601 Exposition Boulevard, Sacramento, California 95815 ($3,114,145).

     b.   Leasehold improvements, other than 1601 Response Road ($29,365).

     c. All electronic data processing equipment held by the Ceding Company ($459,820).

     d. All furniture and equipment and other tangible assets (excluding Books and Records that do not relate solely to the Group Health Business) held by the Ceding Company ($83,977).

     e. All rights in and to the ERISCO groupfacts and claimfacts software ($249,322).

2.   The following assets shall be transferred by the Ceding Company pursuant to
     SECTION 5.21 of the Stock Acquisition Agreement and their value shall be deemed to be their respective book value as of June 30, 1995.

     a. All outstanding shares of stock issued by CalFarm Properties, Inc., a California corporation ($30,000).

     b.   75,000 shares of Preferred Stock of Delta Life Corporation
          ($3,750,000).

     c.   75,000 shares of Common Stock of Delta Life Corporation ($3,750,000).

3.   The following assets shall be transferred by the Ceding Company pursuant to
     SECTION 5.21 of the Stock Acquisition Agreement and their value shall be deemed to be their respective book value as of the date of transfer:

     a. Cash surrender value of split-dollar life insurance policies of Ceding Company executives ($42,192).

     b.   Receivable from Single Point ($15,623).

     c.   Prepaid policy assessments ($39,554).


4. All insurance proceeds received by the Ceding Company prior to the Closing Date, and all rights of the Ceding Company to receive any insurance proceeds after the Closing Date, with respect to any loss or damage affecting the Transferred Assets, shall be paid or assigned by the Ceding Company pursuant to SECTION 5.21 of the Agreement and the value of such proceeds shall be deemed to be $0.

                                                                       EXHIBIT D
                               ASSETS TRANSFERRED

                   (Statutory Book Values as of June 30, 1995)


1.   The following assets shall be transferred by the Company pursuant to
     SECTION 5.21 of the Agreement and their value shall be deemed to be their respective book value as of June 30, 1995 less normal depreciation and amortization in accordance with the Company's past practice, from June 30, 1995 to the date of transfer:

     a. An undivided 1/4 (one-quarter) interest in and to land and building (included building improvements) located at 1601 Exposition Boulevard, Sacramento, California 95815 ($3,114,145).

     b.   Leasehold improvements, other than 1601 Response Road ($29,365).

     c.   All electronic data processing equipment held by the Company
          ($459,820).

     d. All furniture and equipment and other tangible assets (excluding Books and Records that do not relate solely to the Group Health Business) held by the Company ($83,977).

     e. All rights in and to the ERISCO groupfacts and claimfacts software ($249,322).

2.   The following assets shall be transferred by the Company pursuant to
     SECTION 5.21 of the Agreement and their value shall be deemed to be their respective book value as of June 30, 1995.

     a. All outstanding shares of stock issued by CalFarm Properties, Inc., a California corporation ($30,000).

     b.   75,000 shares of Preferred Stock of Delta Life Corporation
          ($3,750,000).

     c.   75,000 shares of Common Stock of Delta Life Corporation ($3,750,000).

3.   The following assets shall be transferred by the Company pursuant to
     SECTION 5.21 of the Agreement and their value shall be deemed to be their respective book value as of the date of transfer:

     a. Cash surrender value of split-dollar life insurance policies of Company executives ($42,192).

     b.   Receivable from Single Point ($15,623).

     c.   Prepaid policy assessments ($39,554).


4. All insurance proceeds received by the Company prior to the Closing Date, and all rights of the Company to receive any insurance proceeds after the Closing Date, with respect to any loss or damage affecting the Excluded Assets, shall be paid or assigned by the Company pursuant to SECTION 5.21 of the Agreement and the value of such proceeds shall be deemed to be $0.

                                                                       EXHIBIT E
                            AGREEMENTS TO BE ASSIGNED

1. Lease Agreement, dated 2/15/87, between California Farm Bureau Federation (as lessee) and CalFarm Insurance Company and the Company (as lessors) (re building located at 1601 Exposition Boulevard), as amended 12/1/89 and 12/28/90.

2. License Agreement, dated 6/4/85, between CalFarm Insurance Company, CalFarm Life Insurance Company, CalFarm Insurance Agency and Zenith National Insurance Corp. and California Farm Bureau Federation for use of the Farm Bureau name, logo and membership lists.

3. ClaimFacts TPA Perpetual License Agreement, dated 9/26/89, between ERISCO, Inc. and the Company.

4. Agreement of Amendment, dated 8/29/90, between ERISCO, Inc. and the Compa-ny.

5. Amendment to ClaimFacts TPA Perpetual License Agreement dated 9/29/94 between ERISCO and the Company for GroupFacts.

6. Retention Agreement, dated as of 7/1/93, between California Farm Bureau Federation and the Company.

7. Amendment to Retention Agreement effective 11/1/94 between California Farm Bureau and the Company.

8. Second Amendment to Retention Agreement between California Farm Bureau and the Company effective 5/1/95.

9. Approval of California Farm Bureau Federation with respect to the assumption of the Health Business by CalFarm Insurance Company.

10. License Agreement, dated 2/3/92, between Medical Data Research, a division of Medicode, Inc. and the Company for data base lease (Anesthesia Payment Guide).

11. Agreement between Medical Data Research, a division of Medicode, Inc. and the Company for data base (Workers Compensation).

12. Agreement, dated 6/7/92, between Medical Data Research, a division of Medicode, Inc. and the Company for data base (Medical or Dental UCR Payment System).

13. Confidentiality Agreement, effective 1/13/88, between Community Care Net-work and the Company.

14.  Payor Agreement, dated 2/1/88, between Community Care Network and the
     Company.

15. Participation and Indemnification Agreement, dated 3/19/93, executed by the Company (re NHCAA).

16. Agreement Regarding Adherence to Procedure Guidelines Governing Participation of NHCAA Corporate Members in NHCAA Information Disclosure Program, dated 2/24/93, executed by the Company.

17. Subscription Agreement for Life/Health Companies, dated 9/9/92, between Index System and the Company.

18. Lazer Ventures Medical & Dental Training Software Maintenance Agreement, dated 8/27/93, executed by the Company.

19. Agreement, dated 7/26/92, between CDB Infotek and the Company for subscriber application and service.

20.  Agreement dated 5/9/85 between D & B Computing Services and the Company.

21. Premium Administration Agreement effective May 1, 1995 between California Farm Bureau and the Company.

22. Agreement dated September 1, 1985, as amended June 1, 1995 between PCS Health Systems, Inc. and the Company.

23. Addendum dated January 1, 1995 to agreement between PCS Health Systems, Inc. and the Company for managed mail.

24. PCS Recap System Underwriter Agreement, effective 9/1/91, between PCS Health Systems Inc. and the Company (PCS RECAP SYSTEM).

25. Supplemental Recap System Agreement effective 11/13/89 between PCS, Inc. and the Company (administration of Prescription Drug: RECAP SYSTEM).

26.  SinglePoint Agreements:

     a. Master Agreement effective May 1, 1995 among UNUM, Zenith Insurance Company, and Company

     b.   Marketing and Administration Agreement effective May 1, 1995 among
          UNUM,

          Zenith Insurance Company, SP Administrator and Company

     c. Marketing and Administration Agreement effective May 1, 1995 among UNUM, Zenith Insurance Company, Sharp and the Company

     d. Service Mark License Agreement effective May 11, 1995, among SinglePoint, LLC; SP Administrator, LLC; UNUM; Zenith Insurance Company; and the Company

     e. Agreement dated 7/6/95 between Harden and Company and the Company for Underwriting Services

     f. Confidentiality Agreement dated 6/23/95 between Anchor Pacific Underwriting, Inc., and the Company

     g. Group Medical Reinsurance Agreement effective 5/1/95 between UNUM and the Company

     h. Group LTD Reinsurance Agreement, effective 5/1/95, between UNUM and the Company

     i. Letter of Intent dated 9/8/95 between OMNI Health Care; Zenith Insurance Company; UNUM; SP Administrator, LLC; and the Company

27. Group Dental Reinsurance Agreement dated April 17, 1995 between Ameritas Life and the Company

28. Medical Excess Loss Reinsurance Treaty effective May 1, 1995, between American Accident Reinsurance Group (Duncanson & Holt) and the Company

29. Excess Major Medical Reinsurance Agreement, effective 1/1/93 between Employers Reinsurance Corporation and the Company, and all amendments thereto (active for new business)

30. Excess Major Medical Reinsurance Agreement, effective 3/1/83, between Employers Reinsurance Corporation and the Company, and all amendments thereto

31. Excess Major Medical Reinsurance Agreement, effective 1/1/85, between Employers Reinsurance Corporation and the Company, and all amendments thereto

32. Federal Service Mark Application for the Mark SINGLEPOINT dated November 8, 1994 under serial number 74/595,791.

33. Federal Service Mark Application for the Mark SINGLEPOINT and design dated February 6, 1995 under serial number 74/630,030.

34.  Membership in ClaimFacts users group.

35. Cost Allocation Agreement, dated 1/1/91, between Zenith National Insurance Corp., Zenith Insurance Company, ZNAT Insurance Company, CalFarm Insurance Company, CalFarm Life Insurance Company, CalFarm Insurance Agency and Zenith Star Insurance Company and amendment thereto dated 12/28/93.

                                                                       EXHIBIT F


                           PROVISION OF LIFE BENEFITS
                           UNDER GROUP HEALTH BUSINESS


The Purchaser agrees to cause the Company to provide automatic life insurance coverage with respect to group health policies GH1000 and GH1150 upon the following terms:

                                   GH1000*        GH1150
                                   -------        ------
Monthly Life Premium               $3.00          $6.00

BENEFITS:

     Primary Insured               5,000          10,000
     Spouse                        2,500           5,000
     Each Child over 6 Months      -0-             2,000
     Each Child 14 days to
          6 months                 -0-               500
------------------
* Policy GH 1000 has three insureds, who converted from an older plan, that have supplemental coverage of $20,000 to 30,000 for which they pay an extra premium.


     The Seller or one of its Affiliates shall act as a third party administrator (the "ADMINISTRATOR") for the life business. The premiums will be collected by the master policyholder under the policies and paid to the Administrator as part of the normal process of collecting the health premiums. The Administrator will remit the premiums to the Company (or its designee) net of actual commissions paid and an expense allowance of 5% of earned premium.
The expense allowance would cover the cost of royalty and billing fees paid to the master policyholder under the policies and the Administrator's internal expenses. The Company will be responsible for claims payment, other administra-tion, reinsurance, taxes, licenses and fees, its own internal expenses and federal income tax.

                                                                       EXHIBIT G


                          OPINIONS OF SELLER'S COUNSEL


Skadden, Arps, Slate, Meagher & Flom will deliver an opinion, which shall be in the form generally utilized by such counsel, subject to customary assumptions, exceptions and conditions, and in reliance on certificates or advice of governmental authorities, representatives of the Company, the Seller and others, covering the matters set forth in paragraphs 1 through 7 below:

     1. The Seller (i) is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its properties and conduct its business as conducted at the Closing Date, and (ii) is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of the State of California.

     2. The Seller has the corporate power and corporate authority to execute and deliver the Agreement and perform its obligations thereunder. The execution and delivery of the Agreement by Seller, and the consummation by Seller of the transactions contemplated thereby, have been duly authorized by all necessary corporate action by the Seller. The Agreement has been duly executed and delivered by Seller.

     3. The Agreement constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms (subject to typical bankruptcy exceptions).

     4. Neither the execution and delivery of the Agreement by Seller, nor the consummation of the transactions contemplated thereby, will violate, conflict with or constitute a breach by the Seller or the Company of
          (i) their respective Certificate or Articles of Incorporation or Bylaws, (ii) enumerated material agreements to which any of them is a party (subject to the obtaining of necessary consents, as specified), or (iii) laws of specified jurisdictions which, in the experience of such counsel, are normally applicable to transactions of the type contemplated by the Agreement.

     5.   The authorized capital stock of the Company is as set forth in
          Schedule 3.5 of the Disclosure Schedule.

     6. Upon payment for and delivery of the Shares with all necessary endorsements in accordance with the terms of the Agreement, and assuming the Purchaser is acquiring the Shares in good faith without notice of any adverse claim, the

          Purchaser will be the owner of the Shares, free and clear of any adverse claim.

     7. No consents, approvals, authorizations, registrations, declarations or filings with any Governmental Authority (as defined) which, in the experience of such counsel, have jurisdiction over transactions of the type contemplated by the Agreement, are required in connection with the execution, delivery and performance of the Agreement by the Seller, other than such as have been obtained, given or made.

          Such counsel's opinions shall be limited to the laws of the States of Delaware and California and the federal laws of the United States of America to the extent specifically referred to in such opinion.

          In addition, John Tickner, Esq., General Counsel to the Seller and the Company, will deliver an opinion, subject to customary assumptions, exceptions and conditions, and in reliance on certificates or advice of governmental authorities, representatives of the Company, the Seller and others, covering the matters set forth in paragraphs 8 through 12 below:

     8. The Company is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its properties and conduct its business as conducted at the Closing Date. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of [the four jurisdictions other than California in which it conducts business as of the Closing Date].

     9. Neither the execution and delivery of the Agreement by the Seller, nor the consummation thereof, will violate, conflict with or constitute a breach by the Seller or the Company, of (i) certain enumerated material agreements of any of them, (ii) any law which in the experience of such counsel, is normally applicable to transactions of the type contemplated by the Agreement, or (iii) any judgment, decree or award known to such counsel by which the Seller or the Company or any of their respective assets, is bound, or (iv) result in the imposition of any Lien against any asset of the Company.

     10.  The authorized capital stock of the Company is as set forth in
          Schedule 3.5 of the Disclosure Schedule. All such shares are duly authorized, validly issued, fully paid and nonassessable and are owned of record, and, to the knowledge of such counsel, beneficially as set forth in Schedule 3.5 of the Disclosure Schedule. To the knowledge of such counsel, there are no outstanding securities, obligations, rights, subscriptions, warrants, options, phantom stock rights, or other contracts of any kind that give any Person the right to (a) purchase or otherwise receive or be issued any shares of capital stock of the Company (or any interest therein) or any security convertible into or exchangeable for any shares of capital stock of the Company (or any interest therein) or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to a holder of the Shares, or any rights to participate in the equity, income or election of directors or officers of the Company.

     11. There is no action, suit, investigation or proceeding pending or, to our knowledge, threatened against either Company or any of its property or rights, at law or in equity, by or before any court, arbitrator or administrative or governmental body, except as set forth in Section 3.13 of the Disclosure Schedule.

     12. Except as set forth in Section 3.14 of the Disclosure Schedule, the Company has not been and is not in material violation (or with or without notice or lapse of time or both, would be in material violation) of any term or provision of any law or any writ, judgment, decree, injunction or similar order applicable to either of them or any of its Assets and Properties, except for violations that are barred by an applicable statute of limitations.

          Such counsel's opinion shall be limited to the laws of the State of California and the federal laws of the United States of America.

                                                                       EXHIBIT H
                    OPINION OF IN-HOUSE COUNSEL TO PURCHASER

In-house counsel to the Purchaser will deliver an opinion, subject to customary assumptions, exceptions and conditions covering the matters set forth below:

1. Each of the Purchaser and the Designated Affiliates is a corporation duly organized, validly existing and in good standing under the laws of its state of domicile. Each of the Purchaser and the Designated Affiliates has all requisite corporate power and corporate authority to execute and deliver the Agreement and the assumption of obligations and liabilities under the Agreement by the Designated Affiliates (the "Assumption"), and to perform its obligations thereunder.

2. The execution and delivery by Purchaser of the Agreement and the assumption by the Designated Affiliates and the consummation by the Purchaser and the Designated Affiliates of the transactions contemplated by the Agreement and the Assumption, have been duly authorized by all necessary corporate action by Purchaser and the Designated Affiliates. The Agreement has been duly executed and delivered by Purchaser. The Assumption has been duly executed and delivered to the Purchaser and the Designated Affiliates. The Guaranty has been duly executed and delivered by Parent.

3. The Agreement constitutes the legally valid and binding obligation of Purchaser, the Agreement and the Assumption constitute the legally valid and binding obligations of the Designated Affiliates, and the Guaranty constitutes the legally valid and binding obligation of Parent, enforceable against each of them in accordance with their respective terms (subject to typical bankruptcy-type exceptions).

4. Neither the execution and delivery by Purchaser of the Agreement, by Parent of the Guaranty or by the Designated Affiliates of the Assumption nor the consummation thereof, will violate, conflict with or constitute a breach by Purchaser, Parent or the Designated Affiliates of the charter, Bylaws or other organizational document of Purchaser, Parent or the Designated Affiliates or any judgment, award or decree by which Purchaser, Parent or the Designated Affiliates is bound.

5. No consents, approvals, authorizations, registrations, declarations or filings with any Governmental Authority or any other Person are required by Purchaser, Parent or the Designated Affiliates in connection with the due execution, delivery and performance by Purchaser of the Agreement by Parent of the Guaranty or by the Designated Affiliates of the Assumption or the Agreement, except for such as have been obtained given or made.

6. There is no action, suit, investigation or proceeding pending or, to my knowledge, threatened against Purchaser, Parent or the Designated Affiliates or any property or rights of Purchaser, Parent or the Designated Affiliates by or before any court, arbitrator or administrative or governmental body that has had or would reasonably be expected to have a material adverse effect on the validity, binding effect or enforceability of the Agreement, the Guaranty or the Assumption or the ability of Purchaser, Parent or the Designated Affiliates to perform its respective obligations under the Agreement, the Guaranty or the Assumption.

                                                                       EXHIBIT I

                                 PARENT GUARANTY

                                    GUARANTY

          THIS GUARANTY is made and given as of September 19, 1995 by SunAmerica Inc. (the "GUARANTOR"), for the benefit of Zenith National Insurance Corp. (the "SELLER").

          A. Anchor National Life Insurance Company, a subsidiary of Guarantor ("PURCHASER"), has entered into a Stock Acquisition Agreement (the "STOCK ACQUISITION AGREEMENT") of even date herewith with the Seller, pursuant to which the Purchaser has agreed, subject to the terms and conditions thereof, to purchase all of the capital stock of CalFarm Life Insurance Company, a subsidiary of Seller;

          B. The Guarantor has agreed to guaranty the Purchaser's obligations under the Stock Acquisition Agreement as provided herein.

          The Guarantor agrees as follows:

          1. Subject to the terms hereof, the Guarantor hereby irrevocably and unconditionally guaranties, as primary obligor and not as surety, the performance of and the due and punctual payment in full of all Guarantied Obligations (as defined below) when the same shall become due. The term "GUARANTIED OBLIGATIONS" means any and all obligations of the Purchaser arising under the Stock Acquisition Agreement in accordance with the terms thereof.

          2. The Guarantor agrees that, except to the extent set forth herein, its obligations under this Guaranty are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment and performance in full of the Guarantied Obligations.

          3. The Guarantor hereby waives any requirement or duty on the part of the Seller to exhaust remedies against the Purchaser before proceeding against this Guaranty or to pursue any other remedy in the power of the Seller. The Seller may proceed immediately against this Guaranty following non-payment or non-performance of any Guarantied Obligation by the Purchaser, provided Seller delivers written demand for such payment or performance to the Purchaser with a copy to the Guarantor.

          4. To the fullest extent permitted by law and except as expressly provided in this Guaranty, the Guarantor waives (i) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto and any right to consent to any thereof, and (ii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

          5. Notwithstanding anything herein to the contrary, if the Purchaser contests in good faith any of the Guarantied Obligations, Guarantor shall nonetheless pay to the Seller the non-disputed portion of such Guarantied Obligations not paid by the Purchaser. The Seller may not enforce this Guaranty against the Guarantor with respect to the disputed amount of such Guarantied Obligations unless and until:

          (i) a final, non-appealable order, award or judgment binding on the Purchaser (an "ADJUDICATION") has been made with respect to such contested Guarantied Obligations; and

          (ii) such Adjudication requires the Purchaser to pay any of such contested Guarantied Obligations to or for the benefit of Seller;

in which event the Guarantor shall, unless the same is paid by the Purchaser when due in accordance with such Adjudication, pay upon demand all amounts owed by the Purchaser under such Adjudication (including without limitation, all damages, awarded interest, legal costs, and attorneys' fees).

          6. Upon the payment of any amounts payable by the Purchaser, the Guarantor shall be subrogated to the rights of the Seller in respect of any such payment.

          7. Nothing contained herein, express or implied, is intended to, or shall be deemed to, obligate the Guarantor to pay or perform any Guarantied Obligation if and to the extent that the Purchaser would not have been obligated to pay or perform such Guarantied Obligation, under the Stock Acquisition Agreement or otherwise, by reason of any defense, claim, cause of action, counterclaim, right of set-off or similar right.

          8. Without the prior written consent of the Seller, the Guarantor shall make no assignment of its obligations under this Guaranty.

          9. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not validate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Guarantor hereby waives any provision of law that renders any provisions hereof prohibited or unenforceable in any respect.

          10. The terms of this Guaranty shall be binding upon the Guarantor and its successors and assigns, and shall inure to the benefit of the Seller and its successors and assigns.

          11. If the Seller brings an action against the Guarantor to enforce the Guaranty, attorney's fees for the prevailing party in the action shall be paid by the other party to the action.

          12. This Guaranty shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law doctrines.

          IN WITNESS WHEREOF, Guarantor has executed this Guaranty by its duly authorized officer as of the day and year first above written.

                              GUARANTOR:

                              SUNAMERICA INC.



                              By:
                                   --------------------------------
                                   Name:   Jay S. Wintrob
                                   Title:    Vice Chairman

                                OMITTED SCHEDULE

         The Disclosure Schedule, setting out the items required by, or constituing exceptions to, the representations and warranties contained in the Stock Acquistion Agreement, has been omitted. The Registrant agrees to furnish a copy of the Disclosure Schedule supplementally to the Securities and Exchange Commission upon request.